                                                FILED PURSUANT TO RULE 424(b)(4)
                                                      REGISTRATION NO. 333-34896



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS
AUGUST 9, 2000


                                     [LOGO]


                        3,000,000 SHARES OF COMMON STOCK


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
PHARSIGHT CORPORATION:                  THE OFFERING:
- We develop and market computer-       - We are offering 3,000,000 shares.
based products and services that help   - The underwriters have an option to
  pharmaceutical and biotechnology        purchase an additional 450,000
  companies improve the drug              shares from us to cover
  development process.                    over-allotments.
                                        - This is our initial public offering
                                        and no public market currently exists
                                          for our shares.
                                        - Closing: August 14, 2000
NASDAQ NATIONAL MARKET SYMBOL: PHST



-------------------------------------------------------------------------------------
                                                              Per Share      Total
-------------------------------------------------------------------------------------
Public offering price                                          $10.00     $30,000,000
Underwriting fees                                                0.70       2,100,000
Proceeds to us                                                   9.30      27,900,000
-------------------------------------------------------------------------------------


     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

                         CHASE H&Q

                                  WIT SOUNDVIEW

                                                                  DLJDIRECT INC.

Inside Front Cover

[The words "Accelerating Drug Development for Today's Competitive Environment" centered against a faded background collage including pictures of pharmaceutical drugs, computer equipment and people.]

Gatefold

[A box running vertically down the left side of the page with the heading "Pharsight Solution" divided into three labeled pieces. The first labeled piece contains the text "Model and Trial Workbench" and to its right an arrow pointing to a computer screen-shot depicting the components of a clinical trial plan. This screen-shot is labeled "Scenario" and to its right another arrow pointing at a second screen-shot of four dose vs. response graphs, labeled "Prediction." The second labeled piece of the vertical box contains the text "Decision and Scientific Services" and to its right an arrow pointing to a screen-shot upon which is depicted a decision tree. This screen-shot is labeled "Information" and is followed by another arrow pointing to the right at a second screen-shot depicting a graph with two circles showing when to go forward or skip a phase, labeled "Decision." The third labeled piece of the vertical box contains the text "Clinical Workbench and Information Products (Under Development)" and to its right an arrow pointing to a screen-shot depicting a query for information. This screen-shot is labeled "Query" and is followed by another arrow pointing to the right at a second screen shot with a graph depicting the outcome of the query, labeled "Answers."]

                               TABLE OF CONTENTS

                                          PAGE
Prospectus Summary....................      1

Risk Factors..........................      4

Forward-Looking Statements............     12

Use of Proceeds.......................     13

Dividend Policy.......................     13

Capitalization........................     14

Dilution..............................     15

Selected Financial Data...............     16

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     17

Business..............................     23

                                          PAGE

Management............................     38

Related Party Transactions............     51

Principal Stockholders................     54

Description of Capital Stock..........     56

Shares Eligible for Future Sale.......     59

Underwriting..........................     62

Legal Matters.........................     66

Experts...............................     66

Additional Information................     66

Index to Financial Statements.........    F-1

                            ------------------------

    PHARSIGHT, WINNONLIN, AND WINNONMIX ARE REGISTERED TRADEMARKS OF OUR COMPANY. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS AND SERVICE MARKS OF OTHER COMPANIES.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. WE URGE YOU TO READ THE ENTIRE PROSPECTUS CAREFULLY.

                             PHARSIGHT CORPORATION

    We develop and market integrated products and services that help pharmaceutical and biotechnology companies improve the drug development process. Our solution combines proprietary computer-based simulation, statistical and data analysis tools with strategic decision making and the sciences of pharmacology, drug and disease modeling, human genetics and biostatistics, a branch of statistics applied to biological phenomena, and consists of:

    - SCIENTIFIC AND DECISION SERVICES. Our multidisciplinary research teams collaborate with customers to design more efficient drug development programs by applying a more rigorous and integrated scientific approach than is currently used.

    - COMPUTER-BASED DEVELOPMENT APPLICATIONS AND SERVICES. Customers use our software applications, including drug and disease modeling and clinical trial simulation and related services, to improve their drug development process.

    - INFORMATION PRODUCTS. We are developing medical databases and software products for the analysis of these databases, to enable our customers to obtain objective and quantitative answers to important questions in trial and program decision-making.

    We have an integrated solution to address the critical steps in designing clinical trials and drug development programs. Our solution is designed to help our customers use a more rigorous scientific and statistical process to identify earlier those drug candidates that will not be successful and to enhance the likelihood that the remaining candidates will successfully complete clinical trials. We believe our solution helps reduce the time, cost and risk of drug development and may improve the marketing and use of pharmaceutical products.

    Pharmaceutical and biotechnology companies have invested substantial resources in new technologies, such as high throughput screening and combinatorial chemistry, to accelerate the drug discovery process. While new technologies have been developed to expand the number of new drug candidates and accelerate the speed with which they can be evaluated, and to better and more rapidly capture and organize data for submission to regulatory agencies, the clinical development process continues to be lengthy and unpredictable. In fact, the FDA reports that clinical development prior to regulatory submission takes five years on average, and that 80% of drugs that enter human clinical trials ultimately fail to receive regulatory approval.

    Twelve of the world's 20 largest pharmaceutical companies have begun to apply our computer-assisted drug development solution, and our computer-based development applications are currently used on more than 1,800 researcher desktops. Our top five customers by revenue to us in the fiscal year ended March 31, 2000 were, listed in alphabetical order, AstraZeneca PLC, Glaxo Wellcome Inc., Johnson & Johnson, SmithKline Beecham Pharmaceuticals and Warner-Lambert Company.

    Our strategy is to help pharmaceutical and biotechnology companies accelerate clinical development and to assist large healthcare organizations in the adoption and use of pharmaceutical products.

    We were incorporated in California in April 1995, and we reincorporated in Delaware in June 2000. Our executive offices are located at 800 West El Camino Real, Suite 200, Mountain View, CA 94040, and our telephone number is (650) 314-3800. Our website address is on the world wide web at "pharsight.com." We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.

                                  THE OFFERING


Common stock offered.............  3,000,000 shares

Common stock to be outstanding
  after the offering.............  17,741,939 shares

Use of proceeds..................  Approximately $6.1 million to the holders of our series C preferred stock and the remainder for research and development of new and existing products and services, and working capital and other general corporate purposes, including potential acquisition of products, technologies or businesses. See "Use of Proceeds" and "Management's
                                   Discussion and Analysis of Financial Condition and Results of
                                   Operations."

Nasdaq National Market symbol....  PHST

Risk factors.....................  See "Risk Factors," beginning on page 4, for a discussion of factors you should consider carefully before deciding to buy our common stock.


    The number of shares outstanding after this offering is based on shares outstanding as of March 31, 2000, assuming the conversion of our preferred stock into common stock, and excludes 2,132,250 shares issuable upon exercise of outstanding stock options and warrants at a weighted average exercise price of $1.11 per share.

                   ASSUMPTIONS WHICH APPLY TO THIS PROSPECTUS

    Unless otherwise indicated, all share amounts and financial information presented in this prospectus assume the underwriters' over-allotment option is not exercised and give effect to:

    - conversion of our convertible preferred stock into our common stock, which will occur automatically upon completion of this offering;

    - our reincorporation from a California corporation to a Delaware corporation, which occurred in June 2000; and

    - the filing of our restated certificate of incorporation, which will occur immediately following the completion of this offering.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The tables below summarize our financial data set forth in more detail in the financial statements at the end of this prospectus. The financial data below are based on the following assumptions:

    - The pro forma basic and diluted net loss per share includes shares of common stock issued on the conversion of our outstanding preferred stock on a one-for-one basis into common stock.


    - The as adjusted balance sheet data reflect the conversion of all outstanding shares of preferred stock into common stock, the sale by us of 3,000,000 shares of common stock offered by this prospectus at the initial public offering price of $10.00 per share after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the payment of approximately $6.1 million to the holders of our series C preferred stock.


                                                                  YEARS ENDED MARCH 31,
                                                              ------------------------------
                                                                1998       1999       2000
STATEMENTS OF OPERATIONS DATA:
  Revenues..................................................  $   736    $  3,891   $  8,859
  Operating expenses........................................    5,333      13,818     19,031
  Loss from operations......................................   (4,597)     (9,927)   (10,172)
  Net loss applicable to common shareholders................   (5,517)    (10,850)   (11,228)

  Basic and diluted net loss per common share...............  $ (4.19)   $  (4.48)  $  (3.48)
  Shares used in computing basic and diluted net loss per
    common share............................................    1,318       2,424      3,225
  Pro forma basic and diluted net loss per common share.....                        $  (0.88)
  Shares used in computing pro forma basic and diluted net
    loss per common share...................................                          12,712


                                                                  MARCH 31, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.........  $16,482      $36,923
  Working capital...........................................   12,837       33,278
  Total assets..............................................   21,320       41,761
  Long-term obligations, net of current portion.............      708          708
  Redeemable convertible preferred stock....................   18,582           --
  Total stockholders' equity (deficit)......................   (4,525)      34,498

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES THAT WE EXPECT WILL CONTINUE, AND WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUES TO ACHIEVE PROFITABILITY.

    We commenced our operations in April 1995 and have incurred net losses since that time. As of March 31, 2000, we had an accumulated deficit of $29.8 million. We expect our net losses to continue as we increase our research and development costs and other costs to develop our business. Since the amounts we may determine to invest to grow our business are uncertain, we are unable to predict when, if ever, we may become profitable. We cannot assure you that we will ever generate sufficient revenues to achieve profitability. If our losses exceed the expectations of investors, the price of our common stock may decline.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

    We expect our quarterly operating results may fluctuate in the future, and may vary from securities analysts' and investors' expectations, depending on a number of factors described below and elsewhere in this "Risk Factors" section of the prospectus, including:

    - variances in demand for our products and services;

    - timing of the introduction of new products or services and enhancements of existing products or services;

    - changes in research and development expenses;

    - our ability to complete fixed-price service contracts without committing additional resources; and

    - changes in industry conditions affecting our customers.

As a result, quarterly comparisons may not indicate reliable trends of future performance.

    We also expect to increase activities and spending in substantially all of our operational areas. We base our expense levels in part upon our expectations concerning future revenue, and these expense levels are relatively fixed in the short term. If we have lower revenue, we may not be able to reduce our spending in the short term in response. Any shortfall in revenue would have a direct impact on our results of operations. For these and other reasons, we may not meet the earnings estimates of securities analysts or investors, and the price of our common stock may decline.

BECAUSE OUR SALES AND IMPLEMENTATION CYCLES ARE LONG AND UNPREDICTABLE, OUR REVENUES ARE DIFFICULT TO PREDICT AND MAY NOT MEET OUR EXPECTATIONS OR THOSE OF OUR INVESTORS.

    The lengths of our sales and implementation cycles are difficult to predict and depend on a number of factors, including the type of product or services being provided, the nature and size of the potential customer and the extent of the commitment being made by the potential customer. Our sales cycle is unpredictable and may take six months or more. Our implementation cycle is also difficult to predict and can be longer than one year. Each of these can result in delayed revenues, increased selling expenses and difficulty in matching revenues with expenses, which may contribute to fluctuations in our results of operations and cause our stock price to be volatile. A key element of our strategy is to market our product and service offerings to large organizations. These organizations can have elaborate decision-making processes and may require evaluation periods which could extend the sales and implementation cycle. Moreover, we often must provide a significant level of education to our prospective customers regarding the use and benefit of our product and service offerings, which may cause additional delays during the evaluation and acceptance process. We therefore have difficulty forecasting the timing and recognition of revenues from sales of our product and service offerings.

OUR REVENUE IS CONCENTRATED IN A FEW CUSTOMERS, AND IF WE LOSE ANY OF THESE CUSTOMERS OUR REVENUE MAY DECREASE SUBSTANTIALLY.

    We receive a substantial majority of our revenue from a limited number of customers. In fiscal year 2000, sales to our top customer, Johnson & Johnson, accounted for a substantial portion of our revenue and sales to our top five customers accounted for 50.4% of our revenue. We expect that a significant portion of our revenue will continue to depend on sales to a small number of customers. If we do not generate as much revenue from these major customers as we expect to, or if we lose any of them as customers, our total revenue may be significantly reduced.

IF WE ARE UNABLE TO GENERATE ADDITIONAL SALES FROM EXISTING CUSTOMERS AND GENERATE SALES TO NEW CUSTOMERS, WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUES TO BECOME PROFITABLE.

    Our success depends on our ability to develop our existing customer relationships and establish relationships with additional pharmaceutical and biotechnology companies. If we lose any significant relationships with existing customers or fail to establish additional relationships, we may not be able to execute our business plan and our business will suffer. As of March 31, 2000, we have only performed a limited number of projects with twelve of the twenty largest pharmaceutical companies and a number of smaller companies. Developing customer relationships with pharmaceutical companies can be difficult for a number of reasons. These companies are often very large organizations with complex decision-making processes that are difficult to change. In addition, because our products and services relate to the core technologies of these companies, these organizations are generally cautious about working with outside companies. Some potential customers may also resist working with us until our products and services have achieved more widespread market acceptance. Our existing customers could also reassess their commitment to us, not renew existing agreements or choose not to expand the scope of their relationship with us.

OUR REVENUES AND RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED IF A CUSTOMER CANCELS A CONTRACT FOR SERVICES WITH US.

    Our services agreements can be canceled upon prior notice by our customers. Additionally, due to the nature of our services engagements, customers sometimes delay projects because of timing of the clinical trials and the need for data and information that prevent us from proceeding with our projects. These delays and contract cancellations cannot be predicted with accuracy and we cannot assure you that we will be able to replace any delayed or canceled contracts with the customer or other customers. If we are unable to replace those contracts, our revenues and results of operations would be adversely affected.

WE MAY LOSE EXISTING CUSTOMERS OR BE UNABLE TO ATTRACT NEW CUSTOMERS IF WE DO NOT DEVELOP NEW PRODUCTS AND SERVICES OR IF OUR OFFERINGS DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGES.

    The successful growth of our business depends on our ability to develop new products and services and incorporate new capabilities into our existing offerings on a timely basis. If we cannot adapt to changing technologies, emerging industry standards, new scientific developments and increasingly sophisticated customer needs, our products and services may become obsolete and our business could suffer. We have suffered product delays in the past, resulting in lost product revenues. In addition, early releases of software often contain errors or defects. We cannot assure you that, despite our extensive testing, errors will not be found in our products before or after commercial release, which could result in product redevelopment costs and loss of, or delay in, market acceptance. Furthermore, a failure by us to introduce new products or services on schedule could harm our business prospects. Any delay or problems in the installation or implementation of new products or services may cause customers to forego purchases from us.

IF THE SECURITY OF OUR CUSTOMERS' DATA IS COMPROMISED, WE COULD BE LIABLE FOR DAMAGES AND OUR REPUTATION COULD BE HARMED.

    As part of implementing our products and services, we inherently gain access to certain highly confidential proprietary customer information. It is critical that our facilities and infrastructure remain secure and are perceived by the marketplace to be secure. Despite our implementation of a number of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. We do not have insurance to cover us for losses incurred in many of these events. If we fail to meet our customers' security expectations, we could be liable for damages and our reputation could suffer.

IF WE ARE REQUIRED TO COMMIT UNANTICIPATED RESOURCES TO COMPLETE FIXED-PRICE SERVICE CONTRACTS, WE MAY INCUR LOSSES ON THESE CONTRACTS WHICH COULD CAUSE OUR OPERATING RESULTS TO DECLINE.

    A significant portion of revenue from our short-term agreements has been derived from service contracts that are billed on a fixed-price basis. These contracts specify certain obligations and deliverables to be met by us regardless of our actual costs incurred. Our failure to accurately estimate the resources required for a fixed-price service contract could cause us to commit additional resources to a project, which could cause our operating results to decline. We cannot assure you that we can successfully complete these contracts on budget, and our inability to do so could harm our business.

IF WE ARE UNABLE TO COMPLETE A PROJECT DUE TO SCIENTIFIC LIMITATIONS OR OTHERWISE MEET OUR CUSTOMERS' EXPECTATIONS, OUR REPUTATION MAY BE ADVERSELY AFFECTED AND WE MAY NOT BE ABLE TO GENERATE NEW BUSINESS.

    Because our projects may contain scientific risks which are difficult to foresee, we cannot guarantee that we will always be able to complete them. Any failure to meet our customers' expectations could harm our reputation and ability to generate new business. On a few occasions, we have encountered scientific limitations and been unable to complete a project. In each of these cases, we have been able to successfully renegotiate the terms of the project with the particular customer. We cannot assure you that we will be able to renegotiate our customer agreements if such circumstances occur in the future. Moreover, even if we complete a project, we may not meet our customers' expectations regarding the quality of our products and services or the timeliness of our services.

IF WE ARE UNABLE TO HIRE ADDITIONAL SPECIALIZED PERSONNEL, WE WILL NOT BE ABLE TO GROW OUR BUSINESS.

    Growth in the demand for our products and services will require additional personnel, particularly qualified scientific and technical personnel. We currently have limited personnel and other resources to staff and complete projects. In addition, as we grow our business, we expect an increase in the number of complex projects and large deployments of our products and services, which require a significant amount of personnel for extended periods of time. However, there is currently a shortage of these personnel worldwide, and competition for these personnel from numerous companies and academic institutions may limit our ability to hire these persons on commercially reasonable terms. Staffing projects and deploying our products and services will also become more difficult as our operations and customers become more geographically diverse. If we are not able to adequately staff and complete our projects, we may lose customers and our reputation may be harmed. Any difficulties we may have in completing customer projects may impair our ability to grow our business.

IF WE LOSE KEY MEMBERS OF OUR MANAGEMENT, SCIENTIFIC OR DEVELOPMENT STAFF, OR OUR SCIENTIFIC ADVISORS, OUR REPUTATION MAY BE HARMED AND WE MAY LOSE BUSINESS.

    We are highly dependent on the principal members of our management, scientific and development staff. However, we only carry key man insurance on our chief executive officer, Arthur H. Reidel, in the amount of $1.0 million dollars. We do not believe that the proceeds from this insurance would be sufficient to cover the loss that our business would suffer as a result of the loss of his services. Our reputation is also in part based on our association with key scientific advisors. The loss of any of these personnel might adversely impact our reputation in the market and harm our business. Failure to attract and retain key management, scientific and technical personnel could prevent us from achieving our strategy and developing our products and services.

WE HAVE ONLY RECENTLY UNDERTAKEN DEVELOPMENT OF OUR INFORMATION PRODUCTS, AND OUR FUTURE REVENUE AND OPERATING RESULTS COULD BE HARMED IF THESE PRODUCTS DO NOT ACHIEVE COMMERCIAL SUCCESS.

    An important component of our business strategy relates to our information products. We have only recently undertaken to develop these products and, as of March 31, 2000, we had generated no revenues from them. We expect to release the initial versions of these products later this year, although we cannot guarantee you that we will be able to release these products on time. In addition, because the market for these products is new and emerging, it is difficult to predict the level of market acceptance. Our future business could be harmed if we do not release these products on time or if they do not achieve commercial success.

IF WE ARE UNABLE TO OBTAIN SUFFICIENT DATA FROM THIRD-PARTY PROVIDERS, OUR INFORMATION PRODUCTS WILL NOT BE ATTRACTIVE TO CUSTOMERS.

    As of March 31, 2000, we have only established relationships with three organizations to provide data for inclusion in our information products. We may not be able to enter into additional agreements with content providers on commercially favorable terms, if at all. If we are unable to obtain adequate data, our information products will not be attractive to customers and, therefore, may not achieve commercial success. In addition, we cannot assure you that our existing or prospective data providers will not reassess their commitment to us in the future or develop competitive products internally.

IF THERE IS A SYSTEM FAILURE OR NATURAL DISASTER AT OUR HOSTING FACILITY, WE MAY NOT BE ABLE TO PROVIDE ACCESS TO OUR INFORMATION PRODUCTS AND OUR BUSINESS COULD SUFFER.

    Our information products data are stored at a third party's computer data facility located in Santa Clara, California, an area prone to earthquakes. We currently have no backup systems at other sites. Accordingly, there is a significant risk to our ability to provide access to our information products from a natural disaster or system failure at such facility. Although we carry insurance to cover us in the event of losses caused by natural disasters such as earthquakes, depending on the amount of damage this insurance may not be sufficient to cover our losses. Furthermore, any interruption in our services could damage our reputation and, therefore, our ability to conduct business in the future. We do not carry insurance that protects us from losses caused as a result of damage to our reputation.

OUR BUSINESS DEPENDS ON OUR INTELLECTUAL PROPERTY RIGHTS, AND IF WE ARE UNABLE TO ADEQUATELY PROTECT THEM, OUR COMPETITIVE POSITION WILL SUFFER.

    Our intellectual property is important to our competitive position. We protect our proprietary information and technology through a combination of trademark, trade secret and copyright law, confidentiality agreements and technical measures. We may also seek to protect our intellectual property through patents. We have filed two patent applications, but do not currently have any patents issued. We cannot assure you that the steps we have taken will prevent misappropriation of our proprietary information and technology, nor can we guarantee that we will be successful in obtaining any patents or that the rights granted under such patents will provide a competitive advantage. Misappropriation of our intellectual property could harm our competitive position. We may also need to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity, and we may incur substantial costs as a result. In addition, the laws of some foreign countries provide less protection of intellectual property rights than the laws of the United States and Europe. As a result, we may have an increasingly difficult time adequately protecting our intellectual property rights as our sales in foreign countries grow.

IF WE BECOME SUBJECT TO INFRINGEMENT CLAIMS BY THIRD PARTIES, WE COULD INCUR UNANTICIPATED EXPENSE AND BE PREVENTED FROM PROVIDING OUR PRODUCTS AND SERVICES.

    We cannot assure you that infringement claims by third parties will not be asserted against us or, if asserted, will be unsuccessful. These claims, whether or not meritorious, could be expensive and divert management resources from operating our company. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could block our ability to provide products or services, unless we obtain a license to such technology. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

FUTURE ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND DILUTE STOCKHOLDER VALUE.

    In order to expand our product and service offerings and reach new customers, we may continue to acquire products, technologies or businesses that we believe are complementary. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, the potential loss of key employees of the acquired company and our inability to maintain the goodwill of the acquired businesses. We also cannot predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

    Future acquisitions may result in:

    - potentially dilutive issuances of equity securities;

    - the incurrence of additional debt;

    - the assumption of known and unknown liabilities; and

    - the write-off of software development costs, and the amortization of expenses related to goodwill and other intangible assets and charges against earnings.

Any of the above factors, if they occur, could harm our business.

RISKS RELATED TO OUR INDUSTRY

OUR MARKET MAY NOT DEVELOP AS QUICKLY AS EXPECTED, AND COMPANIES MAY ENTER OUR MARKET, THEREBY INCREASING THE AMOUNT OF COMPETITION AND IMPAIRING OUR BUSINESS PROSPECTS.

    Because our products and services are new and still evolving, there is significant uncertainty and risk as to the demand for, and market acceptance of, these products and services. As a result, we are not able to predict the size and growth rate of our market with any certainty. In addition, other companies, including potential strategic partners, may enter our market. Our existing customers may also elect to terminate our services and internally develop products and services similar to ours. If our market fails to develop, grow more slowly than expected or become saturated with competitors, our business prospects will be impaired.

LAWS PROTECTING THE PRIVACY OF CONFIDENTIAL PATIENT INFORMATION MAY LIMIT THE RANGE OF SERVICES WE CAN PROVIDE AND, IF WE VIOLATE ANY OF THESE LAWS, COULD SUBJECT US TO CIVIL AND CRIMINAL PENALTIES.

    The healthcare industry is regulated by a number of federal, state, local and international governmental entities. These entities may enact laws that limit our operations or the operations of our customers. In particular, state laws aimed at protecting the privacy of confidential patient health information, including information regarding conditions like AIDS, substance abuse and mental illness, vary widely. The application of these laws in the context of research and internet health services is evolving. While these laws primarily are directed at healthcare providers, facilities and payors, and generally do not apply to the "anonymized" data we use, from which patient identifiable information has been removed, some of these laws could be applied to aspects of our business or to limit providers' ability to provide us with access to such data. We cannot predict which laws might be found applicable to our business, or assure you that our operations would be found to be in full compliance. Compliance with regulatory laws may be expensive and may limit our ability to provide a full range of services. In addition, a challenge under any of these laws could result in adverse publicity and, if successful, imposition of civil and criminal penalties, any of which could harm our business.

EXISTING OR FUTURE LAWS THAT APPLY TO COMMUNICATIONS AND COMMERCE OVER THE INTERNET COULD HARM OUR BUSINESS.

    Laws and regulations that specifically apply to communications and commerce over the Internet are becoming more prevalent. Existing laws and regulations as well as new laws and regulations could place restrictions or impose costs on us that adversely affect our business. The United States Congress has passed laws regarding, among other things, Internet privacy, copyrights and taxation. The Federal Trade Commission has recently recommended that Congress enact further federal legislation protecting consumer privacy on the Internet. The European Union has also enacted its own directive regarding privacy in relation to the Internet. We have not fully assessed how these laws and regulations may affect our business. However, we have access to, manage, transmit and store sensitive customer information that may be subject to these privacy and other laws and regulations. As a result, in the future we may be subject to claims associated with invasion of privacy or inappropriate disclosure, use or loss of this information. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation and our business. In addition, these laws may make it more costly to enter into, or prevent us from entering into, additional license agreements with information providers for our information products.

    Laws regulating communications and commerce over the Internet remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, content, libel and taxation apply to the Internet. The adoption or modification of laws or regulations relating to the Internet, or interpretations of existing law, could harm our business.

GOVERNMENT REGULATION OF THE PHARMACEUTICAL INDUSTRY MAY RESTRICT OUR OPERATIONS OR THE OPERATIONS OF OUR CUSTOMERS AND, THEREFORE, ADVERSELY AFFECT OUR BUSINESS.

    The pharmaceutical industry is regulated by a number of federal, state, local and international governmental entities. Although our products and services are not directly regulated by the United States Food and Drug Administration or comparable international agencies, the use of some of our analytical software products by our customers may be regulated. We currently provide assistance to our customers in achieving compliance with these regulations. The regulatory agencies could enact new regulations or amend existing regulations with regard to these or other products that could restrict the use of our products or the business of our customers, which could harm our business.

CONSOLIDATION IN THE PHARMACEUTICAL INDUSTRY COULD CAUSE DISRUPTIONS OF OUR CUSTOMER RELATIONSHIPS AND INTERFERE WITH OUR ABILITY TO ENTER INTO NEW CUSTOMER RELATIONSHIPS.

    In recent years, the worldwide pharmaceutical industry has undergone substantial consolidation. If any of our customers consolidate with another business, they may delay or cancel projects, lay off personnel or reduce spending, any of which could cause our revenues to decrease. In addition, our ability to complete sales or implementation cycles may be impaired as these organizations undergo internal restructuring.

REDUCTION IN THE RESEARCH AND DEVELOPMENT BUDGETS OF OUR CUSTOMERS MAY IMPACT OUR SALES.

    Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions and government and private laboratories. Fluctuations in the research and development budgets of these researchers and their organizations could have a significant effect on the demand for our products. Research and development budgets fluctuate due to changes in available resources, spending priorities, internal budgetary policies and the availability of grants from government agencies. Our business could be harmed by any significant decrease in research and development expenditures by pharmaceutical and biotechnology companies, academic institutions or government and private laboratories.

RISKS RELATED TO THIS OFFERING AND OUR STOCK

THE PUBLIC MARKET FOR OUR COMMON STOCK MAY BE VOLATILE.

    We expect the market price of our common stock to be highly volatile and to fluctuate significantly in response to various factors, including:

    - actual or anticipated variations in our quarterly operating results;

    - announcements of technological innovations or new services or products by us or our competitors;

    - timeliness of our introductions of new products;

    - changes in financial estimates by securities analysts; and

    - changes in the conditions and trends in the pharmaceutical market.

In addition, the stock markets, including the Nasdaq National Market, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies. These fluctuations have often been unrelated or disproportionate to operating performance. These broad market factors may materially affect the trading price of our common stock. General economic, political and market conditions, such as recessions and interest rate fluctuations, may also have an adverse effect on the market price of our common stock.

OUR SECURITIES HAVE NO PRIOR MARKET AND WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE AFTER THE OFFERING.

    Our common stock has never been sold in a public market. An active trading market for our common stock may not develop or be sustained after completion of this offering. The initial public offering price may not be indicative of the prices that will prevail in the public market after this offering, and the market price of the common stock could fall below the initial public offering price.

WE MAY HAVE SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THIS OFFERING THAT COULD CAUSE OUR STOCK PRICE TO FALL.

    Sales of substantial amounts of our common stock in the public market after this offering, including shares issued upon the exercise of outstanding options, or the perception that such sales could occur, could reduce the market price of our common stock. These sales also might make it more difficult for us to raise funds through future offerings of common stock.


    Upon completion of this offering, there will be 17,741,939 shares of our common stock outstanding based upon the number of shares outstanding as of March 31, 2000. All of the shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. The remaining 14,741,939 shares of common stock that will be outstanding upon completion of this offering are "restricted securities" as defined in Rule 144. These restricted securities may be sold in the future without registration under the Securities Act to the extent permitted under Rule 144, Rule 701 or another exemption under the Securities Act.


    We and our officers, directors and stockholders holding approximately 14,591,771 shares of common stock have agreed not to, without the prior written consent of Donaldson, Lufkin & Jenrette, directly or indirectly sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of common stock or any securities convertible into, or exchangeable, or exercisable for, or any other rights to purchase or acquire shares of common stock owned by them during the 180-day period commencing on the date of this prospectus. Some of the shares subject to the lockup agreements may be released from this restriction earlier depending on the trading price of our common stock. See "Shares Eligible for Future Sale" for a more detailed discussion.

BECAUSE OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL CONTROL OF OUR VOTING STOCK, TAKEOVERS NOT SUPPORTED BY THEM WILL BE MORE DIFFICULT, POSSIBLY PREVENTING YOU FROM OBTAINING OPTIMAL SHARE PRICE.


    The control of a significant amount of our stock by insiders could adversely affect the market price of our common stock. After this offering, our executive officers and directors will beneficially own or control 7,447,144 shares or 42.0% of the outstanding common stock, based upon the number of shares outstanding as of March 31, 2000. If our executive officers and directors choose to act or vote together, they will have the power to significantly influence all matters requiring the approval of our stockholders, including the election of directors and the approval of significant corporate transactions. Without the consent of these stockholders, we could be prevented from entering into transactions that could result in our stockholders receiving a premium for their stock.


OUR CHARTER DOCUMENTS CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY DISCOURAGE TAKE-OVER ATTEMPTS AND MAY REDUCE OUR STOCK PRICE.

    Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the preferences, rights and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock may be harmed by the rights of the holders of any preferred stock that may be issued in the future. Other provisions of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire control of us without the consent of our board of directors, even if the changes were favored by a majority of the stockholders. These include provisions that provide for a staggered board of directors, prohibit stockholders from taking action by written consent and restrict the ability of stockholders to call special meetings.

INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.


    The initial price to the public in this offering will be substantially higher than the net tangible book value per share of common stock. After we sell 3,000,000 shares in the offering at the initial price to the public of $10.00 per share, our pro forma net tangible book value per share will be $1.91, which is $8.09 below the per share initial price to the public. If we issue additional common stock in the future or outstanding options or warrants to purchase our common stock are exercised, there will be further dilution.


WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS, AND OUR INVESTMENT OF THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.

    Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds of this offering, after payment of $6.1 million to the holders of series C preferred stock, may be used for corporate purposes that do not increase our results of operations or fail to yield a favorable return. Pending any uses, we plan to invest the net proceeds of the offering in investment-grade, interest-bearing securities.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry that involve risks and uncertainties. These forward-looking statements are usually accompanied by words like "believe," "anticipate," "plan," "seek," "expect," "intend" and similar expressions. Our actual results may differ materially from the results expressed or implied by these forward-looking statements because of the risk factors and other factors disclosed in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS


    Our net proceeds from the sale of the 3,000,000 shares of our common stock in this offering are approximately $26.6 million, or $30.7 million if the underwriters exercise their over-allotment option in full, based on the initial public offering price of $10.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses.


    We expect to use approximately $6.1 million of the net proceeds for payment to the holders of our series C preferred stock at the closing of the offering as required by the terms of the series C preferred stock. We intend to use the remainder of the net proceeds of this offering for research and development of new and existing products and services, working capital and other general corporate purposes, including potential acquisition of products, technologies or businesses. However, we are not party to any agreements, understandings or commitments regarding acquisitions at the present time. Pending these uses, the net proceeds will be invested in short-term, investment-grade, interest-bearing securities.

    Based on our current operating plan, we anticipate that the net proceeds of this offering, together with our available cash and expected interest income thereon and funds from operations, should be sufficient to finance our capital requirements through at least two years. This estimate is based on assumptions that could be negatively impacted by the matters discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock and do not anticipate paying such cash dividends in the foreseeable future. We currently anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operation, financial condition and other factors as our board of directors, in its discretion, deems relevant. In addition, under the terms of some of our debt agreements, we are prohibited from paying dividends without the consent of the lender.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of March 31, 2000 on an actual basis, and as adjusted to give effect to the receipt of net proceeds from the sale of the 3,000,000 shares of our common stock at the initial public offering price of $10.00 per share, the payment of $6.1 million to the holders of our series C preferred stock and the conversion of all outstanding preferred stock into common stock. The table should be read in conjunction with "Use of Proceeds" and our financial statements and our related notes included elsewhere in this prospectus.



                                                                 AS OF MARCH 31, 2000
                                                              ---------------------------
                                                                 ACTUAL      AS ADJUSTED
                                                                    (IN THOUSANDS)
Obligations under capital lease.............................    $    708       $   708
Redeemable convertible preferred stock, $0.001 par value:
 5,511,640 shares authorized, 5,455,094 shares issued and
 outstanding actual; no shares authorized, no shares issued
 and outstanding as adjusted................................      18,582            --
Stockholders' equity:
  Preferred stock, no shares authorized, issued or
    outstanding actual; 5,000,000 shares authorized, no
    shares issued or outstanding as adjusted
  Convertible preferred stock, $0.001 par value: 5,253,052
    shares authorized, 5,231,623 shares issued and
    outstanding actual; no shares authorized, issued and
    outstanding as adjusted.................................           6            --
  Common stock, $0.001 par value:
    Authorized shares--19,235,308 shares authorized actual;
      120,000,000 shares authorized as adjusted
    Issued and outstanding shares--4,055,222 shares issued
      and outstanding actual; 17,741,939 shares issued and
      outstanding as adjusted...............................           4            18
  Additional paid in capital................................      28,843        67,858
  Deferred stock compensation...............................      (3,459)       (3,459)
  Accumulated deficit.......................................     (29,761)      (29,761)
  Accumulated other comprehensive loss......................         (23)          (23)
  Notes receivable from stockholders........................        (135)         (135)
                                                                --------       -------
Total stockholders' equity (deficit)........................      (4,525)       34,498
                                                                --------       -------
Total capitalization........................................    $ 14,765       $35,206
                                                                ========       =======

                                    DILUTION


    Our pro forma net tangible book value as of March 31, 2000 was approximately $13.5 million, or $0.91 per share. Pro forma net tangible book value per share represents the amount of pro forma stockholders' equity, less intangible assets, divided by the pro forma number of shares of common stock outstanding as of March 31, 2000. Our as adjusted pro forma net tangible book value as of March 31, 2000 would have been $33.9 million, or $1.91 per share after giving effect to the sale of 3,000,000 shares of common stock offered by us at the initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the payment of $6.1 million to the holders of our series C preferred stock. This represents an immediate increase in pro forma net tangible book value of $1.00 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.09 per share to investors purchasing our common stock in this offering, as illustrated in the following table:



Initial public offering price per share.                                 $  10.00
                                                                          ------
  Pro forma net tangible book value per share before this
    offering................................................   $  .91
  Increase per share attributable to new investors..........     1.00
                                                               ------
As adjusted pro forma net tangible book value per share
  after this offering.......................................                1.91
                                                                          ------
Dilution per share to new investors.........................              $ 8.09
                                                                          ======



    The table below summarizes, on a pro forma basis, the differences between our existing stockholders and the new investors purchasing our common stock in this offering with respect to the total number of shares purchased from us, the total consideration paid and the average price per share paid.



                                            SHARES PURCHASED       TOTAL CONSIDERATION
                                          ---------------------   ----------------------   AVERAGE PRICE
                                            NUMBER     PERCENT      AMOUNT      PERCENT    PAID PER SHARE
Existing stockholders...................  14,741,939      83%     $32,737,788(1)    52%         $ 2.22
New investors...........................   3,000,000      17       30,000,000      48            10.00
                                          ----------     ---      -----------     ---
  Total.................................  17,741,939     100%     $62,737,788     100%
                                          ==========     ===      ===========     ===


------------------------

(1) Existing stockholders total consideration is reduced by $6,109,480 for the payment of $6.1 million to the holders of our Series C stock.


    These tables do not assume the exercise of stock options and warrants outstanding as of March 31, 2000. To the extent that outstanding options and warrants are exercised, there will be additional dilution to investors. As of March 31, 2000, there were 1,835,369 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.06 per share and 296,881 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.45 per share. The as adjusted pro forma net tangible book value per share would be $1.83, and the dilution per share to new investors would be $8.17, after giving effect to the exercise of the options and warrants outstanding and exercisable as of March 31, 2000.

                            SELECTED FINANCIAL DATA

    You should read the following historical selected financial data in conjunction with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. We have derived our balance sheet data as of March 31, 1999 and 2000 and statements of operations data for each of the years ended March 31, 1998, 1999 and 2000 from our audited financial statements included in this prospectus. We have derived our balance sheet data as of March 31, 1996, 1997 and 1998 and statements of operations data for the period from April 4, 1995 to March 31, 1996 and the year ended March 31, 1997 from our audited financial statements not included in this prospectus.

                                               APRIL 4, 1995              YEARS ENDED MARCH 31,
                                               (INCEPTION) TO   -----------------------------------------
STATEMENTS OF OPERATIONS DATA                  MARCH 31, 1996     1997       1998       1999       2000
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.....................................     $    --       $    --    $   736    $  3,891   $  8,859
Costs and expenses:
  Cost of revenues...........................          --            --        645       2,480      4,433
  Research and development...................         126           720      2,134       4,327      5,451
  Sales and marketing........................          67           816      1,366       2,292      4,059
  General and administrative.................          47           438        744       1,105      1,967
  Amortization of deferred stock
    compensation.............................          --            --         --          57      2,180
  Amortization of intangible assets..........          --            --         82         965        941
  Acquired in-process research and
    development..............................          --            --        362       2,592         --
                                                  -------       -------    -------    --------   --------
Total operating expenses.....................         240         1,974      5,333      13,818     19,031
                                                  -------       -------    -------    --------   --------
Loss from operations.........................        (240)       (1,974)    (4,597)     (9,927)   (10,172)
Other income (expense), net..................           8            40        172        (120)       185
                                                  -------       -------    -------    --------   --------
Net loss.....................................        (232)       (1,934)    (4,425)    (10,047)    (9,987)
Accretion on convertible preferred stock.....          --            --       (448)       (803)    (1,241)
Series C redeemable convertible preferred
  stock dividend.............................          --            --       (644)         --         --
                                                  -------       -------    -------    --------   --------
Net loss applicable to common stockholders...     $  (232)      $(1,934)   $(5,517)   $(10,850)  $(11,228)
                                                  =======       =======    =======    ========   ========
Basic and diluted net loss per share.........     $ (1.30)      $ (2.57)   $ (4.19)   $  (4.48)  $  (3.48)
                                                  =======       =======    =======    ========   ========
Shares used to compute basic and diluted net
  loss per share.............................         178           752      1,318       2,424      3,225
Pro forma basic and diluted net loss per
  share......................................                                                    $  (0.88)
                                                                                                 ========
Shares used to compute pro forma basic and
  diluted net loss
  per share..................................                                                      12,712

                                                                       AS OF MARCH 31,
                                                     ----------------------------------------------------
BALANCE SHEET DATA                                     1996       1997       1998       1999       2000
                                                                        (IN THOUSANDS)
Cash, cash equivalents and short-term
  investments......................................   $1,549    $   662    $ 3,701    $  6,147   $ 16,482
Working capital....................................    1,552        459      2,621       2,149     12,837
Total assets.......................................    1,605        899      5,407       9,668     21,320
Long-term obligations, net of current portion......       --        180      1,221       2,812        708
Redeemable convertible preferred stock.............       --         --      7,176      17,341     18,582
Deferred stock compensation........................       --         --         --        (239)    (3,459)
Accumulated deficit................................     (232)    (2,166)    (7,683)    (18,533)   (29,761)
Total stockholders' equity (deficit)...............    1,582        472     (4,857)    (15,541)    (4,525)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE DISCUSSION IN THIS SECTION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THESE FORWARD-LOOKING STATEMENTS DUE TO FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We develop and market integrated products and services that help pharmaceutical and biotechnology companies improve the drug development process. Our solution combines proprietary computer-based simulation, statistical and data analysis tools with the sciences of pharmacology, drug and disease modeling, human genetics and biostatistics.

    During the period from our inception in April 1995 through March 1997, we were a development stage enterprise. Our operating activities during this period related primarily to developing products, building our corporate infrastructure and raising capital. In the second quarter of fiscal 1998 we released our first version of software for trial simulation and started offering our scientific and decision services. In December 1997 we acquired Scientific Consulting, Inc. and the model workbench family of products.

    The majority of our sales activities are conducted through a dedicated direct sales organization located in the United States and Europe. In addition, our technical support personnel and scientific consultants conduct sales and marketing activities.

    In fiscal 2000, we entered into licensing agreements with three organizations, Duke University, Lovelace Respiratory Research Institute and Protocare Sciences, Inc., to gain access to their proprietary medical data on a royalty basis for use in our information products. In the future, we expect to enter into alliances and license arrangements to gain access to other medical data on a royalty basis. We expect this data to provide the foundation for our information products. We intend to provide these products to our customers on a subscription basis.

REVENUE RECOGNITION

    Our revenues are derived from two sources: initial and renewal fees for product licenses and scientific and training consulting services.

    Our revenue recognition policy is in accordance with Statement of Position No. 97-2, or SOP 97-2, "Software Revenue Recognition", as amended by Statement of Position No. 98-4, "Referral of the Effective Date of SOP 97-2, `Software Revenue Recognition' ", or SOP 98-4, and Statement of Position No. 98-9, "Modification of SOP No. 97-2 with Respect to Certain Transactions", or
SOP 98-9. For each arrangement, we determine whether evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable. If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met. We consider all arrangements with payment terms extending beyond twelve months and other arrangements with payment terms longer than normal not to be fixed or determinable. Our standard payment terms currently range from "net 15 days" to "net 30 days." We do not currently offer, have not offered in the past, and do not expect to offer in the future, extended payment term arrangements. If collectibility is not considered probable, revenue is recognized when the fee is collected. No customer has the right of return.

    Contracts from which we receive solely license and renewal fees consist of one year software licenses (initial and renewal fees) bundled with post contract support services, or PCS. We do not have vendor specific objective evidence to allocate the fee to the separate elements as we do not sell PCS separately. The initial and renewal license fees are each recognized ratably over the one year period of the license during which the PCS is expected to be provided as required by paragraph 12 of SOP 97-2.

    We do not present PCS revenue separately as we do not have vendor specific objective evidence of PCS, and we do not believe other allocation methodologies, namely allocation based on relative costs, provide a meaningful and supportable allocation between license and PCS revenues.

    We have one international distributor. There is no right of return or price protection for sales to the international distributor. In situations where the international distributor has a purchase order from the end user that is immediately deliverable, we begin recognizing revenue when the license term with the end user begins, if other criteria in SOP 97-2 are met, since we have no risk of concessions. Revenue is recognized ratably over the one year initial license or renewal period. We defer the revenue on shipments to the international distributor if the international distributor does not have a purchase order from an end user that is immediately deliverable or other criteria in SOP 97-2 are not met.

    For arrangements consisting solely of services we recognize revenue as services are performed. Arrangements for services may be charged at daily rates for different levels of consultants and out of pocket expenses or may be for a fixed fee. Revenue under fixed fee arrangements is recognized at the daily rates for the different level of consultants involved plus out of pocket expenses. For fixed fee contracts with milestones or acceptance criteria, we recognize revenue as such milestones are achieved or upon acceptance, which approximates the level of services provided. For fixed fee arrangements at the end of each accounting period (i) we analyze the appropriateness of the daily rates charged based upon total fees to be charged and total hours to be incurred, and (ii) we determine if losses should be recognized.

    We also enter into arrangements consisting of licenses, renewal fees and scientific consulting services. The scientific consulting services meet the criteria of paragraph 65 of SOP 97-2 for separate accounting. As the only undelivered elements are services and PCS, and the PCS term (expressed or implied) and the period over which the services are expected to be performed are the same period, we recognize revenue based on the lesser of actual services performed and licenses delivered or straight line over the period of the agreement. If the PCS term and the period over which the services are expected to be performed are not the same period, we recognize revenue based on the lesser of actual services performed and licenses delivered or straight line over the longer of the PCS term and the period over which the services are expected to be performed. Vendor specific objective evidence of fair value of scientific services for purposes of revenue recognition in these multiple element arrangements is based on daily rates for different levels of consultants and out of pocket expenses.

    Our scientific and training services included in multiple element arrangements are not essential to the functionality of the other elements of an arrangement. To date we have not used and do not expect to use contract accounting for the entire software arrangement.

ACQUISITIONS

    In December 1997 we purchased all of the outstanding shares of Scientific Consulting, Inc., a developer of scientific software products for the pharmaceutical industry, for an aggregate purchase price of $1.3 million, consisting of cash, a note payable and shares of our common stock. The acquisition was accounted for using the purchase method, and the results of operations of Scientific Consulting, Inc. have been included in our operations since acquisition. We charged to expense $362,000 for in-process technology acquired from this acquisition. The valuation methodology used by an independent appraiser to establish this charge included an analysis and estimation of the fair market value and remaining economic life of both the core and the acquired in-process technologies on a going concern basis.

    In May 1998 we purchased biomedical modeling and simulation technology from Mitchell and Gauthier Associates, Inc., a provider of software and services principally to the aerospace and defense industries. We acquired the exclusive right to use the technology in the biopharmaceutical market. We purchased these assets for an aggregate purchase price of $4.7 million, consisting of cash, notes payable and shares of our common stock. The acquisition of the assets was accounted for using the purchase method. We charged to expense $2.6 million for the in-process technology acquired. The valuation methodology used by an independent appraiser to establish this charge included an analysis and estimation of the fair market value and remaining economic life of both the core and the acquired in-process technologies on a going concern basis.

DEFERRED STOCK COMPENSATION

    During the years ended March 31, 1999 and 2000, we recorded aggregate deferred compensation of $296,000 and $5.4 million, respectively, representing the difference between the exercise price of stock options granted and the then deemed fair value of our common stock. The amortization of deferred compensation is charged to operations over the vesting period of the options using the graded method for employee options, and the straight line method for non-employee options. For the year ended March 31, 2000, we amortized $2,180,000 of deferred compensation of which $2,166,000 related to stock options issued to employees and $14,000 related to stock options issued to consultants. For fiscal 1999 we amortized $57,000 of deferred compensation related to stock options issued to employees. The amount of deferred compensation relating to stock options issued to employees and consultants to be amortized in future periods, ending
March 31, is as follows:

2001........................................................  $2,049,000
2002........................................................     909,000
2003........................................................     393,000
2004........................................................      76,000
Thereafter..................................................      32,000

In addition to the above, for the quarter ended June 30, 2000 we expect to record aggregate deferred compensation of $9.9 million. Of this additional amount, we expect to amortize $5.8 million in our fiscal year ended March 31, 2001.

RESULTS OF OPERATIONS

YEARS ENDED MARCH 31, 2000 AND 1999

    REVENUES. License and renewal revenues increased $1.0 million, or 64%, from $1.6 million in fiscal 1999 to $2.6 million in fiscal 2000. Of this increase, $426,000 was due to an approximately 50% increase in the number of licenses sold from fiscal 1999 to fiscal 2000, and approximately $600,000 reflected an increase in annual renewal revenue due to the growth in the installed base. We are currently developing additional software products that are expected to be released later this fiscal year.

    Service revenues increased $3.9 million, or 172%, from $2.3 million in fiscal 1999 to $6.2 million in fiscal 2000. The majority of this increase was revenue recognized during fiscal 2000 under five new services agreements with major pharmaceutical companies. We expect the percentage of service revenues to decline as a percentage of total revenues as we release new software products including our information products.

    COST OF REVENUES. Cost of license and renewal revenues increased $346,000, or 49%, from $708,000 in fiscal 1999 to $1.1 million in fiscal 2000. The increase was due to increased volume of product shipments. This also resulted in an increased amount of royalty expense and cost of materials for both initial and product updates provided for in our annual license agreement. The cost of license and renewal revenues, as a percentage of license and renewal revenues, was 44% in fiscal 1999 and 40% in fiscal 2000.

    Cost of service revenues increased from $1.8 million in fiscal 1999 to $3.4 million in fiscal 2000. The increase was due primarily to increased service personnel in scientific and decision services. Because of the direct relationship of personnel to projects undertaken, we anticipate that as we take on new projects, cost of revenues will reflect changes in total revenue. The cost of service revenues, as a percentage of service revenues, was 78% in fiscal 1999 and 54% in fiscal 2000.

    RESEARCH AND DEVELOPMENT.  Research and development expenses increased
$1.1 million, or 26%, from $4.3 million in fiscal 1999 to $5.4 million in fiscal 2000. The increase resulted primarily from an increase in the number of software developers and the use of outside contractors. In particular, we dedicated considerable resources to the development of the clinical workbench and information products. As a percentage of revenues, research and development expenses decreased from 111% to 62%. The decrease in research and development expenses as a percentage of total revenue primarily reflects the greater increase in revenue relative to the increase in research and development staff. We believe that our research and development expenses in absolute dollars will increase as we continue to expand our product offerings.

    SALES AND MARKETING. Sales and marketing expenses increased $1.8 million, or 77%, from $2.3 million in fiscal 1999 to $4.1 million in fiscal 2000. The increase in sales and marketing expenses is related primarily to an expansion in our sales force personnel. As a percentage of total revenues, sales and marketing expenses decreased from 59% to 46%. The decrease in marketing and sales expenses as a percentage of total revenue reflects the more rapid growth in our revenues compared to the growth of marketing and sales expenses. We expect our sales and marketing expenses to increase as we continue expansion of our field sales force in both the United States and Europe.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $862,000, or 78%, from $1.1 million in fiscal 1999 to $2.0 million in fiscal 2000. The increase in general and administrative expenses is related to growth in management and administrative support staff. We expect to continue expansion of our management and administrative support staff as our management and corporate infrastructure grows. We also expect our general and administrative expenses to grow as we incur the costs of being a public company. As a percentage of total revenues, general and administrative expenses decreased from 28% to 22%.

    OTHER INCOME (EXPENSE). Other income (expense) changed $305,000 from other expense of $120,000 in fiscal 1999 to other income of $185,000 in fiscal 2000. This change occurred as a result of higher interest income on a larger average balance of cash and short-term investments during the period.

    PROVISION FOR INCOME TAXES. As a result of our net operating losses, no provision was recorded for income taxes during fiscal years 1999 and 2000.

YEARS ENDED MARCH 31, 1999 AND 1998

    REVENUES. License and renewal revenues increased $1.3 million, or 476%, from $279,000 in fiscal 1998 to $1.6 million in fiscal 1999. Approximately $638,000 of the increase is attributable to increased sales of WinNonlin Pro and WinNonlin Standard initial licenses. Growth of the installed base from fiscal 1998 to fiscal 1999 caused annual renewal revenue to increase approximately $484,000 from the prior period.

    Services revenues increased $1.8 million, or 400%, from $457,000 in fiscal 1998 to $2.3 million in fiscal 1999. The majority of this increase was due to an increased volume of projects from 12 during fiscal 1998 to 45 during fiscal 1999.

    COST OF REVENUES. Cost of licenses and renewal revenues increased $498,000 or 237% from $210,000 in fiscal 1998 to $708,000 in fiscal 2000. The increase was due primarily to the increase in unit sales of the WinNonlin product obtained in the acquisition of Scientific Consulting, Inc. Cost of license and renewal revenues, as a percentage of license and renewal revenues, was 75% in fiscal 1999 and 44% in fiscal 2000. Cost of service revenues increased
$1.3 million, or 307%, from $435,000 in fiscal

1998 to $1.8 million in fiscal 1999. The increase was due to growth in scientific and decision services personnel. Cost of service revenues as a percentage of total revenues decreased from 95% to 78%.

    RESEARCH AND DEVELOPMENT.  Research and development expenses increased
$2.2 million, or 103%, from $2.1 million in fiscal 1998 to $4.3 million in 1999. The increase resulted primarily from growth in the number of software developers as we continued development of new products, including updates and upgrades to our existing model and trial workbench families of products. As a percentage of revenues, research and development expenses decreased from 290% to 111%.

    SALES AND MARKETING. Sales and marketing expenses increased $926,000, or 68%, from $1.4 million in fiscal 1998 to $2.3 million in fiscal 1999. The increase in sales and marketing expenses was related primarily to the expansion of sales force personnel and marketing activities, including trade shows and public relations. As a percentage of total revenues, sales and marketing expenses decreased from 186% to 59%.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $361,000, or 49%, from $744,000 in fiscal 1998 to $1.1 million in fiscal 1999.
The increase in general and administrative expenses was related primarily to growth in management and administrative support staff. As a percentage of total revenues, general and administrative expenses decreased from 101% to 28%.

    OTHER INCOME (EXPENSE). Other income decreased $292,000 from other income of $172,000 in fiscal 1998 to other expense of $120,000 in fiscal 1999. This decrease occurred as a result of higher debt balance, which was due to interest expense paid on notes issued in connection with the acquisition of assets from Mitchell and Gauthier Associates, Inc. and increased capital leases.

    PROVISION FOR INCOME TAXES. As a result of our net operating losses, no provision was recorded for income taxes during the years ended March 31, 1998 and 1999.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception we have funded operations through the private sale of preferred stock, with net proceeds of approximately $38 million, limited borrowings and equipment leases. All shares of our preferred stock will be converted automatically into common stock immediately prior to the closing of this offering. As of March 31, 2000, we had $16.5 million in cash and short-term investments, an increase of $10.3 million from cash and short-term investments held as of March 31, 1999, and a $1.5 million secured revolving line of credit with Silicon Valley Bank against 80% of eligible accounts receivable, which bears a variable interest rate of prime plus 1% and expires in January 2001, if not extended. As of March 31, 2000, there were no borrowings under the line of credit. Our working capital, defined as current assets less current liabilities, at March 31, 2000 was $12.8 million, an increase of $10.7 million in working capital from March 31, 1999. The increase in the working capital is attributable to the increase in cash from the sales of our preferred stock and the increase in accounts receivable.

    Net cash used in operating activities was $3.3 million in fiscal 1998, $5.6 million in fiscal 1999, and $6.6 million in fiscal 2000. The cash used in these periods was primarily attributable to net losses of $4.4 million in fiscal 1998, $10.0 million in fiscal 1999, and $10.0 million in fiscal 2000. Of the loss in fiscal 1998 and 1999, $362,000 and $2.6 million, respectively, was attributable to a noncash in-process research and development charge incurred in connection with our acquisition of Scientific Consulting, Inc.'s business and certain assets from Mitchell and Gauthier Associates, Inc.

    Net cash used in investing activities was $1.9 million in fiscal 1998, $4.0 million in fiscal 1999, and $10.0 million in fiscal 2000. Net cash used in investing activities included purchase of short-term investments, capital expenditures and, in fiscal 1999, $2.4 million paid to acquire Scientific Consulting, Inc. and some of the assets of Mitchell and Gauthier Associates, Inc.

    Financing activities provided net cash of $7.2 million in fiscal 1998, $11.0 million in fiscal 1999, and $17.7 million in fiscal 2000. These amounts were primarily proceeds from the sale of preferred stock and issuances of notes payable in connection with acquisitions.

    Under the terms of the Series C preferred stock in our certificate of incorporation, we are required to repay the entire initial purchase price of the Series C preferred stock, approximately $6.1 million, to the holders of this preferred stock at the closing of this offering.

    We currently anticipate that the net proceeds from this offering, after payment of $6.1 million to the holders of our Series C preferred stock, together with our current cash, cash equivalents and available credit facilities, will be sufficient to meet our anticipated cash needs for operations, working capital and capital expenditures for at least the next two years. However, we may need to raise additional funds sooner through public or private financing or other sources to fund our operations and for potential acquisitions. We may not be able to obtain adequate or favorable financing at that time. Failure to raise capital when needed could harm our business. If we raise additional funds through the issuance of equity securities, the percentage of ownership of our stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our common stock. In addition, the necessity of raising additional funds could force us to incur debt on terms that could restrict our ability to make capital expenditures and incur additional indebtedness.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998 the FASB issued Statement of Financial Accounting
Standards 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS 133 as deferred by SFAS 137, will be effective for our fiscal year ending March 31, 2001. We do not expect that the adoption of SFAS 133 will have a material impact on our results of operations, financial position or cash flows in the foreseeable future.

    In December 1999 the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Although we are currently evaluating the potential impact of this bulletin, we do not believe its adoption will materially change our financial position, results of operation or cash flows.

    In January 2000, the Emerging Issues Task Force issued EITF 00-2, "Accounting for Web Site Development Costs." We do not believe our adoption will materially change our financial position, results of operations, or cash flows.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FIN 44 to have a material impact on our financial position or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISKS

    We have operated primarily in the United States and all funding activities and sales have been denominated in U.S. dollars. Accordingly, we have not had any exposure to foreign currency rate fluctuations.

    Our interest income is sensitive to changes in the general level of United States interest rates, particularly since the majority of our investments are in short-term instruments. Due to the nature of our short-term investments, we believe that there is no material market risk exposure. As of March 31, 2000, our cash, cash equivalents and short-term investments consisted primarily of demand deposits, money market funds, treasury instruments and commercial paper.

                                    BUSINESS

OVERVIEW

    We develop and market integrated products and services that help pharmaceutical and biotechnology companies improve the drug development process. Our solution combines proprietary computer-based simulation, statistical and data analysis tools with strategic decision making and the sciences of pharmacology, drug and disease modeling, human genetics and biostatistics.

    We believe our solution helps pharmaceutical and biotechnology companies reduce the time, cost and risk of drug development activities, and may improve the marketing and use of pharmaceutical products. Our solution is designed to help our customers use a more rigorous scientific and statistical process to identify earlier those drug candidates that will not be successful and to enhance the likelihood that the remaining candidates will successfully complete clinical trials. This is significant because the process of taking a drug through clinical development has remained lengthy and unpredictable while the productivity of discovery research has accelerated dramatically in recent years.

    Twelve of the world's largest 20 pharmaceutical companies have begun to apply our computer-assisted drug development solution, and our computer-based development applications are currently used on more than 1,800 researcher desktops. To date, we have been engaged in over 60 projects in more than nine therapeutic areas.

BACKGROUND

DRUG RESEARCH AND DEVELOPMENT PROCESS OVERVIEW

    The process of developing a new drug and bringing it to market is complex and lengthy. The process consists of four basic stages:

    - DISCOVERY STAGE. Researchers use various methods and techniques to discover new compounds as well as to identify targets they may affect. The recent emergence of technologies such as high throughput screening, combinatorial chemistry and genomics, the study of all genes and their functions in biological pathways, has substantially increased the number of drug candidates and potential targets.

    - PRECLINICAL STAGE. Once lead drug candidates have been identified, scientists test the chemical activity of the newly synthesized compounds in a variety of assays, or tests, and animal models.

    - CLINICAL STAGE. Next, a drug candidate enters human testing to demonstrate safety and efficacy. Depending on the drug and the potential disease target, this process can consist of 50 to 100 separate studies. The process typically includes three pre-approval phases. In phase I, drug candidates are evaluated for safety at varying dose levels in healthy volunteers. In phase II, efficacy of the drug is tested in a small to moderate number of patients with the targeted disease indication. In phase III, trials are conducted to evaluate safety and efficacy in large groups of patients with the disease to be treated.

    - APPROVAL AND POST-APPROVAL STAGE. Next, data and analysis from prior stages of development are consolidated into a new drug application, which is submitted to the United States Food and Drug Administration or comparable international regulatory authorities. The regulatory authority reviews the application to manufacture, distribute and market the drug for specific indications and patient groups. After approval, pharmaceutical companies often conduct phase IV studies, which are sometimes a condition of approval, to study long-term safety or efficacy, or to expand the label of a drug.

PHARMACEUTICAL AND BIOTECHNOLOGY RESEARCH AND DEVELOPMENT MARKET OVERVIEW

    According to industry sources, worldwide pharmaceutical market revenues totaled $302 billion in 1998 and are expected to grow to $406 billion in 2002. These growth expectations coincide with a continuing number of patent expirations for high profile drugs. In addition, with increasing numbers of pharmaceutical companies developing competing compounds directed at the same disease targets, the amount of time during which a pharmaceutical company can expect to have exclusivity in a major market has declined substantially. As a result of these factors, to achieve targeted revenue growth, pharmaceutical companies have substantially increased the number of new drugs in their research and development pipelines. Many of these drugs target increasingly complex diseases that have clinical outcomes which are more difficult to measure.

    In their attempts to increase the number of new drugs ultimately introduced to the market, and in response to the increasingly complex nature of research and development activities, pharmaceutical companies have dramatically increased their research and development spending. According to the Pharmaceutical Research and Manufacturers Association, or PhRMA, as a percentage of sales, pharmaceutical research and development spending is expected to increase from 12% in 1980 to 20% in 2000. Pharmaceutical and biotechnology companies have invested substantial resources in new technologies, such as high throughput screening and combinatorial chemistry, to accelerate the drug discovery process. According to PhRMA, as a result of advances in genetic research, the number of distinct targets for drug interventions is expected to increase from approximately 500 currently to more than 3,000 by 2005.

    Overall drug development success rates remain limited while the number of new drug candidates and targets have increased substantially. In fact, the FDA reports that 80% of compounds that enter human clinical trials ultimately fail to receive regulatory approval. The clinical development process continues to be time consuming and costly despite the development of new technologies to better and more rapidly capture and organize data for submission to regulatory agencies. According to the FDA, clinical development prior to regulatory submission takes an average of five years.

    The current decision process for drug development programs is imprecise and does not incorporate many of the new research information technologies utilized in drug discovery. We believe that communication across all key disciplines within an organization is crucial to rapid and efficient assessment of all the factors and data needed to design a successful trial or program. These organizations need solutions that systematically track and organize information from previous trials and that integrate external data to help design and statistically predict the outcome of future projects.

PHARSIGHT CAPABILITIES

    We have an integrated offering of products and services to address the critical steps in designing clinical trials and drug development programs. Our offerings combine proprietary simulation, statistical and data analysis tools with the sciences of pharmacology, drug and disease modeling, human genetics and biostatistics. Our solution is designed to help drug development experts use a more rigorous scientific and statistical process to design trials and make program decisions. We believe our offerings help pharmaceutical and biotechnology companies reduce the time, cost and risk of drug development and may help improve the marketing and use of pharmaceutical products.

    We believe typical customer benefits of our capabilities include the following:

       - more rapid and objective decision-making with quantified assessment of value versus risk;

       - more effective trial designs with higher probability of success and greater information yield;

       - more efficient development programs requiring fewer clinical trials and patients, less time and lower cost to reach market; and

       - strengthened competitive position due to improved product labels.

    The following examples illustrate typical customer applications of our solution:

       - In designing phase II clinical trials, companies often face significant uncertainty in selecting the appropriate doses to test. Our solution integrates information from phase I and pre-clinical activities, information concerning related drugs which have been developed by the customer, information in the scientific literature about other drugs in the same therapeutic area, and knowledge of the relevant physiological and disease processes. This information, along with carefully identified assumptions, is used to develop a mathematical model enabling a computer simulation of the proposed trial. Using this approach, customers are often able to identify proposed doses which have little chance of success and should be excluded or to identify additional doses which are more likely to yield important information.

       - In designing phase III clinical trials, companies often face significant uncertainty concerning the most appropriate treatment strategy, patient inclusion/exclusion criteria and/or clinical measurements. Our solution uses an information gathering and modeling approach similar to that described above, but incorporates phase II data and detailed mathematical models of the relevant patient populations. We are often able to identify patient groups with low chance of demonstrating efficacy, or an unacceptable chance of demonstrating side effects, prior to conducting the actual trial. In addition, we may be able to predict which clinical measurements will be most likely to provide conclusive results in the proposed trial.

       - In making drug portfolio decisions, companies need to integrate scientific and clinical results, such as those described above, with market and financial information for all of the drug candidates in the development pipeline. We believe that our solution helps companies make better decisions concerning "go/no-go" criteria, prioritization of potential label objectives to be pursued and optimal sequencing of clinical trials within a development program. Our solution can also help customers adopt a more quantitative and scientific approach to resource allocation among programs within their drug portfolios.

    We have developed significant expertise in key disciplines, including clinical pharmacology, drug and disease modeling, human genetics, biostatistics, decision science, clinical development and information technology. We believe our focus on communications and information sharing, together with the combined expertise of our personnel in these areas, increases our effectiveness and is only partially duplicated within any pharmaceutical or biotechnology company.

STRATEGY

    Our strategy is to help pharmaceutical and biotechnology companies accelerate clinical development and to assist large healthcare organizations in the adoption and use of pharmaceutical products. Elements of our strategy include:

    - EXPAND OUR PRESENCE WITHIN THE CLINICAL DEVELOPMENT MARKET. Our customers include 12 of the world's largest 20 pharmaceutical companies as measured by total revenues. We intend to expand our relationships with these customers by extending our services to new therapeutic areas. In addition, we intend to expand our base of more than 1,800 software users through the launch of our information products and the expansion of our software offerings and to expand our customer base to include more of the world's largest 50 pharmaceutical and biotechnology companies. In order to achieve a broader customer presence, we plan to expand our service, marketing and sales activities and focus on establishing new relationships around therapeutic areas where we already have substantial experience and could provide the most near-term value to new customers.

    - EXPAND OUR ACTIVITIES IN PHARMACEUTICAL MARKETING AND PHASE IV STUDY DESIGN. We believe our experience in the clinical development process, and the substantial data and analyses we help create during that process, position us to provide marketing program design services for our customers, including the design of post-approval studies. We believe this is a natural extension of the services we provide during other phases of the process. We plan to add personnel and develop new information products to focus on these business opportunities, with an initial focus on our existing customers and therapeutic areas where we have the most experience.

    - BROADEN OUR CONTENT AND DATA RELATED PRODUCT OFFERINGS. In addition to helping customers better evaluate and organize internally generated data, we review and incorporate external data sources when conducting our trial and program design services. We are organizing data libraries and information products that access multiple data sources and are updated on a consistent basis. We are applying our medical and statistical capabilities to develop these information products in our major therapeutic areas of expertise. We expect to introduce our first information products later this year, including products in the diabetes and cardiovascular areas, initially focusing on current customers.

    - MAINTAIN AND ENHANCE OUR SCIENTIFIC AND TECHNOLOGY LEADERSHIP. We believe the expertise of our staff and scientific advisors, and our relationships with major academic institutions, help us to identify and develop scientific, medical and technical advances important to our business. For example, advances in genomics may allow early identification of drug metabolism problems, reduce the number of patients required to statistically prove safety and efficacy, and stratify patient populations for improved competitive labeling and market success. We expect to continue investing a significant portion of our revenues in research and development in order to incorporate advances such as these into our products.

    - PURSUE STRATEGIC ALLIANCES AND ACQUISITIONS. We intend to evaluate and, where advantageous, pursue acquisitions, alliances and technology licensing opportunities that may extend the range of products and services we offer to our customers. We also intend to pursue strategic alliances to market our information products to managed care, hospital, physician and clinical laboratory organizations that are attempting to more effectively utilize drug therapies and target the appropriate patient populations for certain drugs. We may also license certain of our technologies to organizations in other fields of use.

OUR PRODUCTS AND SERVICES

    We provide scientific and decision services and computer-based development applications and services. We first offered our workbench applications and scientific services in 1997, and have been providing our decision services since 1998. We are also developing our information products and we expect to launch our first group of information products, to be accessed over the internet, later this year.

    In a typical project, our products and services are used together to design clinical trials or development programs. Some customers purchase only services from us and others purchase our computer-based development applications on a stand-alone basis as a tool for drug or disease modeling. In many cases our computer-based development applications and services continue to be utilized upon completion of a project as our customers seek to further redesign their drug development processes. The following chart depicts typical issues that we are asked to address in projects.

               PHASE I                    PHASE II         PHASE III                   PHASE IV
                                       - Balance efficacy with side
                                       effects.
- Bridge preclinical results to        - Explore trial sensitivity to    - Explore new indications and label
  clinical process.                    patient compliance and dropout.     changes.
- Explore dose ranging and population  - Investigate impact of           - Plan life-cycle strategy, e.g.
  variability.                         population genetic variability.     generic defense and "over-the-
- Determine surrogate endpoint         - Evaluate alternate protocols.     counter" switch.
  relevance, i.e. alternate            - Assess time/cost versus         - Evaluate special patient
  indicators of efficacy.                                                  populations.
- Support early "go/no-go" decisions.    information trade-off.          - Assess capital productivity and
- Assess strategic fit in franchise.   - Develop licensing/acquisition     franchise strategy.
                                         strategy.

    Our solution provides an iterative method for enhancing the design of a clinical trial or development program, based on a series of steps. Each step utilizes available data to produce and validate a mathematical model that is in turn used to select a better strategy for moving to the next stage of clinical development.

    The following diagram and discussion describe this process.

                                                   -  Step one focuses on collecting all available information on the new drug being tested, including data from the
                                                      discovery and preclinical stages. Additionally, we often
                                                      use proprietary resources and gather data from external
                                                      sources, including public literature. In cases where
                                                      adequate information is not initially available,
                                                      assumptions based on prior experience with a similar type
                                                      of compound or therapeutic area may be developed. These
                                                      assumptions are often validated and refined via later
                                                      analysis and activities as data from the actual clinical
                                                      trials or other experiments become available.
                                                   -  Steps two and three involve the building and validation of a model that predicts how a new drug compound may
                                                      behave in or be absorbed by the body. Our models are
                                                      designed to take into account sources of variability due
                                                      to demographics and experimental error. We also check and
                                                      validate the model against other data for related or
                                                      similar drugs, as well as for different treatment
                                                      regimens and different drug dose levels. If necessary,
                                                      the first three steps are iterated to incorporate new
                                                      data and analysis results into the drug model.
                                                   -  In step four, a proposed protocol or design for the
                                                      clinical trial is developed using the model and other
                                                      information, such as the commercialization objectives for
                                                      the new drug. The proposed trial design includes
                                                      assumptions and recommendations around suitable patient
                                                      population and number of patients necessary, a set of
[Graphic with nine boxes arranged in a vertical       treatment or dosing regimens, as well as a plan for
 column with the accompanying text contained in       analysis of the data generated by the trial.
 a box next to each labeled step and a final       -  In steps five, six and seven, the trial is simulated
 unlabeled box containing the text "Conduct           using our workbench applications. The results are then
 trial." Step 1-Gather, analyze available data        analyzed to determine the range of possible outcomes for
 and assumptions; Step 2-Build drug model;            the trial. The assumptions and models are then altered
 Step 3-Validate drug model; Step 4-Design            and simulations are repeated to determine the relative
 proposed trial; Step 5-Simulate trial as             impact of individual aspects of a trial design on the
 designed; Step 6-Analyze simulated trial             range of possible outcomes. This process is iterated
 results; Step 7-Vary assumptions, modify trial       until the relative merits of a set of trial design
 protocol; Step 8-Select optimal trial design;        choices are quantified and an optimal trial design can be
 Conduct trial. Arrows point from one box to          selected.
 another, showing the progression from Step 1      -  In the eighth step, an optimal trial design is selected
 through Step 8. Arrows labeled "iterate" point       and the trial is conducted. New experimental data
 from Step 3 to Step 1, from Step 7 to Step 5         generated by the trial are used as input in the design of
 and from the final box to Step 1.]                   subsequent trials.

    The table below categorizes each of our products and services and describes the primary function and benefits of each offering.

                                SCIENTIFIC AND DECISION SERVICES

PRODUCT OR SERVICE               PRIMARY FUNCTION                     PRIMARY BENEFITS
Scientific Consulting   We use our proprietary technology    - Reduce repeated trials.
                        and methodology to analyze and       - Improve label quality and drug
                        quantify scenarios related to          competitive positioning.
                        specific clinical development        - Understand unexpected trial
                        issues and to determine the range    results.
                        of plausible outcomes a trial could  - Help to determine optimal patient
                        produce prior to actually              population and treatment
                        conducting the trial.                  strategy.
                                                             - Evaluate time/cost vs.
                                                             information yield.

Decision Services       We focus on major decision points    - Improve communication.
                        in the drug development process,     - Speed decision-making.
                        including selection of disease       - Quantify value and risk
                        indications to be targeted by a      tradeoffs.
                        clinical trial or program, whether   - Enhance overall economic
                        to continue or terminate a clinical    productivity of development
                        trial or program and evaluation of     investments.
                        a licensing decision or structure.   - Allow proactive risk management.
                                                             - Identify information gaps.

                      COMPUTER-BASED DEVELOPMENT APPLICATIONS AND SERVICES

Model Workbench         Our software allows researchers to   - Optimize dose and treatment
                        analyze data from clinical studies     regimens based on early phase
                        to build drug models and generate      clinical data.
                        standard reports. It provides the    - Identify potential drug effects
                        inputs required for our trial        and interactions.
                        workbench application.               - Speed preparation of internal and
                                                               regulatory reports.
                                                             - Determine impact of population
                                                               characteristics on drug response.
                                                             - Build and validate drug models
                                                             for use in trial simulation.


Trial Workbench         Our software allows clinical         - Identify more efficient designs.
                        researchers to perform "virtual      - Shorten time to market by
                        clinical trials" on the computer     reducing chances of failed or
                        through an easy-to-use graphical       inconclusive trials.
                        interface.                           - Increase information yield of
                                                             trials.
                                                             - Quantify uncertainty to guide
                                                               decision-making.

Clinical Workbench      Our software is designed to provide  - Improve planning of enrollment,
(UNDER DEVELOPMENT)     a powerful and easy-to-use             trial duration, and costs.
                        interface to patient medical record  - Help to identify the most databases. Its Web-based technology  promising outcomes and surrogate
                        allows clinical researchers to         markers.
                        access data and analysis anywhere,   - Improve confidence in decisions
                        anytime without special training.    by providing objective support for
                                                               "expert opinion."
                                                             - Save time in clinical trial and
                                                               program design.

Applications and        We conduct on-site training in the   - Improve staff productivity and
Methodology Training    use of our workbench applications,     efficiency.
and Support             data analysis techniques and         - Accelerate adoption /
                        overall methodology.                   implementation of new process.

Process Design and      We develop and standardize           - Improve efficiency and reduce
Automation              reporting and analysis formats, and  cost and errors.
                        design and standardize work flow
                        processes.

                                      INFORMATION PRODUCTS

Information Products    Our products are designed to         - Address questions requiring
(UNDER DEVELOPMENT)     provide data, including medical,     broad, population-level data and
                        laboratory and genetic data in         questions requiring highly
                        specific therapeutic areas. They       detailed patient data.
                        are being designed to work in        - Improve trial designs by allowing
                        conjunction with our clinical          access to highest-quality data on
                        workbench applications, and will be    outcomes, disease patterns and
                        sold on a subscription basis.          demographics.
                                                             - Discover genetic predictors of
                                                               disease course and response to
                                                               therapy.

SCIENTIFIC AND DECISION SERVICES

    Our scientific and decision services consist of on-site consulting, training and process redesign projects conducted by our clinical and decision scientists. These projects span all phases of clinical development, and range from single trial design to portfolio strategy optimization. These services consist of two specific categories:

    - SCIENTIFIC CONSULTING. In a typical project, our consultants, representing several technical disciplines, devote two to three months working with the customer team. The following steps comprise this effort:

           - creating alternative development strategies or trial designs to be evaluated;

           - constructing a drug-disease model, commercial model and/or a model of the trial or program being evaluated;

           - quantifying the clinical and/or economic risk involved in each strategy or trial design and conducting sensitivity analysis;

           - documenting the information and logic used in the evaluation; and

           - presenting results and recommendations to the client development team and senior management.

    - DECISION SERVICES. In a typical project, we devote one to three months working with a customer team. We often perform these services in conjunction with our scientific consulting services. We begin by defining the scope of the project, identifying the decisions and appropriate methods to be employed, and formulating appropriate alternatives to be considered. Next, we build comprehensive mathematical models, gather relevant data and information, and assess all team inputs to the decision. Finally, we perform detailed analysis, modify and re-analyze strategies and prepare and present recommendations.

    As of March 31, 2000, our scientific and decision services group full-time personnel includes 21 people. Our personnel are located throughout the United States and Europe. Most have M.D. or Ph.D. degrees with post-doctoral training in clinical pharmacology, biostatistics, human genetics, decision analysis or other relevant disciplines. We bring these skill sets to bear in an integrated fashion to address our customers' challenges. Senior consultants have more than a decade of experience in drug-disease modeling, trial design or strategic consulting. We also utilize an extensive network of part-time consultants with expertise in various specialized disciplines and therapeutic areas.

    We are continually refining our methodologies and introducing new technologies. We are also expanding our activities at the portfolio level and in newer therapeutic areas. In addition, we are beginning to address customer needs to improve their marketing and sales processes by applying the same quantitative methods that we apply to their development processes.

COMPUTER-BASED DEVELOPMENT APPLICATIONS AND SERVICES

    Our software and services provide the analytical tools and conceptual framework to help clinical researchers optimize the decision-making required to perform clinical testing needed to bring drugs to market. By applying mathematical modeling and simulation to all available information on the compound being tested, researchers can clarify and quantify which trial and treatment design factors will influence the success of clinical trials. We currently provide our applications software for installation either on customer desktops or on customer intranets for shared access by their personnel. Our new clinical workbench application, currently under development, will be hosted by us and accessed by web browser over the internet. Our workbench applications are commonly deployed together with our scientific and decision services and include:

    - MODEL WORKBENCH. These products are used to build a drug model within a flexible framework, and validate the assumptions and information on which it is based. The models constructed and validated with these tools are used by our trial workbench in later steps of the computer-assisted trial design process. The output of these tools is also used in regulatory reporting as part of the drug approval process. Our WinNonlin product is the most widely used product in the pharmaceutical industry for analysis of data from pharmacokinetics, the study of how the body absorbs and eliminates drugs, and pharmacodynamics, the study of how a drug affects the disease process in the body. Our WinNonMix product is used to analyze the data from a wide range of studies when the user wishes to determine the influence of demographic and environmental factors as well as other sources of variability. Available enterprise editions provide additional data connectivity to data sources such as clinical data management systems and laboratory information management systems. Custom query builders for specific data management systems are included along with a software development kit to allow information technology staff to easily construct new interfaces for nonstandard data sources. We also provide validation kits that automate execution of standardized test scripts to reduce the manual time and effort required to operate and install these products in accordance with regulatory requirements.

    - TRIAL WORKBENCH. The trial workbench provides a structured framework for clinical trial simulation based on mathematical models that integrate existing knowledge and assumptions about a drug and the targeted patient population. The trial workbench supports the use of simulation scenarios, allowing a number of trial design parameters to be tested in a single step, thereby reducing the number of iterations needed to select an optimal trial design. It is designed for use by clinical and scientific personnel without extensive computer skills and supports a full range of trial designs, powerful drug and disease modeling and flexible definition of patient populations. The trial simulator includes integrated and extensive analysis tools, automatically generates protocol documents and supports data archiving. We are currently developing new trial workbench products, called therapeutic area editions, that bundle the trial simulator software with pre-built models, templates and usage guides relevant to a specific therapeutic area.

    - CLINICAL WORKBENCH. The clinical workbench, currently under development, is intended to enable testing of critical assumptions throughout clinical development by collecting data on target population, disease progression, current therapeutic approaches and characteristics of the potential market for relevant drugs. It is designed to access our information products currently under development and, in later versions, internal customer databases. Integrating internal sources of information helps leverage prior experience with specific disease mechanisms or a class of therapeutic compounds. Query results may be used in conjunction with future therapeutic area editions of the trial workbench and directly incorporated into the proposed trial design. This product is designed to enable clinicians to receive immediate answers to sophisticated questions that previously required at least several weeks to answer. The clinical workbench is designed to provide advanced statistical, temporal-logic (queries with a complex time dimension) and genetic analysis capabilities.

    Our workbench application related services are as follows:

    - APPLICATIONS AND METHODOLOGY TRAINING AND SUPPORT. Our services team works with customers to deploy our clinical drug development technology and methodologies. We work to improve our customers' overall clinical development productivity by using our cumulative experience and knowledge of our scientific and decision services' best practices. We tailor our training to specific functional and client needs. Our deployment programs typically focus on a specific therapeutic area within the customer's organization. In a typical training program, each individual is offered extensive class work, with support provided by us over the course of twenty-four months, before achieving full fluency in the relevant topics. During these programs we typically use the customer's own project data in the training activities.

    - PROCESS DESIGN AND AUTOMATION. Pharmaceutical scientists spend considerable time on non-scientific activities, such as formatting tables and graphs and cutting and pasting information from numerous software packages into reports. We provide scripts to automate the production of standard tables, figures and listings. This reduces the potential for mistakes, and enables scientific staff to work on other, higher return areas. We also assist in designing optimum work-flow processes to accompany the process changes being implemented, and with integration of our tools into the customer's existing information technology infrastructure. With some customers, following the completion of pilot projects, we perform work at the portfolio level. We then develop a plan with our customer for ongoing analysis support, process design, capability development efforts and software infrastructure creation. Implementation may last up to one year once planning is completed.

    Our applications and methodology training group is currently staffed by four scientists with pharmaceutical industry experience. This group provides training in the efficient use of our products both at client sites and at our training center in Cary, North Carolina. Trainers also provide technical support for our products, so they are in an excellent position to understand client training needs. We also provide training in mathematical drug modeling and computer-assisted trial design methodology. Our training sessions involve lectures and hands-on problem solving using real case studies.

INFORMATION PRODUCTS

    Our information products, which we expect to launch later this year, are intended to combine anonymized patient level medical, laboratory and genetic data with software to access, analyze and present informative results to sophisticated queries. These information products permit clinical and scientific personnel to obtain objective and quantitative answers to important questions in trial and program decision-making concerning, for example, the correlation of various disease markers with clinical outcomes, the frequency of adverse events under specific conditions, detailed patient demographics and response to placebo and standard therapies. We intend to obtain our data from world-class medical research centers, and expect that it will be regularly updated and extensively analyzed and processed by our statisticians and medical specialists.

    Our information products will be organized by therapeutic area beginning in the diabetes and cardiovascular areas. Over the course of the next several years we plan to extend our coverage to most major therapeutic areas, and to extend the application of these products from clinical development to the pharmaceutical selling and marketing processes. We currently have alliances, which include licenses to medical data, with Duke University, Lovelace Respiratory Research Institute and Protocare Sciences, Inc., and expect to enter into similar alliances with other third parties. We currently intend to sell our information products on an annual subscription basis for each therapeutic area.

CUSTOMERS

    Our customers currently consist of large pharmaceutical companies and biotechnology companies. During our fiscal year ended March 31, 2000, we provided products and services for which we recognized revenue to more than 200 customers. Johnson & Johnson, our top customer, accounted for in excess of 10% of our revenue, in fiscal 2000. Our top 15 customers by revenue to us in fiscal 2000 were, listed in alphabetical order:

        Anesta Corporation
        AstraZeneca PLC
        BASF
        Durect Corporation
        F. Hoffmann-La Roche Ltd.
        Glaxo Wellcome Inc.
        Guilford Pharmaceuticals Inc.
        Johnson & Johnson
        Novartis Pharmaceuticals Corporation
        Novo Nordisk A/S
        Pfizer Limited
        Proctor & Gamble Pharmaceuticals, Inc.
        Sankyo Company Ltd.
        SmithKline Beecham Pharmaceuticals
        Warner-Lambert Company

SALES AND MARKETING

    We currently employ nine professionals who sell our products and services to customers in the United States and throughout Europe and Japan. Some of our software products are also sold by a Japanese scientific software distribution company. Our direct sales and business development team is composed of individuals with a range of skills including scientific, medical and business disciplines. This blend of skills is necessary because of the complex nature of the clinical development process and the need to interact with a broad range of disciplines and levels of management, during the sales process. Our telesales group complements and supplements our direct sales staff selling primarily the model and trial workbench applications. The telesales group also supports our telemarketing activities for new product launches and workshop activities. We plan to significantly expand the direct and telesales staff in the future.

    Our sales and business development personnel work closely with our scientific and decision consultants to understand customer requirements and to educate customers about our solution. While our solution comprises an integrated suite of products and services, we typically employ a "services-led" sales strategy to quickly and efficiently prove the value of our offerings to new customers. After several initial projects with each customer, we seek to negotiate multi-year agreements for the broad deployment of our solution in one therapeutic area within their organization. In the future, we will seek to penetrate additional therapeutic areas at each customer.

    Our marketing department employs various media and methods to educate potential customers about our products and services and to inform customers of new developments and enhancements to existing offerings. We advertise in various journals and magazines, participate in scientific, medical and pharmaceutical business conferences, conduct educational seminars, provide comprehensive information about our offerings on our website, and conduct an ongoing public relations program.

RESEARCH AND DEVELOPMENT

    We employ engineers with expertise in software development, web-based applications, database systems, and mathematical modeling, and scientists and medical doctors with expertise in clinical development, statistical modeling, human genetics, and clinical pharmacology and development. Our research and development personnel work closely with our service personnel in designing and testing products to meet customer requirements. We have a scientific advisory board and three scientific advisory groups which also help guide our product development efforts. We compensate members of our advisory groups through stock option grants and, under limited circumstances, with cash.

    - The modeling advisory group is chaired by Lewis B. Sheiner, M.D., Professor of Laboratory Medicine, Biopharmaceutical Sciences and Medicine at the University of California, San Francisco. Dr. Sheiner has also chaired our scientific advisory board since our inception.

    - The simulation advisory group is chaired by Nicholas H.G. Holford, M.B., Ch.B., M.R.C.P., Associate Professor, Department of Pharmacology and Clinical Pharmacology at the University of Auckland.

    - The information products advisory group is chaired by Donald B. Rubin, Ph.D., Professor and Chairman of Statistics at Harvard University.

    As of March 31, 2000, we had 28 employees engaged in research and development. Our research and development efforts are focused on improving and enhancing our existing products and services as well as developing new products and services. Our research and development efforts take place at our executive offices in Mountain View, California, and our development facilities in Lexington, Massachusetts, Cary, North Carolina and San Diego, California. Our research and development expenses were $2.1 million, $4.3 million and $5.5 million, in fiscal 1998, 1999 and 2000, respectively. We intend to increase our research and development budget and staffing levels during fiscal 2001.

INTELLECTUAL PROPERTY

    Our intellectual property consists primarily of our software, including software we license from third parties for inclusion in our products, our proprietary algorithms and methodologies, our documentation and training materials, and our trademarks. We rely on a combination of trademark, copyright and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have also filed two patent applications. We enter into confidentiality and proprietary rights agreements with our customers, employees and consultants and control access to software, documentation and other proprietary information. However, we cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. In addition, the laws of some foreign countries provide less protection of intellectual property rights than the laws of the United States and Europe. As a result, we may have an increasingly difficult time adequately protecting our intellectual property rights as our sales in foreign countries grow.

TECHNOLOGY LICENSING

    Although our products are based on our research and development, we license software from third parties when it is more efficient to incorporate pre-existing programs or routines, when there are novel technologies available by license that would improve our products, or when brand-recognition of established products provides a marketing advantage. We incorporate such third-party software that we have rights to use under the terms of license agreements that require us to pay royalties to the licensor based upon either a percentage of the sales of products containing the licensed software or a fixed fee for each product shipped. Although all of the software we license for use in our products is replaceable with software from other vendors or our own development efforts, the loss of a license could delay the sales of certain of our products.

DATA LICENSING

    Our information products are designed to offer customers access, through the clinical workbench product or through our scientific and decision services, to databases of anonymized patient level information in various therapeutic areas that we have licensed from medical providers and other sources. Our ability to identify and license sources of high quality patient-level data is critical to our information products.

    We currently have database licenses from Duke University, Lovelace Respiratory Research Institute and Protocare Sciences, Inc. in the diabetes and cardiovascular areas. Including our renewal options, the Lovelace Respiratory Research Institute license has a term ending in May 2003, the Duke University license has a term ending in June 2004, and the Protocare Sciences license has a term ending in October 2002. Each of these licenses has a fixed or minimum royalty fee per customer as well as a minimum royalty payment each year. We plan to license additional data from multiple sources in diabetes, cardiovascular and additional therapeutic areas over the next several years. While we have been successful in negotiating license agreements so far, we may not be able to obtain all of the databases we seek to offer on favorable terms.

GOVERNMENT REGULATION

    The pharmaceutical industry is regulated by a number of federal, state, local and international governmental entities. Although our products and services are not directly regulated by the United States Food and Drug Administration or comparable international agencies, the use of certain of our analytical software products by our customers may be regulated. We currently provide assistance to our customers in achieving compliance with these regulations.

    State laws aimed at protecting the privacy of confidential patient health information are many and varied, and states frequently adopt new laws in this area. Some state health information privacy laws apply only to specified providers of health care and/or healthcare payors, but some of these laws could be found to apply to businesses such as ours that handle health information obtained from such providers for research purposes. Although our agreements with medical data providers require them to "anonymize" or remove patient-identifiable information before providing their data to us, and some health information privacy laws do not apply to anonymized data, definitions of whether data has been anonymized vary and we cannot provide assurance that the data we receive would be considered to be anonymous under all state laws. Violations of these laws may result in civil and/or criminal penalties. While we intend to comply with all applicable laws, and our medical data providers have asserted to us that they comply with such laws, we cannot predict how interpretations of existing law or changes in the law may affect our business, and compliance may be time consuming and expensive. The ways in which these laws could affect our operations include the following:

    - some state health privacy laws may directly regulate entities such as ours that obtain and use health information from third party providers;

    - some state laws directly regulating healthcare providers may extend their confidentiality protections to information transmitted by those entities to another entity, such as us; and

    - some state laws specifically restrict the disclosure of certain types of particularly sensitive health information, and if healthcare providers fail to obtain any necessary consents or otherwise comply with these restrictions, we could be liable for the improper use or disclosure of such information.

    While we cannot assure you that our position would prevail if challenged, we believe that in general our ways of doing business should not be the subject of enforcement proceedings or lead to liability under these laws. The confidentiality of health information is a high priority for us, and we have policies and procedures in place to protect against unauthorized access to the information and to ensure that such information is handled appropriately. Although the Secretary of the U.S. Department of Health and Human Services has promulgated proposed regulations dealing with privacy of electronically transmitted health information, as required by the Health Insurance Portability and Accountability Act of 1996, these regulations are not currently in effect, and may be changed substantially before they are finalized. Accordingly, at present, there is no federal law securing or regulating the privacy of confidential health information of a patient. We intend to monitor the development of federal laws and regulations and to adapt our business to comply with requirements that may become applicable in the future.

    Our business may also be impacted by government regulation regarding the Internet. The United States Congress has passed laws regarding, among other things, Internet privacy, copyrights and taxation. The Federal Trade Commission has recently recommended that Congress enact further federal legislation protecting consumer privacy on the Internet. The European Union has also enacted its own directive regarding privacy in relation to the Internet. These existing, as well as new, laws and regulations could place restrictions or impose costs on us that adversely affect our business. We have not fully assessed how these laws and regulations may affect our business. However, we have access to, manage, transmit and store sensitive customer information that may be subject to these privacy and other laws and regulations. As a result, in the future we may be subject to claims associated with invasion of privacy or inappropriate disclosure, use or loss of this information. These laws may also make it more difficult or costly to enter into licenses to information for our information products.

COMPETITION

    We compete based on a number of factors, including cost, the quality and effectiveness of our services, and the functionality, reliability and ease of implementation and use of our products. Our model workbench product line competes with products produced by InnaPhase Corporation. Although we believe we currently do not have direct competitors for our trial workbench and clinical workbench product lines or our scientific and decision services, other companies may compete with us in the future. Potential competitors may have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the pharmaceutical industry than we have. In addition, competitors may merge or form strategic alliances and be able to offer, or bring to market earlier, services that are superior to our own. In addition, our customers are primarily large pharmaceutical companies that have substantial research and development budgets, and these customers may internally develop the expertise that we provide.

EMPLOYEES

    As of March 31, 2000, we had 92 employees, consisting of 25 in services and support, 28 in research and development, 21 in sales and marketing and 18 in finance and operations. Thirty-eight of our employees have either an M.D. or Ph.D. in relevant disciplines. None of our employees is a member of a union and we consider our relationship with our employees to be good.

FACILITIES

    We lease approximately 32,000 square feet of space in Mountain View, California under a lease that expires in 2003. We also lease offices in Cary, North Carolina where we conduct development and training activities, and offices in Lexington, Massachusetts and San Diego, California where we conduct development activities. We believe our current facilities will be adequate for our needs for at least the next two years.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table provides information concerning our directors, executive officers and key employees as of May 31, 2000:

NAME                                    AGE                               POSITION
Arthur H. Reidel(1).................     49      Chairman of the Board, President and Chief Executive
                                                   Officer
Robin A. Kehoe......................     43      Senior Vice President, Finance and Chief Financial Officer
Michael A. Emley....................     53      Senior Vice President, Sales and Professional Services
Steven L. Shafer, M.D...............     46      Vice President, Product Development
Daniel L. Weiner, Ph.D..............     50      Senior Vice President, Technology Deployment
Saeid Akhtari.......................     38      Vice President, Corporate Marketing and Strategic
                                                   Development
Ronald D. Beaver, Ph.D..............     35      Managing Director, Decision Services
Terrence F. Blaschke, M.D...........     57      Vice President, Collaborative Programs
James D. Buzzard....................     41      Vice President, Product Marketing
Stuart M. Koretz, M.D., Ph.D........     53      Vice President, Medical Affairs and Content
Janice Kurth, M.D., Ph.D............     37      Vice President, Genomics
E. Gregory Lee, Ph.D................     51      Vice President, Research and Development
Andrew Levine.......................     37      Vice President, Engineering
Jacob W. Mandema, Ph.D..............     36      Vice President and Chief Scientist
Nancy Risch.........................     51      Vice President, Strategic Business Development
Donald R. Stanski, M.D..............     50      Vice President, Scientific and Medical Programs
Steven D. Brooks(2).................     48      Director
Philippe O. Chambon, M.D.,
  Ph.D.(3)..........................     42      Director
Robert B. Chess(2)..................     44      Director
Douglas E. Kelly, M.D.(1)...........     39      Director
Dean O. Morton(3)...................     67      Director
Gary L. Neil, Ph.D.(1)(2)...........     59      Director
W. Ferrell Sanders(3)...............     63      Director

------------------------

(1)  Member of the Nominating Committee.
(2)  Member of the Audit Committee.
(3)  Member of the Compensation Committee.

    ARTHUR H. REIDEL served as our President from April 1995 to August 1995 and has served as our President and Chief Executive Officer since February 1996. He has also served as our Chairman of the Board since May 1995. He was a private investor/consultant from April 1995 to March 1996, during which he was involved in the formation of three start-up companies and performed consulting services for two other companies. From October 1994 to March 1995, he served as Vice President, Business Development of Viewlogic Systems, Inc., a software firm. From 1992 to 1994, Mr. Reidel served as President and Chief Executive Officer of Sunrise Test Systems, Inc., a privately held software firm acquired by Viewlogic Systems, Inc. in September 1994. Mr. Reidel received a B.S. in Mathematics from Massachusetts Institute of Technology.

    ROBIN A. KEHOE joined us as Vice President, Finance and Chief Financial Officer in August 1996 and is currently our Senior Vice President, Finance and Chief Financial Officer. From January 1995 to July 1996, Ms. Kehoe was Vice President of Finance for Digidesign, a subsidiary of Avid Technology, a provider of digital tools for film, video, audio, and broadcast. Prior to that, Ms. Kehoe was Controller of Digidesign and facilitated its initial public offering and subsequent merger into Avid Technology.

From 1988 to 1993, Ms. Kehoe held various positions with Coopers & Lybrand, an accounting and consulting firm, in both the financial consulting and emerging business groups. Ms. Kehoe received a B.A. from Wesleyan University and an M.B.A. from San Francisco State University.

    MICHAEL A. EMLEY joined us as Vice President of Sales and Marketing in February 1997 and became our Vice President of Sales and Services in January 1999 and is currently Senior Vice President, Sales and Professional Services. From 1985 through January 1997, he was at Viewlogic Systems, Inc., where he began as an Area Sales Manager and finished as Vice President of Corporate Marketing and of Strategic Account Services. In 1995 and 1996, he led the Viewlogic corporate marketing and worldwide consulting services groups. Before joining Viewlogic, Mr. Emley held positions at Analog Design
Tools, Inc., an electronic design automation software company, Cimlinc, Inc., a provider of software and hardware to aerospace and defense companies worldwide, Calcomp Inc., a division of Lockheed Martin, and Perkin Elmer Data Systems, Inc., a manufacturer of computer-aided design systems. Mr. Emley received a B.S. from California State University at Los Angeles and an M.B.A. from Pepperdine University.

    STEVEN L. SHAFER, M.D. joined us as Vice President of Information Products in September 1999 and became Vice President, Product Development in March 2000. Prior to joining us, he was Associate Professor, Department of Anesthesia, at Stanford University School of Medicine, which he joined in 1988. Prior to joining the Stanford faculty, Dr. Shafer was founder, President and Chief Executive Officer of two software development companies. Dr. Shafer received an A.B. from Princeton University and his M.D. from Stanford University.

    DANIEL L. WEINER, PH.D. joined us as Vice President and General Manager, Scientific Products in January of 1998 and became Senior Vice President, Technology Deployment in March 2000. From 1994 to 1997, he held the positions of Vice President, Senior Vice President and Worldwide Director, Data Management and Biostatistics, and Principal Scientist at Quintiles, Inc., a contract research organization providing clinical development services to the pharmaceutical industry. Prior to that, Dr. Weiner held management positions in biostatistics and data management with Syntex Development Research, a research company that discovers and develops new and cost-effective prescription medicines, Statistical Consulting, Inc., a contract research organization, and Merrell Dow Pharmaceuticals, a pharmaceutical company. Dr. Weiner received a B.S. and his Ph.D. in Statistics from the University of Kentucky.

    SAEID AKHTARI joined us as Vice President for Business Development in February 1999 and became Vice President, Corporate Marketing and Strategic Development in October 1999. Prior to joining us, Mr. Akhtari was an independent consultant working with various genomics companies from June 1998 to January 1999. Mr. Akhtari was the Vice President of Sales, Marketing and Strategic Planning at Pangea Systems, now called DoubleTwist, Inc., a software application company in the field of genomic discovery, from August 1996 to June 1998. From May 1988 to July 1996, he held senior management positions at IntelliGenetics, which was acquired in 1994 by Oxford Molecular Group, a provider of information technology and drug discovery research services to the pharmaceutical industry. His last position at Oxford Molecular Group was Executive Vice President of Sales and Services. Mr. Akhtari received a B.S. and an M.B.A. from the University of Utah.

    RONALD D. BEAVER, PH.D. has been responsible for developing our Decision Services group since joining us in January 1998; he is now our Managing Director, Decision Services. Prior to joining us, Dr. Beaver was a director of the Pope Street Group, a strategic management consulting company focusing on the pharmaceutical and oil and gas industries, which he founded in July 1995. Previously, he was at Strategic Decisions Group, an international strategic management consulting firm, which he joined in 1992. Dr. Beaver received a B.A. from Simpson College and an M.S. and Ph.D. in Finance and Decision Analysis from Stanford University's Department of Engineering-Economic Systems.

    TERRENCE F. BLASCHKE, M.D. joined us in January 2000 as Vice President, Collaborative Programs. He has been a member of the Scientific Advisory Board since our formation in April 1995. Prior to joining us, he was Professor of Medicine and Molecular Pharmacology and Chief of the Division of Clinical Pharmacology at Stanford University School of Medicine, where he joined the faculty in 1974. Dr. Blaschke's research focuses on applying pharmacokinetics to the study of drug-disease interactions and the study of mechanisms underlying drug-drug interactions, to find the sources of variation in response to drugs and to develop computer-based systems to help monitor therapeutic decisions.
Dr. Blaschke is a past president of the American Society for Clinical Pharmacology and Therapeutics and a former Chairman of the Generic Drugs Advisory Committee and is a consultant to the FDA. Dr. Blaschke received a B.S. from University of Denver and an M.D. from Columbia University College of Physicians and Surgeons.

    JAMES D. BUZZARD joined us in September 1997 and is currently our Vice President, Product Marketing, responsible for product direction and strategic technology alliances. Immediately prior to joining us, he was the General Manager and Vice President for the Pharma Division within Domain Solutions Corporation, a scientific software company and formerly a wholly-owned subsidiary of BBN Corporation, a provider of software applications for manufacturing engineering, which he joined in October 1995. Mr. Buzzard also served as Chief Technology Officer for Domain Solutions Corporation and was responsible for overall technical direction and company product strategy in the health research and manufacturing industries. Prior to joining Domain Solutions Corporation, he was Senior Director of Business Development at Oracle Corporation, a software and database provider. Mr. Buzzard received a B.S. in Biology from the University of California at Santa Cruz.

    STUART M. KORETZ, M.D., PH.D. joined us as Vice President, Medical Affairs and Business Development in September 1997 and became Vice President for Medical Affairs and Content in September 1999. From 1994 until September 1997, he was Vice President, New Products Discovery at ALZA Corporation, a pharmaceutical company. Prior to joining ALZA Corporation, Dr. Koretz held a variety of positions at Syntex Corporation, a healthcare company, including Vice President of the Licensing/Business Development Division. Dr. Koretz received a B.S. from Clarkson College of Technology and received an M.D. and Ph.D. in Biochemistry from the University of Rochester.

    JANICE KURTH, M.D., PH.D. joined us as Vice President, Genomics in
January 2000. Prior to joining us, Dr. Kurth was Director of Clinical Genetics at Phenogenex LLC, a human genomics company, from January 1999 to January 2000. From January 1998 to January 1999, Dr. Kurth worked at Genset Corporation, a human genome research company, to establish their molecular genetics research facility in the United States. Dr. Kurth was Director of Pharmacogenetics at Sequana Therapeutics, a gene and drug discovery company, from January 1997 to January 1998, where she directed scientific aspects and served as the medical advisor for their pharmacogenetics program. Prior to that time, Dr. Kurth spent six years doing independent human molecular genetic research in academic settings. Dr. Kurth received a B.A. from Austin College, and a Ph.D. in Human Molecular and Population Genetics from Stanford University, and an M.D. from the University of Arizona.

    E. GREGORY LEE, PH.D. one of our founders, was Vice President, Engineering since September 1995 and is currently our Vice President, Research and Development. Prior to joining us, Dr. Lee was Director of Engineering at Sunrise Test Systems, a developer of electronic design automation software, from May 1993 to November 1995. From 1984 until 1993, he held technical and management positions at Weitek Corporation, a maker of high performance integrated circuits, with his last position being Director of Advanced Development. Dr. Lee received a B.A. from Reed College and a Ph.D. in Mathematics from Massachusetts Institute of Technology.

    ANDREW LEVINE joined us as Vice President, Engineering in May 1998. From September 1993 to May 1998, Mr. Levine was Vice President for Research & Development at MGA Software, a developer of simulation software products. From 1986 to 1993, Mr. Levine held technical and management positions with Bachman Information Systems, a database design and computer-aided software engineering vendor, with his last position being Vice President of R&D of the Database Tools division. Mr. Levine received a B.S. in Computer Science from Harvard University.

    JACOB ("JAAP") W. MANDEMA, PH.D. joined us as Vice President, Scientific Affairs, in December 1996 and is currently our Vice President and Chief Scientist. From January 1996 to December 1996, Dr. Mandema was Director of New Products Discovery at ALZA Corporation, a pharmaceutical company. Prior to that, he was Assistant Professor of Pharmaceutical Sciences, Department of Anesthesia, at Stanford University School of Medicine, which he joined in 1992. Prior to joining Stanford, he completed a post-doctoral fellowship at the University of California, San Francisco. Dr. Mandema's research interests are mathematical modeling of population pharmacokinetics and pharmacodynamics. He received an undergraduate degree from the University of Utrecht, the Netherlands and a Ph.D. in Pharmacology from the University of Leiden.

    NANCY RISCH joined us as Vice President, Sales in July 1996 and became Vice President, Strategic Business Development in March 2000. Prior to joining us, Ms. Risch was Eastern Region Director for BBN Corporation which she joined in June 1995. From January 1982 to June 1995, she was Director of Worldwide Industry Sales at Interleaf, Inc., a manufacturer of document preparation systems.

    DONALD R. STANSKI, M.D. joined us as Vice President, Scientific and Medical Programs, in July 1998. He has been a member of our Scientific Advisory Board since our formation. Prior to joining us, he was Professor in the Department of Anesthesia, and chair of that department, from 1992 to 1997, at Stanford University School of Medicine, where he joined the faculty in 1979. Dr. Stanski pursues research in developing innovative pharmacokinetic and pharmacodynamic data, especially in using surrogate measures of drug effect. He served as a member of the Anesthesia and Life Support Advisory Panel at the FDA.
Dr. Stanski studied Pharmacy at the University of Alberta and received an M.D. from the University of Calgary.

    STEVEN D. BROOKS has been a member of our board of directors since
June 1997. Since February 1999, Mr. Brooks has been Managing Director of Broadview Capital Partners, a private equity firm. From September 1997 to February 1999, Mr. Brooks was a managing director of Donaldson, Lufkin & Jenrette Securities Corporation, an investment banking firm. From 1996 to 1997, Mr. Brooks was a private investor and a consultant to technology companies. From 1994 to 1996, Mr. Brooks served as Managing Director and Head of Global Technology Investment Banking at the Union Bank of Switzerland Securities, LLC. Mr. Brooks is a director of Paychex, Inc., a payroll accounting firm, QRS Corporation, a provider of business-to-business online applications and solutions, and Veritas Software Corporation, an application storage management software company. Mr. Brooks currently serves as chair of our Audit Committee. Mr. Brooks received a B.A. from Yale College and a J.D. from University of Virginia Law School.

    PHILIPPE O. CHAMBON, M.D., PH.D. has been a member of our board of directors since May 1997. Since January 1997, Dr. Chambon has been a General Partner of the Sprout Group, a private equity firm. He joined the Sprout Group in May 1995. From May 1993 to April 1995, Dr. Chambon served as Manager in the Healthcare Practice of The Boston Consulting Group, a management consulting firm. From September 1987 to April 1993, Dr. Chambon was an executive with Sandoz Pharmaceuticals Corporation (Novartis), a pharmaceutical company, where he had late stage product development and pre-marketing responsibilities. He is currently a director of Deltagen, Inc., a provider of data on the functional role of newly discovered genes, and Variagenetics, Inc., a gene research company, as well as several other private companies. Dr. Chambon received an M.D. and Ph.D. from the University of Paris and an M.B.A. from Columbia University.

    ROBERT B. CHESS became a member of our board of directors in April 2000. Mr. Chess is Chairman of Inhale Therapeutic Systems, Inc., a provider of pulmonary delivery systems for biotechnology drugs. He has been at Inhale since 1991 and served as its President and Chief Executive Officer until

August 1998 and as its co-Chief Executive Officer until April 2000. From September 1990 until October 1991, he was an Associate Deputy Director in the White House Office of Policy Development. In March 1987, Mr. Chess co-founded Penederm Incorporated, a topical dermatological drug delivery company, and served as its President from February 1989 until October 1989. Prior to co-founding Penederm, Mr. Chess held management positions at Intel Corp., a semiconductor manufacturer, and Metaphor, a computer software company that was acquired by International Business Machines. Mr. Chess received a B.S. in Engineering from the California Institute of Technology and an M.B.A. from the Harvard Business School.

    DOUGLAS E. KELLY, M.D. has been a member of our board of directors since February 1996. Dr. Kelly has been a partner at Alloy Ventures, formerly Asset Management Associates, a venture capital and investment management firm, since 1993. Dr. Kelly is a director of Fusion Medical Technologies, Inc., a manufacturer of surgical products, and several privately-held companies.
Dr. Kelly received a B.A. in Biochemistry and Molecular Biology from the University of California, San Diego, an M.D. from the Albert Einstein College of Medicine and an M.B.A. from the Stanford University Graduate School of Business.

    DEAN O. MORTON became a member of our board of directors in April 2000.
Mr. Morton was the Executive Vice President, Chief Operating Officer and a Director of Hewlett-Packard Company, a manufacturer of computer systems and test and measurement instruments, from 1984 until his retirement in 1992. Mr. Morton is a director of KLA-Tencor Inc., a supplier of process control and yield management solutions for the semiconductor and microelectronics industry, Centigram Communications Corporation, a provider of unified communications services, BEA Systems Inc., a provider of middleware for enterprise applications, The Clorox Company, a manufacturer of household products and products for institutional markets, and ALZA Corporation, a research-based pharmaceutical company. He is a trustee of the State Street Research Group of Funds, the State Street Research Portfolios, Inc. and the Metropolitan Series Fund Inc. Mr. Morton received a B.S. from Kansas State University and an M.B.A. from Harvard Business School.

    GARY L. NEIL, PH.D. has been a member of our board of directors since
April 1996. Dr. Neil is President, Chief Executive Officer and a director of Crescendo Pharmaceuticals Corporation, a pharmaceutical development and commercialization company, which he joined in 1997. Dr. Neil was a director and the President and Chief Executive Officer of Therapeutic Discovery Corporation, a pharmaceutical development and commercialization company, from 1993 until September 1997. From 1989 to 1993, Dr. Neil served as Executive Vice President for Wyeth-Ayerst Research division of Wyeth Laboratories, Inc., a subsidiary of American Home Products Corporation, a pharmaceutical company. Dr. Neil is a director of Allergan Specialty Therapeutics, Inc., a pharmaceutical company, and Geron Corporation, a biotechnology company. He received a B.S. from Queens University, Canada and a Ph.D. in Organic Chemistry at the California Institute of Technology.

    W. FERRELL SANDERS has been a member of our board of directors since February 1996. Mr. Sanders has served as a partner of Alloy Ventures, Inc., formerly Asset Management Associates, a venture capital and investment management firm, since March 1987. Mr. Sanders is a director of Adaptec, Inc, a computer hardware and software provider. Mr. Sanders holds a B.S. in Electrical Engineering from North Carolina State and an M.B.A. from the University of Santa Clara.

BOARD COMPOSITION

    We currently have eight directors. Upon the closing of this offering, the terms of office of the board of directors will be divided into three classes. As a result, a portion of our board of directors will be elected each year. The division of the three classes, the initial directors and their respective election dates will be as follows:

    - the class I directors will be Arthur H. Reidel, Philippe O. Chambon, M.D., Ph.D. and Douglas E. Kelly, M.D., and their term will expire at the annual meeting of stockholders to be held in 2001;

    - the class II directors will be Robert B. Chess, Dean O. Morton and W. Ferrell Sanders, and their term will expire at the annual meeting of stockholders to be held in 2002; and

    - the class III directors will be Steven D. Brooks and Gary L. Neil, Ph.D., and their term will expire at the annual meeting of stockholders to be held in 2003.

    At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire, will be elected to serve from the time of election and qualification until the third annual meeting following their election. In addition, our certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management.

BOARD COMMITTEES

    AUDIT COMMITTEE. Our audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors. Current members of our audit committee are Mr. Brooks, Mr. Chess and Dr. Neil.

    COMPENSATION COMMITTEE. Our compensation committee reviews and recommends general policy relating to compensation and benefits of our officers and employees. The compensation committee also administers the issuance of stock options and other awards under our stock plans. Current members of the compensation committee are Mr. Sanders, Mr. Morton and Dr. Chambon.

    NOMINATING COMMITTEE. Our nominating committee identifies possible candidates to our board of directors. The nominating committee identifies candidates to replace members who may resign their position or candidates for election at our annual meeting of stockholders. Current members of the nominating committee are Dr. Neil, Dr. Kelly and Mr. Reidel.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serves as members of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board or compensation committee.

COMPENSATION OF DIRECTORS

    Directors currently do not receive cash compensation from us for their services as members of the board or committees or for attendance at any such meetings. Our directors may be reimbursed for certain reasonable expenses in connection with attendance at board of director and committee meetings.

    In May 1999, Dr. Gary L. Neil received options to purchase 10,000 shares of our common stock at an exercise price of $0.35 per share, in connection with his attendance at our board of director and committee meetings.

    In April 2000, we adopted the 2000 Equity Incentive Plan which provides for the automatic grant of options to purchase shares of common stock to our directors who are not our employees or an employee of any our affiliates. Each non-employee director who has not previously received an option to purchase our common stock and who is serving as a director after the closing of this offering will receive an initial option to purchase 5,000 shares of common stock. After this offering, each person who is not our employee who is first elected or appointed to the board of directors less than six months from the prior annual meeting will be granted an initial grant on the date of this election or appointment to purchase 5,000 shares of our common stock, or if first elected after six months from the prior annual meeting of stockholders 2,500 shares. Starting at the annual meeting of stockholders in 2001, all non-employee directors will receive an annual option to purchase 5,000 shares of common stock. See "--Employee Benefit Plans--2000 Equity Incentive Plan" for a more detailed explanation of the terms of these stock options.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. Pursuant to this provision, we expect to enter into indemnification agreements with each of our directors and executive officers.

    We have obtained officer and director liability insurance to cover liabilities our officers and directors may incur in connection with their services to us, including matters arising under the Securities Act. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies including an injunction or other forms of non-monetary relief would remain available under Delaware law. Under current Delaware law, a director's liability to us or our stockholders may not be limited:

    - with respect to any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or involving intentional misconduct;

    - for knowing violations of law;

    - for any transaction from which the director derived an improper personal benefit;

    - for improper transactions between the director and us; and

    - for improper distributions to stockholders and loans to directors and officers.

    This provision also does not affect a director's responsibilities under any other laws including the federal securities laws or state or federal environmental laws.

    There is no pending litigation or proceeding involving our directors or officers in which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

EXECUTIVE COMPENSATION

    The following table presents summary information for the fiscal year ended March 31, 2000, regarding the compensation of our Chief Executive Officer and each of our other executive officers whose salary and bonus for fiscal 2000 were in excess of $100,000. We refer to these officers as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                     COMPENSATION
                                                                                     -------------
                                                                                       SHARES OF
                                                                                        COMMON
                                                                                         STOCK
                                                              ANNUAL COMPENSATION    ISSUABLE UPON
                                                              --------------------    EXERCISE OF
NAME AND PRINCIPAL POSITION                                   SALARY($)   BONUS($)      OPTIONS
Arthur H. Reidel ...........................................  $200,000    $    --       107,250
  President and Chief Executive Officer
Robin A. Kehoe .............................................  $143,750    $    --        72,500
  Senior Vice President, Finance and Chief Financial Officer
Michael A. Emley ...........................................  $141,250    $56,148        60,000
  Senior Vice President, Sales and Professional Services
Daniel L. Weiner ...........................................  $175,000    $    --            --
  Senior Vice President, Technology Deployment

OPTION GRANTS

    The following table contains information about the stock option grants to the named executive officers in fiscal 2000:

                       OPTION GRANTS IN FISCAL YEAR 2000


                                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                              ASSUMED ANNUAL RATES OF STOCK
                           NUMBER OF        PERCENTAGE OF                                     PRICE APPRECIATION FOR OPTION
                           SECURITIES       TOTAL OPTIONS       EXERCISE                                 TERM(4)
                       UNDERLYING OPTIONS   GRANTED DURING     PRICE PER      EXPIRATION   ------------------------------------
                           GRANTED(1)       FISCAL YEAR(2)   SHARE($/SH)(3)      DATE          0%           5%          10%
                       ------------------   --------------   --------------   ----------   ----------   ----------   ----------
Arthur H. Reidel(5)..        107,250             8.16%            0.35         5/13/09     $1,034,963   $1,709,452   $2,744,251
Robin A. Kehoe(5)....         72,500             5.52%            0.35         5/13/09        699,625    1,155,574    1,855,088
Michael A. Emley(6)..         60,000             4.56%            0.35         5/13/09        579,000      956,337    1,535,245


------------------------

(1) Options are granted under our 1997 Stock Option Plan. These options expire 10 years from the date of grant, or earlier upon termination of employment. See "Management--Employee Benefit Plans."

(2) Based on an aggregate of 1,314,575 options granted during fiscal 2000 to our employees and consultants, including the named executive officers.

(3) The exercise price per share of each option was equal to the fair market value of our common stock on the date of grant as determined by our board of directors.

(4) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term. The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation at the specified rates is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the time of such exercise and the future performance of our common stock. The potential realizable values at the specified rates of appreciation are calculated by:


    - multiplying the number of shares of common stock under the option by the initial public offering price of $10.00 per share;


    - assuming that the aggregate stock value derived from that calculation compounds at the annual specified rate shown in the table until the expiration of the options; and

    - subtracting from that result the aggregate option exercise price.

(5) Options to purchase 7,250 shares granted to Mr. Reidel and options to purchase 7,500 shares granted to Ms. Kehoe were fully vested on May 14, 1999. The remaining options held by Mr. Reidel and Ms. Kehoe vest in equal monthly installments over four years.

    In April 2000 Mr. Reidel received an option to purchase 15,000 shares of common stock at an exercise price of $6.50 per share, and in May 2000
    Mr. Reidel received an option to purchase 167,250 shares of common stock at an exercise price of $6.50 per share and an additional option to purchase 442,750 shares of common stock at an exercise price of $6.83 per share under a separate stock option plan. In April 2000 Ms. Kehoe, Mr. Emley and
    Dr. Weiner received options to purchase 120,000, 125,000 and 25,000 shares of common stock, respectively, at an exercise price of $6.50 per share.

(6) This option vests in equal monthly installments over 48 months.

                                YEAR-END VALUES

    The table below provides information about the number and value of options held by the named executive officers at March 31, 2000.


                                                                     NUMBER OF
                                                               SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                  SHARES                        UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                ACQUIRED ON      VALUE           AT MARCH 31, 2000           AT MARCH 31, 2000(2)
                                EXERCISE(1)   REALIZED(2)   ---------------------------   ---------------------------
                                -----------   -----------   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                                                        -----------   -------------   -----------   -------------
Arthur H. Reidel..............    121,830     $1,542,608          --             --              --             --
Robin A. Kehoe................     82,220     $1,041,055          --             --              --             --
Michael A. Emley..............         --             --      13,750         46,250        $132,688       $446,313


------------------------

(1) Includes shares acquired upon early exercise of stock options. Shares acquired upon early exercise are subject to a repurchase option in favor of Pharsight based on the applicable vesting schedule.


(2) There was no public trading market for our common Stock as of March 31, 2000. Accordingly, these values have been calculated on the basis of the initial public offering price of $10.00 per share, less the applicable exercise price.


EMPLOYEE BENEFIT PLANS

2000 EQUITY INCENTIVE PLAN

    Our board of directors adopted our 2000 Equity Incentive Plan on April 7, 2000, and our stockholders approved it on May 19, 2000. We have reserved a total of 4,000,000 shares of our common stock for issuance under the incentive plan.

    On each January 1, starting with January 2001 and continuing through and including the calendar year 2010, the share reserve automatically will be increased by a number of shares equal to the LEAST of:

    - 5% of our then outstanding shares of common stock;

    - 2,000,000 shares; or

    - a lesser number determined by our board.

    If the recipient of a stock award does not purchase the shares subject to such stock award before the stock award expires or otherwise terminates, the shares that are not purchased will again become available for issuance under the incentive plan.

    ADMINISTRATION AND ELIGIBILITY. The board administers the incentive plan unless it delegates administration to a committee. The board may grant incentive stock options to our employees and to the employees of our affiliates. The board also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates.

    OPTION TERMS. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. It may grant nonstatutory stock options with an exercise price as low as 85% of the fair market value of a share on the grant date.

    In addition, the incentive plan provides for automatic stock option grants to non-employee directors on our board. After this offering, each person who is not our employee who is first elected or appointed to the board of directors less than six months from the prior annual meeting will be granted an initial grant on the date of this election or appointment to purchase 5,000 shares of our common stock, or if first elected after six months from the prior annual meeting of stockholders 2,500 shares, at fair market value of the common stock on the date of grant. On the date of this offering, non-employee directors of our board of directors who have not previously been granted options to purchase common stock will receive an initial stock option to purchase 5,000 shares of our common stock. The non-employee directors become fully vested in the stock option grant at the next annual meeting of stockholders following the date of the grant, provided that the non-employee directors are providing services to us at that time.

    After this offering, each person who is a non-employee director on the day after each annual stockholder's meeting, shall, on that date, be granted an annual stock option grant to purchase 5,000 shares of our common stock at the fair market value of our common stock on that date of grant. The non-employee directors become fully vested in each stock option grant at the next annual meeting of stockholders following the date of the grant, provided that the non-employee directors are providing service to us at that time.

    STOCK BONUS AND RESTRICTED STOCK PURCHASE AWARDS. The board may also grant stock bonus awards and restricted stock purchase awards. Stock bonus awards are granted for services past rendered. Restricted stock purchase awards can be granted, but the purchase price cannot be less than 85% of the fair market value on the date of grant or at the time of purchase.

    EFFECT OF TRANSACTIONS ON OPTIONS. Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the incentive plan and to outstanding awards. In that event, the board will appropriately adjust the incentive plan as to the class and the maximum number of shares subject to the incentive plan and to the limits on the number of shares that the board may grant under an option as provided in Section 162(m) of the Internal Revenue Code. It also will adjust outstanding awards as to the class, number of shares and price per share applicable to such awards.

    If we dissolve or liquidate, then outstanding stock awards will terminate immediately prior to such event. However, we treat outstanding stock awards differently in the following situations:

    - a sale, lease or other disposition of all or substantially all of our assets or stock;

    - a merger or other consolidation in which we are not the surviving corporation;

    - a reverse merger following which we are the surviving corporation but where our common stock outstanding immediately prior to the merger is converted into other property.

    In these situations, the surviving or acquiring corporation may either assume all outstanding awards under the incentive plan or substitute other awards for the outstanding awards.

    If the surviving or acquiring corporation does not assume or substitute outstanding options, then, for option holders who are then providing services to us or our affiliates, the vesting and exercisability, if applicable, of the options will accelerate and the options will terminate immediately prior to the occurrence of the event described above if not otherwise exercised. The vesting and exercisability of options held by option holders who are no longer providing services to us or one of our affiliates will not accelerate. However, those options will also terminate immediately prior to the occurrence of the event described above.

    In certain change in control circumstances, the vesting provisions of the outstanding stock options will be accelerated if a holder of a stock option is terminated due to a constructive termination or involuntarily terminated without cause within 13 months after a change in control.

2000 EMPLOYEE STOCK PURCHASE PLAN

    Our board adopted the 2000 Employee Stock Purchase Plan on April 7, 2000, and our stockholders approved it on May 19, 2000.

    SHARE RESERVE. We have authorized the issuance of 600,000 shares of our common stock pursuant to purchase rights granted to eligible employees under the purchase plan. On each January 1, starting with January 2001, the share reserve will automatically be increased by a number of shares equal to the LESSER of:

    - 1.5% of our then outstanding shares of common stock;

    - 600,000 shares; or

    - such fewer number of shares determined by the board.

    ELIGIBILITY. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan provides a means by which eligible employees may purchase our common stock through payroll deductions. We implement the purchase plan by offerings of purchase rights to eligible employees. Generally, all of our full-time employees and the full-time employees of our affiliates incorporated in the United States may participate in offerings under the purchase plan. However, no employee may participate in the purchase plan if, immediately after we grant the employee a purchase right, the employee would have voting power over 5% or more of our outstanding capital stock. As of the date hereof, no shares of common stock have been purchased under the purchase plan.

    ADMINISTRATION. Under the purchase plan, the board may specify offerings of up to 27 months. Unless the board otherwise determines, common stock will be purchased for accounts of participating employees at a price per share equal to the lower of:

    - 85% of the fair market value of a share on the first day of the offering;
      or

    - 85% of the fair market value of a share on the purchase date.

    For the first offering, which will begin on the effective date of this initial public offering, and all additional offerings, we intend to register the shares being offered on a Form S-8 registration statement. The fair market value of the shares on the first date of the first offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus with respect to our initial public offering. Otherwise, fair market value generally means the closing sales price (rounded up where necessary to the nearest whole cent) for such shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the trading day prior to the relevant determination date, as reported in THE WALL STREET JOURNAL.

    The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

    - 85% of the fair market value of a share on the day they began participating in the purchase plan; or

    - 85% of the fair market value of a share on the purchase date.

    If authorized by the board, participating employees may authorize payroll deductions of up to 20% of their base compensation for the purchase of stock under the purchase plan. Generally employees may end their participation in the offering at any time up to 10 days before a purchase period ends. Their participation ends automatically on termination of their employment or loss of full-time status.

    OTHER PROVISIONS. The board may grant eligible employees purchase rights under the purchase plan only if the purchase rights, together with any other purchase rights granted under other employee stock purchase plans established by us or by our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 of fair market value of our stock for each calendar year in which the purchase rights are outstanding.

    Upon the happening of certain corporate transactions, a surviving corporation may assume outstanding purchase rights or substitute other purchase rights therefor. If the surviving corporation does not assume or substitute the purchase rights, the offering period may be shortened and our stock may be purchased for the participants immediately before the corporate transactions.

1997 STOCK OPTION PLAN

    Our board of directors initially adopted our 1997 stock option plan on February 17, 1997, and our stockholders initially approved it on March 17, 1997. It was last amended by the board of directors on April 7, 2000 and our stockholders approved the amendment in April, 2000. We have reserved a total of 3,800,000 shares of our common stock for issuance under the option plan. As of March 31, 2000, under the 1997 stock option plan (a) options to purchase 1,740,619 shares of common stock were outstanding and (b) options to purchase 470,179 shares had been exercised. In April 2000 our compensation committee granted options to purchase an additional 882,375 shares of our common stock, in May 2000 our board of directors granted options to purchase an additional 213,750 shares of our common stock, and in June 2000 our compensation committee granted options to purchase an additional 5,875 shares of our common stock. If the recipient of a stock option does not purchase the shares subject to such stock option before the stock option expires or otherwise terminates, the shares that are not purchased will again become available for issuance under the option plan. The 1997 stock option plan provides that it will be administered by the board, or a committee appointed by the board, which determines recipients and types of options to be granted, including number of shares under the option and the exercisability of the shares.

    Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the option plan and to outstanding options. In that event, the board will appropriately adjust the option plan as to the class and the maximum number of shares subject to the option plan and to the limits on the number of shares that the board may grant under an option as provided in Section 162(m) of the Internal Revenue Code. It also will adjust outstanding options as to the class, number of shares and price per share applicable to such options.

    In the event of a corporate transaction including a dissolution or liquidation, the sale, lease or disposition of all or substantially all of our assets or a merger or consolidation, then all outstanding options may be either assumed or substituted for by any surviving entity. If the surviving entity refuses to assume or substitute for such options, then the vesting and exercisability of the options held by person who are then providing services to us or our affiliates will be accelerated prior to such transaction and the options will terminate immediately prior to the occurrence of the corporate transaction. The vesting and exercisability of all other options will terminate immediately prior to the occurrence of the corporate transaction.

1995 STOCK OPTION PLAN

    Our board of directors initially adopted our 1995 stock option plan on May 12, 1995, and our stockholders initially approved it on May 2, 1996. It was last amended by the board of directors on April 19, 1996. The board authorized and reserved a total of 507,000 shares of our common stock for issuance under the 1995 stock option plan. The 1995 stock option plan provides for the grant of incentive stock options to our employees and to the employees of our affiliates. Under the 1995 stock option plan, the board also may grant nonstatutory stock options to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates. The 1995 stock option plan provides that it will be administered by the board, or a committee appointed by the board, which determines recipients and types of options to be granted, including number of shares under the option and the exercisability of the shares.

    As of March 31, 2000, under the 1995 stock option plan (a) options to purchase 94,750 shares of common stock were outstanding and (b) options to purchase 179,850 shares had been exercised. In February 1997, the board voted that no additional grants would be made under the 1995 stock option plan and all shares that had been authorized and reserved but not granted under the plan were returned to our authorized common stock.

    Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the option plan and to outstanding options. In that event, the board will appropriately adjust the option plan as to the class and the maximum number of shares subject to the option plan. It also will adjust outstanding options as to the class, number of shares and price per share applicable to such options.

    In the event of a corporate transaction including a dissolution or liquidation, the sale, lease or disposition of all or substantially all of our assets or a merger or consolidation, then all outstanding options may be either assumed or substituted for by any surviving entity. If the surviving entity refuses to assume or substitute for such options, the plan provides that the options will expire upon consummation of the transaction but the board has adopted a policy that in such a transaction, the vesting and exerciseability will be accelerated prior to the consummation of the transaction.

2000 CEO NON-QUALIFIED STOCK OPTION PLAN

    Our board of directors adopted the 2000 CEO Non-qualified Stock Option Plan on May 16, 2000. The sole person eligible to receive an option under the plan is Arthur H. Reidel, our Chief Executive Officer. Mr. Reidel received an option to purchase all 442,750 shares authorized for issuance under the plan. The exercise price of options issued under the plan is $6.83, which was 105% of the fair market value of our common stock on the date of grant as determined by our board. The option vests in equal monthly installments over 34 months. In certain change in control circumstances, a surviving or acquiring corporation may either assume all outstanding awards under the plan or substitute other awards for the outstanding awards. If the surviving or acquiring corporation does not assume or substitute outstanding option, then the vesting will accelerate and the options will terminate prior to the event if not otherwise exercised.

SECTION 401(K) PLAN

    We maintain a retirement and deferred savings plan for our U.S. employees. The retirement and deferred savings plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. The retirement and deferred savings plan provides that each participant may contribute up to 20% of his or her pre-tax compensation, up to a statutory limit, which is $10,500 in calendar year 2000. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee. The retirement and deferred savings plan also permits us to make discretionary contributions, subject to established limits and a vesting schedule.

                           RELATED PARTY TRANSACTIONS

AGREEMENTS WITH EXECUTIVE OFFICERS

    In December 1997, we completed the acquisition of Scientific
Consulting, Inc., of which Dr. Weiner was the majority shareholder. We purchased all of Dr. Weiner's interest in Scientific Consulting, Inc. in exchange for $760,000 and 304,000 shares of our common stock. In connection with the acquisition, Dr. Weiner entered into a two year non-competition agreement with us in consideration for which we issued him 300,000 shares of our common stock. Dr. Weiner became an executive officer in January 1998. In connection with becoming an officer and employee of the Company, Dr. Weiner purchased 300,000 shares of our common stock for $75,000 in the form of a promissory note. This stock is subject to a right of repurchase in favor of us in the event
Dr. Weiner ceases to provide services to us or we terminate his employment for cause. This right of repurchase lapses over a four year period at the end of which all shares will become fully vested. If we should terminate Dr. Weiner's employment other than for cause prior to December 17, 2001, the vesting of these shares will accelerate and all of the shares will become fully vested as of the date of termination.

    Ms. Kehoe purchased 120,000 shares in July 1996, 40,000 shares in June 1998 and 65,000 shares in June 1999. These shares are subject to a right of repurchase in favor of us. This right of repurchase lapses over a four year period at the end of which all shares will become fully vested. If we should engage in a transaction resulting in change in control, and Ms. Kehoe is subsequently terminated within four years of such transaction, the vesting of these shares will accelerate and all of the shares will become fully vested at that time.

INVESTOR RIGHTS AGREEMENT

    We have entered into an agreement with the holders of our preferred stock, including entities with which our directors are affiliated, that provides these stockholders certain rights relating to the registration of their stock. These rights have been waived as to this offering by the holders of preferred stock, but will survive this offering and will terminate no later than five years after the closing date of this offering. This agreement also entitles the holders of our preferred stock to rights to receive financial information regarding us and a right of first refusal to purchase shares of our stock we issue, both of which rights terminate at the close of this offering.

SHAREHOLDER AGREEMENT

    We have entered into an agreement with institutional holders of our preferred stock and our three largest common stockholders, including entities with which our directors are affiliated, that provides for the voting of their shares in favor of the election of designated persons to our board of directors, including the current members of our board other than Messrs. Chess and Morton. In addition, some of our preferred stockholders have the right to designate, individually or mutually, up to four candidates to be elected by these stockholders as members of our board of directors. This agreement will terminate upon the closing of this offering.

INDEMNIFICATION AGREEMENTS

    We intend to enter into indemnification agreements with our directors and officers for the indemnification of these persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

LOANS TO EXECUTIVE OFFICERS

    We loaned Ms. Kehoe $12,000 in July 1996 and $10,000 in June 1998 in connection with the purchase of our common stock. Each of these loans is a full recourse note and accrues interest at a rate of 6.74% and 5.77% per year, respectively, compounded annually. The interest rates represent the minimum applicable federal rate for the respective periods to avoid imputed income. The principal and accrued interest on each loan is due July 25, 2001 and may be prepaid without penalty. The promissory notes will accelerate and become due and payable 30 days after Ms. Kehoe's employment with us is terminated for any reason. In addition, we loaned Ms. Kehoe $22,750 in 1999 to purchase additional shares of our common stock. The interest on this loan is 6% per year, with the principal and accrued interest due May 1, 2003. This promissory note may be prepaid without penalty and will accelerate and become immediately due and payable should Ms. Kehoe's employment with us be terminated for any reason.

    In January 1998 we loaned Dr. Weiner $75,000 in connection with the purchase of our common stock. This loan is a full recourse note and accrues interest at a rate of 5.93% per year, compounded annually. The interest rate represents the minimum applicable federal rate to avoid imputed income. The principal and accrued interest is due December 17, 2002 and may be prepaid without penalty. This promissory note will accelerate and become due and payable 90 days after Dr. Weiner's employment with us is terminated.

STOCK SALES

    The following executive officers, directors or holders of more than 5% percent of our securities purchased shares of our stock in the amounts set forth below during the last three fiscal years.

                                                                       SHARES OF PREFERRED STOCK
                                           COMMON                  ---------------------------------
                                           STOCK     WARRANTS(1)   SERIES C    SERIES D    SERIES E
                                          --------   -----------   ---------   ---------   ---------
DIRECTORS AND EXECUTIVE OFFICERS
Arthur H. Reidel........................   121,830          --            --          --          --
Robin A. Kehoe..........................   122,220       2,215            --      11,108          --
Steven L. Shafer........................     7,500          --            --          --          --
Daniel L. Weiner(2).....................   907,000          --            --          --          --
Steven D. Brooks........................    40,000       4,747        73,840      23,762          --
Gary L. Neil............................        --         633            --       3,174          --

5% STOCKHOLDERS
Alloy Ventures(3).......................        --      91,646       970,465     611,121          --
The Sprout Entities(4)..................        --          --     1,265,823     538,527          --
McKesson HBOC, Inc......................        --          --            --          --   2,777,778
Weiss, Peck & Greer Entities(5).........        --          --            --   1,223,242          --

Per Share Price.........................  $0.25 to      $ 0.25     $    2.37   $    3.27   $    7.20
                                             $1.40
Date of Purchase........................   9/97 to        5/98          5/97       10/98        9/99
                                              3/00

------------------------

(1) These warrants represent warrants to purchase shares of our common stock.

(2) Includes 3,000 shares held of record by Dr. Weiner's spouse. Also includes 604,000 shares issued to Dr. Weiner in conjunction with our acquisition of his interest in Scientific Consulting, Inc. in December 1997.

(3) Consists solely of shares held by Asset Management Assoc. 1996, L.P. AMC Partners 96, L.P. is the general partner of Asset Management Associates 1996, L.P. Mr. Sanders and Dr. Kelly, two of our directors, are general partners of AMC Partners 96, L.P.

(4) Consists of 1,569,595 shares held by Sprout Capital VII, L.P., 18,233 shares held by Sprout CEO Fund, L.P., 180,435 shares held by DLJ First ESC, L.P. and 36,087 shares held by DLJ Capital Corp. Dr. Chambon, one of our directors, is an employee of DLJ Capital Corp., which is the managing general partner of Sprout Capital VII, L.P. and a general partner of the Sprout CEO Fund, and he is a Vice President of the Sprout Group, which is a division of DLJ Capital Corp. Dr. Chambon is a general partner of DLJ Associates VII, L.P. which is a general partner of Sprout VII, L.P. DLJ First ESC, L.P. is a fund that invests for the benefit of an employee deferred compensation plan for employees of DLJ Capital Corp. Dr. Chambon disclaims beneficial ownership of these shares except to the extent of his pecuniary or partnership interests.

(5) Consists of 534,679 shares held by WPG Enterprise Fund III, L.L.C., 611,376 shares held by Weiss, Pech & Greer Venture Associates IV, L.L.C. and 77,187 shares held by Weiss, Peck & Greer Venture Associates IV Cayman, L.P.

    All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of our board of directors, including a majority of the independent and disinterested directors in these transactions.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information concerning the beneficial ownership of the shares of our common stock as of March 31, 2000, and as adjusted to give effect to the sale of 3,000,000 shares of our common stock in this offering assuming conversion of all of the outstanding shares of preferred stock into common stock and no exercise of the underwriters' over-allotment option, by:


    - each person known by us to be the beneficial owner of 5% or more of the outstanding shares of common stock together with the affiliates of such person;

    - each named executive officer;

    - each of our directors; and

    - all executive officers and current directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2000 are considered outstanding.

    Except pursuant to applicable community property laws or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. Unless otherwise indicated in the footnotes, the address of the individuals listed below is: c/o Pharsight Corporation, 800 West El Camino Real, Mountain View, CA 94040.


                                            BENEFICIAL OWNERSHIP PRIOR TO OFFERING
                                         --------------------------------------------
                                                              SHARES BENFICALLY OWNED       PERCENTAGE
                                                                 THAT ARE ISSUABLE         BENEFICIALLY
                                          NUMBER OF SHARES    PURSUANT TO OPTIONS AND        OWNED(1)
                                         BENEFICIALLY OWNED    WARRANTS EXERCISABLE     -------------------
NAME                                        PRIOR TO THE         WITHIN 60 DAYS OF       BEFORE     AFTER
DIRECTORS AND EXECUTIVE                       OFFERING            MARCH 31, 2000        OFFERING   OFFERING
OFFICERS                                 ------------------   -----------------------   --------   --------
Arthur H. Reidel.......................          926,350                    --             6.3%       5.2%
Robin A. Kehoe.........................          253,328                 2,215             1.7        1.4
Michael A. Emley.......................          100,000                60,000             1.1          *
Steven L. Shafer(2)....................          152,744                 2,500             1.1          *
Daniel L. Weiner(3)....................          907,000                    --             6.2        5.1
Steven D. Brooks.......................          137,602                 4,747               *          *
Gary L. Neil(4)........................           41,174                32,708               *          *
Douglas E. Kelly(5)....................        3,124,596                91,646            21.7       18.0
Philippe O. Chambon(6).................        1,804,350                    --            12.2       10.2
Robert B. Chess........................               --                    --               *          *
W. Ferrell Sanders(5)..................        3,124,596                91,646            21.7       18.0
Dean O. Morton.........................               --                    --               *          *
All directors and officers as a group
  (12 persons)(7)......................        7,447,144               193,816            51.2       42.6
5% STOCKHOLDERS
Alloy Ventures(5)......................        3,124,596                91,646            21.7       18.0
McKesson HBOC, Inc.(8).................        2,777,778                    --            18.8       15.7
The Sprout Entities(6).................        1,804,350                    --            12.2       10.2
The Weiss, Peck & Greer Entities(9)....        1,223,242                    --             8.3        6.9


------------------------

*   Represents less than 1%.


(1) Percentage of ownership is based on 14,741,939 shares of common stock outstanding before this offering and 17,741,939 shares of common stock outstanding after this offering.


(2) Includes 8,000 shares held by Mr. Shafer as custodian for his children under the California Uniform Gifts to Minors Act.

(3) Includes 3,000 shares held of record by Dr. Weiner's spouse.

(4) Includes 21,174 shares and warrants to purchase 633 shares held by The Neil Family Trust dated 12/16/93, of which Dr. Neil is a trustee.

(5) Consists solely of shares and warrants held by Asset Management Associates 1996, L.P. AMC Partners 96, L.P. is the general partner of Asset Management Associates 1996, L.P. W. Ferrell Sanders and Douglas E. Kelly, two of our directors, are general partners of AMC Partners 96, L.P. and disclaim beneficial ownership of these shares except to the extent of each of their proportionate partnership interest in these shares. The address for Asset Management Associates 1996, L.P. is c/o Alloy Ventures, 480 Cowper Street, Palo Alto, CA 94301.

(6) Consists of 1,569,595 shares held by Sprout Capital VII, L.P., 18,233 shares held by Sprout CEO Fund, L.P., 180,435 shares held by DLJ First ESC, L.P. and 36,087 shares held by DLJ Capital Corp. Dr. Chambon is an employee of DLJ Capital Corp., which is the managing general partner of Sprout Capital VII, L.P. and a general partner of the Sprout CEO Fund, and he is a Vice President of the Sprout Group, which is a division of DLJ Capital Corp.
    Dr. Chambon is a general partner of DLJ Associates VII, L.P. which is a general partner of Sprout VII, L.P. DLJ First ESC, L.P. is a fund that invests for the benefit of an employee deferred compensation plan for employees of DLJ Capital Corp. Dr. Chambon disclaims beneficial ownership of these shares except to the extent of his pecuniary or partnership interests. The address for the Sprout Entities is 277 Park Avenue, New York, NY 10172.

(7) Consists of 4,961,120 shares of common stock and warrants to purchase 92,279 shares of common stock held by entities affiliated with directors and executive officers. See footnotes 2 through 6 above.

(8) McKesson HBOC, Inc. is located at One Post Street, San Francisco, CA 94104. Voting and investment power over these shares is held by any one of eleven officers, including the chief executive officer, of McKesson HBOC, Inc. Each of the eleven officers disclaim beneficial ownership of these shares except to the extent of his or her pecuniary interest in the shares.

(9) Consists of 534,679 shares held by WPG Enterprise Fund III, L.L.C., 611,376 shares held by Weiss, Peck & Greer Venture Associates IV, L.L.C. and 77,187 shares held by Weiss, Peck & Greer Venture Associates IV Cayman, L.P. WPG VC Fund Advisor, L.L.C. is the fund advisor for each of these funds. Gill Cogan is the senior managing member of WPG VC Fund Advisor, L.L.C. and has sole voting and investment power over the shares held by each of the funds.
    Mr. Cogan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares. The Weiss, Peck & Greer Entities are located at 555 California Street, Suite 3130, San Francisco, CA 94104.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, our authorized capital stock will consist of 120,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK


    As of March 31, 2000, there were 14,741,939 shares of common stock outstanding, held of record by 94 stockholders. This amount assumes the conversion of all outstanding shares of preferred stock into common stock, which is to occur upon the closing of this offering. In addition, as of March 31, 2000, there were 1,835,369 shares of common stock subject to outstanding options. Upon completion of this offering, there will be 17,741,939 shares of common stock outstanding, assuming no exercise of outstanding stock options or warrants or the underwriters' over-allotment option.


    Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. Subject to preferences that may apply to preferred stock that may be issued after this offering, holders of common stock may receive ratably any dividends that the board of directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of preferred stock that may be issued after this offering. The common stock has no preemptive rights, conversion rights, subscription rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

    Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control. We have no present plans to issue any shares of preferred stock after the completion of this offering.

WARRANTS

    As of March 31, 2000, after giving effect to the conversion of all outstanding preferred stock into common stock, warrants to purchase 296,881 shares of common stock were outstanding at a weighted average exercise price of $1.45 per share. These warrants expire on various dates from the closing of this offering through the date that is five years after the closing of this offering. The warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares that may be issued upon the exercise of the warrant if a stock dividend, stock split, reorganization, reclassification or consolidation occurs.

REGISTRATION RIGHTS

    On the date 180 days after the completion of this offering, the holders of 10,686,717 shares of common stock or their permitted transferees, will be entitled to rights to register these shares under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other securities holders, the holders of these shares will be entitled to notice of the proposed registration and will be entitled to include, at our expense, their shares of common stock in the registration. In addition, the holders may require us, at our expense and on not more than two occasions, to file a registration statement under the Securities Act covering their shares of common stock, and we will be required to use our best efforts to have the registration statement declared effective. Further, the holders may require us at our expense, but not more than twice in any twelve month period, to register their shares on Form S-3 when use of this form becomes available to us. These rights shall terminate on the earlier of seven years after the effective date of this offering, or when a holder owns less than 1% of our outstanding common stock and is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period. In addition, holders of warrants to purchase 296,881 shares of common stock will have similar registration rights upon exercise of these warrants. These registration rights are subject to conditions and limitations, including the right of the underwriters that may be engaged by us or the holders to limit the number of shares included in the registration statement.

ANTI-TAKEOVER PROVISIONS

    DELAWARE LAW. We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless:

    - our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

    - upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding stock not owned by the interested stockholder.

    Section 203 defines a "business combination" to include:

    - any merger or consolidation involving us and the interested stockholder;

    - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of our assets;

    - in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;

    - any transaction involving the corporation that has the effect of increasing the proportionate share of our stock owned by the interested stock holders; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

    In general, Section 203 defines an "interested stockholder" as any person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

    CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS. Our certificate of incorporation and bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of us. First, our certificate of incorporation provides that all stockholder actions upon completion of this offering must be effected at a duly called meeting of holders and not by a consent in writing. Second, our bylaws provide that special meetings of the stock holders may be called only by our chairman of the board of directors, our chief executive officer, our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors or holders of 50% or more of our common stock. Third, our certificate of incorporation provides that our board of directors can issue up to 5,000,000 shares of preferred stock, as described under "--Preferred Stock" above. Fourth, our certificate of incorporation and the bylaws provide for a classified board of directors, in which approximately one-third of the directors would be elected each year. Consequently, any potential acquiror would need to successfully complete two proxy contests in order to take control of the board of directors. Finally, our bylaws establish procedures, including advance notice procedures with regard to the nomination of candidates for election as directors and stockholder proposals. These provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control or management of us.

TRANSFER AGENT AND REGISTRAR

    Our transfer agent and registrar is Computershare Investor Services LLC. Its phone number is 213-239-0672.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could reduce market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could reduce the market price of our stock and our ability to raise equity capital in the future.


    Upon completion of the offering, we will have 17,741,939 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants and based upon the number of shares outstanding as of March 31, 2000. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 14,741,939 shares held by existing stockholders, and any shares purchased by affiliates in this offering, will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Our executive officers, directors and stockholders holding at least 5% of our outstanding securities will hold 11,448,164 of the restricted shares. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act, which are summarized below.


    Subject to the operation of lock-up agreements described below, upon completion of this offering, the holders of 10,686,717 shares of common stock, or their transferees, will be entitled to rights to require the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by our affiliates, immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

LOCK-UP AGREEMENTS

    We, our officers, directors and stockholders holding approximately 14,591,771 shares of common stock have agreed that, for a period of 180 days from the date of the final prospectus, we and they will not, subject to some exceptions, transfer or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock. These restrictions shall cease to apply to:

    (a) 25% of our shares of common stock beneficially owned by each of these persons on the date of the final prospectus upon the later to occur of
        (i) the end of the 90-day period after the date of the final prospectus or (ii) the second trading day following the first public release of our quarterly results after the date of the final prospectus; and

    (b) an additional 25% of our shares of common stock beneficially owned by each of these persons on the date of the final prospectus, upon the end of the 135-day period after the date of the final prospectus;

if, in the case of both clauses (a) and (b):

    (x) the reported last sale price of the common stock on the Nasdaq National Market is at least twice the price per share in the offering for 20 of the 30 trading days ending on (A) in the case of (a) above, the later of
        (1) the last trading day of the 90-day period after the date of the final prospectus or (2) the second trading day following the first public release of our quarterly results after the date of the final prospectus and (B) in the case of clause (b) above, the last trading day of the 135-day after the date of the final prospectus; and

    (y) such person is not, and has not been since the date of the final prospectus, our employee or, if such person is our employee, such person beneficially owns common stock and shares issuable upon the exercise of outstanding stock options at any time from the date of the lock-up agreement through the end of the 180-day period after the date of the final prospectus, which in the aggregate does not exceed 25,000;

provided further, that such person agrees to give to us and Donaldson, Lufkin & Jenrette Securities Corporation written notice three business days prior to taking any of the actions described above and to execute any such action only through Donaldson, Lufkin & Jenrette Securities Corporation or any of its affiliates acting as broker, unless otherwise agreed in writing by Donaldson, Lufkin & Jenrette Securities Corporation.

    The underwriting agreement contains limited exceptions to these lock-up agreements.

    In addition, during this 180-day period, we have also agreed not to file any registration statement for, and each of our officers, directors and several stockholders has agreed not to make any demand for, or exercise any right for, the registration of any of our securities without Donaldson, Lufkin & Jenrette Securities Corporation's prior written consent.

    As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 701 of the Securities Act discussed below, shares subject to these lock-up agreements will not be salable until the shares are released from the agreements or the agreements expire or unless prior written consent is received from Donaldson, Lufkin & Jenrette Securities Corporation. Any early waiver of the lock-up agreements by the underwriters, which, if granted, could permit sales of a substantial number of shares and could adversely affect the trading price of our shares, may not be accompanied by an advance public announcement by us.

    Of the shares subject to these lock-up agreements, 2,841,437 shares may be eligible for sale on the later of 90 days from the date of the final prospectus or the second trading day following the first public release of our quarterly results, an additional 2,841,437 shares may be eligible for sale 135 days from the date of the final prospectus. The remaining shares subject to the lockup requirements will become eligible for sale 180 days from the date of the final prospectus unless a portion of these shares have previously become eligible for sale as described above.

RULE 144

    In general, under Rule 144, beginning 90 days after the date of the final prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including a person who may be deemed our Rule 144 affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - one percent of the number of shares of our common stock then outstanding;
      or

    - the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the proposed sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. We are unable to estimate accurately the number of restricted shares that will be sold under Rule 144 because this will depend in part on the market price of our common stock, the personal circumstances of the seller and other factors.

    Under Rule 144(k), a person who is not deemed to have been our Rule 144 affiliate at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell those shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, subject to the lock-up agreements, these shares may be sold upon completion of this offering.

RULE 701

    Beginning 90 days after the date of this prospectus, the shares of common stock issuable upon exercise of the options granted by us prior to the effective date of the registration statement will be eligible for sale in the public market pursuant to Rule 701 under the Securities Act, subject to the lock-up agreements. In general, Rule 701 permits resales of shares issued under specified compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act in reliance upon Rule 144, but without compliance with restrictions, including the holding period requirements, contained in Rule 144.

REGISTRATION STATEMENTS ON FORM S-8

    Following this offering, we intend to file under the Securities Act one or more registration statements on Form S-8 to register all of the shares of our common stock eligible for this form of registration statement:

    - issuable upon exercise of outstanding options granted pursuant to our stock option and equity incentive plans;

    - reserved for future option grants pursuant to individual option agreements or these plans; and

    - that we intend to offer for sale to our employees pursuant to our employee stock purchase plan.

    These registration statements are expected to become effective upon filing. Shares covered by these registration statements will be subject to vesting provisions and subject to expiration of the lock-up agreements. In the case of Rule 144 affiliates only, these shares will also remain subject to the restrictions of Rule 144 other than the holding period requirement.

                                  UNDERWRITING


    Subject to the terms and conditions of an underwriting agreement, dated as of August 9, 2000, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc., Wit SoundView Corporation and DLJDIRECT Inc. have severally agreed to purchase from us the respective number of shares of common stock shown opposite their names below.



                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........  1,130,000
Chase Securities, Inc.......................................    791,000
Wit SoundView Corporation...................................    339,000
DLJDIRECT Inc...............................................     80,000
Bear, Stearns & Co. Inc.....................................     30,000
A.G. Edwards & Sons, Inc....................................     30,000
First Union Securities, Inc.................................     30,000
Fleetboston Robertson Stephens Inc..........................     30,000
Lehman Brothers Inc.........................................     30,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........     30,000
U.S. Bancorp Piper Jaffray Inc..............................     30,000
Salomon Smith Barney Inc....................................     30,000
SG Cowen Securities Corporation.............................     30,000
C.E. Unterberg, Towbin......................................     30,000
Crowell, Weedon & Co........................................     15,000
Fahnestock & Co. Inc........................................     15,000
First Albany Corporation....................................     15,000
Hoefer & Arnett Incorporated................................     15,000
Janney Montgomery Scott LLC.................................     15,000
Johnston, Lemon & Co. Incorporated..........................     15,000
Kaufman Bros., L.P..........................................     15,000
Lebenthal & Co., Inc........................................     15,000
Legg Mason Wood Walker, Incorporated........................     15,000
McDonald Investments Inc., a KeyCorp Company................     15,000
Needham & Company, Inc......................................     15,000
Pacific Crest Securities Inc................................     15,000
Parker/Hunter Incorporated..................................     15,000
Pennsylvania Merchant Group.................................     15,000
Ragen Mackenzie Incorporated................................     15,000
Raymond James & Associates, Inc.............................     15,000
Sanders Morris Harris.......................................     15,000
Sands Brothers & Co. Ltd....................................     15,000
Scott & Stringfellow, Inc...................................     15,000
Stephens Inc................................................     15,000
Suntrust Equitable Securities Corporation...................     15,000
Sutro & Co. Incorporated....................................     15,000
Tucker Anthony Cleary Gull..................................     15,000
Wachovia Securities, Inc....................................     15,000
                                                              ---------
Total.......................................................  3,000,000
                                                              =========


    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus require the approval by their counsel of legal matters and other conditions. The underwriters must purchase and accept delivery of all of the shares of common stock offered through this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

    The underwriters propose to initially offer some of the shares of common stock directly to the public at the public offering price on the cover page of this prospectus and some of the shares of common stock to dealers, including the underwriters, at the public offering price less a concession not in excess of $0.42 per share. The underwriters may allow, and these dealers may re-allow, to other dealers a concession not in excess of $0.10 per share. After the initial offering of the common stock, the representatives of the underwriters may change the public offering price and other selling terms at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


    The following table shows the underwriting fees to be paid to the underwriters by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.


                                                     NO EXERCISE    FULL EXERCISE
                                                     ------------   -------------
Per Share..........................................  $       0.70    $     0.70
Total..............................................  $  2,100,000    $2,415,000


    We will pay the offering expenses, estimated to be $1,350,000.

    A prospectus in electronic format will be made available on websites maintained by DLJDIRECT Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and Wit SoundView Corporation's affiliate, Wit Capital Corporation. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus available in electronic format available on websites maintained by each of these dealers. Other than the prospectus in electronic format, the information on these websites relating to the offering is not part of this prospectus and has not been approved and/or endorsed by us or the underwriters, and should not be relied on by prospective investors.


    We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 450,000 additional shares of common stock at the public offering price less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, under conditions specified in the underwriting agreement, to purchase its pro rata portion of the additional shares based on that underwriter's percentage underwriting commitment as indicated in the preceding table.


    We have agreed to indemnify the underwriters against liabilities specified in the underwriting agreement, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of these liabilities.

    We, our officers, directors and stockholders holding approximately 14,591,771 shares of common stock have agreed that, for a period of 180 days from the date of the final prospectus, we and they will not, subject to some exceptions, transfer or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock. These restrictions shall cease to apply to:

    (a) 25% of our shares of common stock beneficially owned by each of these persons on the date of the final prospectus upon the later to occur of
        (i) the end of the 90-day period after the date of the final prospectus or (ii) the second trading day following the first public release of our quarterly results after the date of the final prospectus; and

    (b) an additional 25% of our shares of common stock beneficially owned by each of these persons on the date of the final prospectus, upon the end of the 135-day period after the date of the final prospectus;

if, in the case of both clauses (a) and (b):

    (x) the reported last sale price of the common stock on the Nasdaq National Market is at least twice the price per share in the offering for 20 of the 30 trading days ending on (A) in the case of (a) above, the later of
        (1) the last trading day of the 90-day period after the date of the final prospectus or (2) the second trading day following the first public release of our quarterly results after the date of the final prospectus and (B) in the case of clause (b) above, the last trading day of the 135-day after the date of the final prospectus; and

    (y) such person is not, and has not been since the date of the final prospectus, our employee or, if such person is our employee, such person beneficially owns common stock and shares issuable upon the exercise of outstanding stock options at any time from the date of the lock-up agreement through the end of the 180-day period after the date of the final prospectus, which in the aggregate does not exceed 25,000;

provided further, that such person agrees to give to us and Donaldson, Lufkin & Jenrette Securities Corporation written notice three business days prior to taking any of the actions described above and to execute any such action only through Donaldson, Lufkin & Jenrette Securities Corporation or any of its affiliates acting as broker, unless otherwise agreed in writing by Donaldson, Lufkin & Jenrette Securities Corporation.

    The underwriting agreement contains limited exceptions to these lock-up agreements.

    In addition, during this 180-day period, we have also agreed not to file any registration statement for, and each of our officers, directors and several of our stockholders have agreed not to make any demand for, or exercise any right for, the registration of any of our shares of common stock without Donaldson, Lufkin & Jenrette Securities Corporation's prior written consent.

    Prior to the offering, there has been no established trading market for the common stock. We and the underwriters negotiated the public offering price for the shares of common stock offered by this prospectus. The factors they considered in determining the public offering price included:

    - the history of and the prospects for the industry in which we compete;

    - our past and present operations;

    - our historical results of operations;

    - our prospects for future earnings;

    - the recent market prices of securities of generally comparable companies; and

    - the general condition of the securities markets at the time of the offering.

    Other than in the United States, neither we nor the underwriters have taken any action that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered through this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements associated with the offer and sale of any the shares of common stock offered through this prospectus be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. You should inform yourself and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered in this prospectus in any jurisdiction in which an offer or a solicitation is unlawful.

    The Sprout Entities are affiliated with Donaldson, Lufkin & Jenrette Securities Corporation. An associated person of Donaldson, Lufkin & Jenrette Securities Corporation is a member of our board of directors.

    Because the Sprout Entities are affiliated with Donaldson, Lufkin
& Jenrette Securities Corporation and beneficially own more than 10% of the outstanding common stock prior to this offering, this offering is being conducted in accordance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which provides that the public offering price of an equity security be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Chase Securities Inc. will assume the responsibilities of acting as a qualified independent underwriter and will recommend a price in compliance with the requirements of Rule 2720. As compensation for its services as qualified independent underwriter, we have agreed to pay $5,000 to Chase Securities Inc. on the closing of this offering.

    The underwriters may not confirm sales to discretionary accounts without the prior specific written approval of the customer.

    In connection with this offering, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may create a syndicate short position by making short sales of our common stock and may purchase shares of our common stock on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. The underwriting syndicate may reclaim selling concessions if the syndicate repurchases previously distributed shares in syndicate covering transactions, in stabilization transactions or in some other way or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates clients of such syndicate members have "flipped" the shares. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time.


    The underwriters, at our request, have reserved for sale at the initial public offering price up to 187,500 shares of common stock to be sold in this offering for sale to our employees, directors and other persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered through this prospectus.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California and for the underwriters by Sullivan & Cromwell, Los Angeles, California. As of the date of this prospectus, GC&H Investments, an investment partnership composed of current and former partners and associates of Cooley Godward LLP, owns 21,174 shares of our common stock.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements at March 31, 1999 and 2000 and for each of the three years in the period ended March 31, 2000 as described in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed with the SEC a Registration Statement, which term shall include any amendments thereto, on Form S-1 under the Securities Act with respect to our common stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. As used herein, the term "Registration Statement" means the initial registration statement, including the exhibits, schedules, financial statements and notes filed as part thereof and any and all amendments thereto. This prospectus omits information contained in the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock offered hereby, reference is made to the Registration Statement. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed with the SEC as an exhibit to the Registration Statement, each such statement being qualified by and subject to such reference in all respects. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

    As a result of the offering hereunder, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports and other information with the SEC. Reports, registration statements, proxy statements, and other information filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of the material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains a website on the world wide web at "sec.gov" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

    We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish such other reports as we may determine or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
PHARSIGHT CORPORATION

Report of Ernst & Young LLP, Independent Auditors...........     F-2

Balance Sheets..............................................     F-3

Statements of Operations....................................     F-5

Statements of Redeemable Convertible Preferred Stock and
  Stockholders' Equity (Deficit)............................     F-6

Statements of Cash Flows....................................     F-7

Notes to Financial Statements...............................     F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors

Pharsight Corporation

We have audited the accompanying balance sheets of Pharsight Corporation as of March 31, 1999 and 2000, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pharsight Corporation at March 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States.

As discussed in Note 16 to the consolidated financial statements, the consolidated balance sheets, statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended March 31, 2000 have been restated.


San Jose, California                         /s/ ERNST & YOUNG LLP
May 22, 2000, except for
Note 16, as to which the
date is July 10, 2000 and Note 17,
as to which the date
is August 8, 2000

                             PHARSIGHT CORPORATION

                                 BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       PRO FORMA
                                                                                     STOCKHOLDERS'
                                                                   MARCH 31,        EQUITY (DEFICIT)
                                                              -------------------      MARCH 31,
                                                                1999       2000           2000
                                                              --------   --------   ----------------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 4,148    $  5,286
  Short-term investments....................................    1,999      11,196
  Accounts receivable, net of allowance for bad debts of $27
    for March 31, 1999 and 2000.............................      745       2,000
  Recognized income not yet billed..........................       13         225
  Prepaids and other current assets.........................      300         685
                                                              -------    --------
Total current assets........................................    7,205      19,392
Property and equipment, net.................................      845       1,191
Intangible assets, net
  Core technology...........................................      880         442
  Other.....................................................      651         148
                                                              -------    --------
                                                                1,531         590
Other assets................................................       87         147
                                                              -------    --------
Total assets................................................  $ 9,668    $ 21,320
                                                              =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   213    $    315
  Accrued interest..........................................      157         166
  Accrued expenses..........................................      143         396
  Accrued compensation......................................      404       1,088
  Deferred revenue..........................................    1,221       1,925
  Current portion of notes payable..........................    2,660       2,293
  Current obligations under capital leases..................      258         372
                                                              -------    --------
Total current liabilities...................................    5,056       6,555
Notes payable...............................................    2,293          --
Obligations under capital leases............................      519         708
Commitments
Series C redeemable convertible preferred stock, $0.001 par
  value:
  Authorized shares--2,581,640 for March 31, 1999 and 2000
  Issued and outstanding shares--2,577,840 for March 31,
    1999 and 2000 (Liquidation preference at March 31, 2000
    of $6,109) (no shares pro forma)........................    7,665       8,154        $  6,109
Series D redeemable convertible preferred stock, $0.001 par
  value:
  Authorized shares--2,930,000 for March 31, 1999 and 2000
  Issued and outstanding shares--2,877,254 for March 31,
    1999 and 2000 (Liquidation preference at March 31, 2000
    of $9,408) (no shares pro forma)........................    9,676      10,428              --

                             PHARSIGHT CORPORATION

                                 BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       PRO FORMA
                                                                                     STOCKHOLDERS'
                                                                   MARCH 31,        EQUITY (DEFICIT)
                                                              -------------------      MARCH 31,
                                                                1999       2000           2000
                                                              --------   --------   ----------------
                                                                                      (UNAUDITED)
Stockholders' equity (deficit):
  Series A convertible preferred stock, $0.001 par value:
    Authorized shares--1,935,274 for March 31, 1999 and 2000
    Issued and outstanding shares--1,913,845 for March 31,
      1999 and 2000 (Liquidation preference at March 31,
      2000 of $1,897) (no shares pro forma).................        2           2              --
  Series B convertible preferred stock, $0.001 par value:
    Authorized shares--540,000 for March 31, 1999 and 2000
    Issued and outstanding shares--540,000 for March 31,
      1999 and 2000 (Liquidation preference at March 31,
      2000 of $810) (no shares pro forma)...................        1           1              --
  Series E convertible preferred stock, $0.001 par value:
    Authorized shares--2,777,778 for March 31, 2000
    Issued and outstanding shares--2,777,778 for March 31,
      2000 (Liquidation preference at March 31, 2000 of
      $20,000) (no shares pro forma)........................       --           3              --
  Common stock, $0.001 par value:
    Authorized shares--15,013,086 and 19,235,308, for
      March 31, 1999 and 2000, respectively
    Issued and outstanding shares--3,570,607, and 4,055,222
      for March 31, 1999 and 2000, respectively (14,741,939
      shares pro forma).....................................        4           4              15
  Additional paid-in capital................................    3,329      28,843          41,311
  Deferred stock compensation...............................     (239)     (3,459)         (3,459)
  Accumulated deficit.......................................  (18,533)    (29,761)        (29,761)
  Accumulated other comprehensive loss......................       --         (23)            (23)
  Notes receivable from stockholders........................     (105)       (135)           (135)
                                                              -------    --------        --------
Total stockholders' equity (deficit)........................  (15,541)     (4,525)       $  7,948
                                                              -------    --------        ========
Total liabilities and stockholders' equity (deficit)........  $ 9,668    $ 21,320
                                                              =======    ========

   The accompanying notes are an integral part of these financial statements.

                             PHARSIGHT CORPORATION

                            STATEMENTS OF OPERATIONS

                           (IN THOUSANDS, EXCEPT PER
                                 SHARE AMOUNTS)

                                                                  YEARS ENDED MARCH 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Revenues:
  License and renewal.......................................  $   279    $  1,606   $  2,634
  Services..................................................      457       2,285      6,225
                                                              -------    --------   --------
Total revenues..............................................      736       3,891      8,859

Costs and expenses:
  License and renewal(1)....................................      210         708      1,054
  Services(2)...............................................      435       1,772      3,379
  Research and development(3)...............................    2,134       4,327      5,451
  Sales and marketing(4)....................................    1,366       2,292      4,059
  General and administrative(5).............................      744       1,105      1,967
  Amortization of deferred stock compensation...............       --          57      2,180
  Amortization of intangible assets.........................       82         965        941
  Acquired in-process research and development..............      362       2,592         --
                                                              -------    --------   --------
Total operating expenses....................................    5,333      13,818     19,031
                                                              -------    --------   --------

Loss from operations........................................   (4,597)     (9,927)   (10,172)

Other income (expense):
  Interest expense..........................................      (44)       (602)      (498)
  Interest income and other, net............................      216         482        683
                                                              -------    --------   --------
                                                                  172        (120)       185
                                                              -------    --------   --------
Net loss....................................................   (4,425)    (10,047)    (9,987)

Accretion on Series C and D redeemable convertible preferred
  stock.....................................................     (448)       (803)    (1,241)

Series C redeemable convertible preferred stock dividend....     (644)         --         --
                                                              -------    --------   --------

Net loss applicable to common stockholders..................  $(5,517)   $(10,850)  $(11,228)
                                                              =======    ========   ========
Basic and diluted net loss per share........................  $ (4.19)   $  (4.48)  $  (3.48)

Shares used to compute basic and diluted net loss per
  share.....................................................    1,318       2,424      3,225

Pro forma basic and diluted net loss per share..............                        $  (0.88)

Shares used to compute pro forma basic and diluted net loss
  per share.................................................                          12,712

--------------------------

(1) Excluding $3 and $126 in amortization of deferred stock-based compensation for the twelve months ended March 31, 1999 and 2000, respectively.

(2) Excluding $20 and $501 in amortization of deferred stock-based compensation for the twelve months ended March 31, 1999 and 2000, respectively.

(3) Excluding $3 and $531 in amortization of deferred stock-based compensation for the twelve months ended March 31, 1999 and 2000, respectively.

(4) Excluding $15 and $579 in amortization of deferred stock-based compensation for the twelve months ended March 31, 1999 and 2000, respectively.

(5) Excluding $16 and $443 in amortization of deferred stock-based compensation for the twelve months ended March 31, 1999 and 2000, respectively.

   The accompanying notes are an integral part of these financial statements.

                             PHARSIGHT CORPORATION
              STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                  REDEEMABLE
                                                                  CONVERTIBLE            CONVERTIBLE
                                                                PREFERRED STOCK        PREFERRED STOCK         COMMON STOCK
                                                              -------------------   ---------------------   -------------------
                                                              SHARES     AMOUNT     SHARES       AMOUNT     SHARES     AMOUNT
                                                              --------   --------   --------   ----------   --------   --------
Balance at March 31, 1997...................................      --     $    --     2,454     $      3      2,064        $2
Issuance of common stock under employee benefit plans, net
  of repurchases............................................      --          --        --           --         25        --
Issuance of common stock in connection with acquisition and
  other.....................................................      --          --        --           --        952         1
Issuance of Series C redeemable convertible preferred stock,
  net of issuance costs.....................................   2,578       6,084        --           --         --        --
Deemed dividend on Series C preferred stock.................      --         644        --           --         --        --
Accretion of preferred stock................................      --         448        --           --         --        --
Net loss....................................................      --          --        --           --         --        --
                                                               -----     -------     -----     ----------    -----        --
Balance at March 31, 1998...................................   2,578       7,176     2,454            3      3,041         3
Issuance of common stock under employee benefit plans, net
  of repurchases............................................      --          --        --           --        284         1
Issuance of common stock in connection with acquisition.....      --          --        --           --        246        --
Issuance of Series C redeemable convertible preferred stock,
  net of issuance costs.....................................      --          --        --           --         --        --
Issuance of Series D redeemable convertible preferred stock,
  net of issuance costs.....................................   2,877       9,362        --           --         --        --
Accretion of Series C preferred stock.......................      --         489        --           --         --        --
Accretion of Series D preferred stock.......................      --         314        --           --         --        --
Deferred stock compensation related to stock option
  grants....................................................      --          --        --           --         --        --
Amortization of deferred stock compensation.................      --          --        --           --         --        --
Net loss....................................................      --          --        --           --         --        --
                                                               -----     -------     -----     ----------    -----        --
Balance at March 31, 1999...................................   5,455      17,341     2,454            3      3,571         4
Issuance of Series E convertible preferred stock, net of
  issuance costs............................................      --          --     2,778            3         --        --
Issuance of common stock under employee benefit plans, net
  of repurchases............................................      --          --        --           --        484        --
Deferred stock compensation related to stock option
  grants....................................................      --          --        --           --         --        --
Amortization of deferred stock compensation.................      --          --        --           --         --        --
Accretion of Series C preferred stock.......................      --         489        --           --         --        --
Accretion of Series D preferred stock.......................      --         752        --           --         --        --
Comprehensive loss
  Unrealized loss on short-term investments.................      --          --        --           --         --        --
  Net loss..................................................      --          --        --           --         --        --
Total comprehensive loss....................................      --          --        --           --         --        --
                                                               -----     -------     -----     ----------    -----        --
Balance at March 31, 2000...................................   5,455     $18,582     5,232     $      6      4,055        $4
                                                               =====     =======     =====     ==========    =====        ==


                                                                                                              ACCUMULATED
                                                              ADDITIONAL                                        OTHER
                                                               PAID-IN       DEFERRED         ACCUMULATED     COMPREHENSIVE
                                                               CAPITAL      COMPENSATION       DEFICIT           LOSS
                                                              -----------   ---------------   -------------   ----------------
Balance at March 31, 1997...................................    $ 2,645         $    --         $ (2,166)           $ --
Issuance of common stock under employee benefit plans, net
  of repurchases............................................         15              --               --              --
Issuance of common stock in connection with acquisition and
  other.....................................................        249              --               --              --
Issuance of Series C redeemable convertible preferred stock,
  net of issuance costs.....................................         --              --                               --
Deemed dividend on Series C preferred stock.................         --              --             (644)             --
Accretion of preferred stock................................         --              --             (448)             --
Net loss....................................................         --              --           (4,425)             --
                                                                -------         -------         --------            ----
Balance at March 31, 1998...................................      2,909              --           (7,683)             --
Issuance of common stock under employee benefit plans, net
  of repurchases............................................         56              --               --              --
Issuance of common stock in connection with acquisition.....         68              --               --              --
Issuance of Series C redeemable convertible preferred stock,
  net of issuance costs.....................................         --              --               --              --
Issuance of Series D redeemable convertible preferred stock,
  net of issuance costs.....................................         --              --               --              --
Accretion of Series C preferred stock.......................         --              --             (489)             --
Accretion of Series D preferred stock.......................         --              --             (314)             --
Deferred stock compensation related to stock option
  grants....................................................        296            (296)              --              --
Amortization of deferred stock compensation.................         --              57               --              --
Net loss....................................................         --              --          (10,047)             --
                                                                -------         -------         --------            ----
Balance at March 31, 1999...................................      3,329            (239)         (18,533)             --
Issuance of Series E convertible preferred stock, net of
  issuance costs............................................     19,964              --               --              --
Issuance of common stock under employee benefit plans, net
  of repurchases............................................        150              --               --              --
Deferred stock compensation related to stock option
  grants....................................................      5,400          (5,400)              --              --
Amortization of deferred stock compensation.................         --           2,180               --              --
Accretion of Series C preferred stock.......................         --              --             (489)             --
Accretion of Series D preferred stock.......................         --              --             (752)             --
Comprehensive loss
  Unrealized loss on short-term investments.................         --              --               --             (23)
  Net loss..................................................         --              --           (9,987)             --
Total comprehensive loss....................................         --              --               --              --
                                                                -------         -------         --------            ----
Balance at March 31, 2000...................................    $28,843         $(3,459)        $(29,761)           $(23)
                                                                =======         =======         ========            ====


                                                                NOTES
                                                              RECEIVABLE
                                                                FROM
                                                              STOCKHOLDERS     TOTAL
                                                              -------------   --------
Balance at March 31, 1997...................................      $ (13)      $    471
Issuance of common stock under employee benefit plans, net
  of repurchases............................................         --             15
Issuance of common stock in connection with acquisition and
  other.....................................................        (76)           174
Issuance of Series C redeemable convertible preferred stock,
  net of issuance costs.....................................                        --
Deemed dividend on Series C preferred stock.................         --           (644)
Accretion of preferred stock................................         --           (448)
Net loss....................................................         --         (4,425)
                                                                  -----       --------
Balance at March 31, 1998...................................        (89)        (4,857)
Issuance of common stock under employee benefit plans, net
  of repurchases............................................        (16)            41
Issuance of common stock in connection with acquisition.....         --             68
Issuance of Series C redeemable convertible preferred stock,
  net of issuance costs.....................................         --             --
Issuance of Series D redeemable convertible preferred stock,
  net of issuance costs.....................................         --             --
Accretion of Series C preferred stock.......................         --           (489)
Accretion of Series D preferred stock.......................         --           (314)
Deferred stock compensation related to stock option
  grants....................................................         --             --
Amortization of deferred stock compensation.................         --             57
Net loss....................................................         --        (10,047)
                                                                  -----       --------
Balance at March 31, 1999...................................       (105)       (15,541)
Issuance of Series E convertible preferred stock, net of
  issuance costs............................................         --         19,967
Issuance of common stock under employee benefit plans, net
  of repurchases............................................        (30)           120
Deferred stock compensation related to stock option
  grants....................................................         --             --
Amortization of deferred stock compensation.................         --          2,180
Accretion of Series C preferred stock.......................         --           (489)
Accretion of Series D preferred stock.......................         --           (752)
Comprehensive loss
  Unrealized loss on short-term investments.................         --            (23)
  Net loss..................................................         --         (9,987)
Total comprehensive loss....................................         --        (10,010)
                                                                  -----       --------
Balance at March 31, 2000...................................      $(135)      $ (4,525)
                                                                  =====       ========

   The accompanying notes are an integral part of these financial statements.

                             PHARSIGHT CORPORATION

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEARS ENDED MARCH 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
OPERATING ACTIVITIES
Net loss....................................................  $(4,425)   $(10,047)  $ (9,987)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Amortization of deferred stock compensation...............       --          57      2,180
  Depreciation..............................................       89         275        482
  Amortization..............................................       82         965        941
  Write-off of acquired in-process research and
    development.............................................      362       2,592         --
  Changes in operating assets and liabilities:
    Accounts receivable.....................................     (116)       (297)    (1,255)
    Recognized income not yet billed........................       (8)         (5)      (212)
    Other current assets....................................     (245)         31       (385)
    Intangible and other assets.............................       40         (37)       (61)
    Accounts payable........................................      274         (76)       102
    Accrued expenses........................................       53         (21)       253
    Accrued compensation....................................       92         268        684
    Deferred revenue........................................      496         560        704
    Accrued interest and other..............................       --         157          4
                                                              -------    --------   --------
Net cash used in operating activities.......................   (3,306)     (5,578)    (6,550)
INVESTING ACTIVITIES
Purchases of property and equipment.........................     (263)       (738)      (828)
Proceeds from sale of property and equipment................       --          86         --
Purchases of short-term investments.........................   (1,246)     (2,000)   (13,220)
Maturities of short-term investments........................      245       1,000      4,000
Acquisition of MGA and SCI..................................     (638)     (2,368)        --
                                                              -------    --------   --------
Net cash used in investing activities.......................   (1,902)     (4,020)   (10,048)
FINANCING ACTIVITIES
Proceeds from lease line....................................      211         527        611
Proceeds from issuance of notes payable.....................    1,000       2,000         --
Principal payments on notes payable.........................       --        (753)    (2,660)
Principal payments on capital lease obligations.............      (63)       (132)      (309)
Proceeds from the issuance of common stock..................       15          41        127
Proceeds from the issuance of convertible preferred stock,
  net.......................................................    6,084       9,362     19,967
                                                              -------    --------   --------
Net cash provided by financing activities...................    7,247      11,045     17,736
                                                              -------    --------   --------
Net increase (decrease) in cash and cash equivalents........    2,039       1,447      1,138
Cash and cash equivalents at the beginning of the period....      662       2,701      4,148
                                                              -------    --------   --------
Cash and cash equivalents at the end of the period..........  $ 2,701    $  4,148   $  5,286
                                                              =======    ========   ========
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES
Common stock issued in exchange for notes...................  $    76    $     16   $     30
Property and equipment acquired under capital leases........      211         527        611
Common stock issued for acquisition.........................      100          68         --
Common stock issued for noncompetition agreement............       74          --         --
Note payable issued for acquisition.........................      456       2,250         --
Accretion of preferred stock................................      448         803      1,241
Dividend on preferred stock.................................      644          --         --
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest......................................  $    34    $    388   $    436
Cash paid for taxes.........................................       --           2          2

   The accompanying notes are an integral part of these financial statements.

                             PHARSIGHT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  DESCRIPTION OF BUSINESS

    Pharsight Corporation ("Pharsight") was incorporated in California on April 4, 1995. Pharsight develops and markets integrated products and services that help pharmaceutical and biotechnology companies improve the drug development process. In December 1997, Pharsight acquired Scientific
Consulting, Inc. ("SCI"), based in Cary, North Carolina. SCI's operations were merged into Pharsight at acquisition. In May 1998, Pharsight acquired certain assets, mainly source code, from Mitchell and Gauthier Associates, Inc. ("MGA").

    Pharsight operates in only one business segment comprised of products and services to pharmaceutical and biotechnology companies to improve the drug development process. Sales are primarily generated in the United States through a direct field sales organization.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Pharsight's revenues are derived from two sources: product licenses (initial and renewal fees) and consulting (scientific and training) services.

    Pharsight's revenue recognition policy is in accordance with Statement of Position No. 97-2 ("SOP 97-2"), "Software Revenue Recognition", as amended by Statement of Position No. 98-4, "Referral of the Effective Date of SOP 97-2, 'Software Revenue Recognition' " ("SOP 98-4"), and Statement of Position
No. 98-9, "Modification of SOP No. 97-2 with Respect to Certain Transactions" ("SOP 98-9"). For each arrangement, Pharsight determines whether evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable. If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met. Pharsight considers all arrangements with payment terms extending beyond twelve months and other arrangements with payment terms longer than normal not to be fixed or determinable. The Company's standard payment terms currently range from "net 15 days" to "net 30 days." The Company does not currently offer, has not offered in the past, and does not expect to offer in the future, extended payment term arrangements. If collectibility is not considered probable, revenue is recognized when the fee is collected. No customer has the right of return.

    ARRANGEMENTS CONSISTING SOLELY OF LICENSE AND RENEWAL FEES. The Company sells one year software licenses (initial and renewal fees) bundled with post contract support services ("PCS"). The Company does not have vendor specific objective evidence to allocate the fee to the separate elements as the Company does not sell PCS separately. The initial and renewal license fees are each recognized ratably over the one year period of the license during which the PCS is expected to be provided as required by paragraph 12 of SOP 97-2.

    The Company does not present PCS revenue separately as the Company does not have vendor specific objective evidence of PCS, and the Company does not believe other allocation methodologies

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(i.e. allocation based on relative costs) provide a meaningful and supportable allocation between license and PCS revenues.

    Pharsight has one international distributor. There is no right of return or price protection for sales to the international distributor. In situations where the international distributor has a purchase order from the end user that is immediately deliverable, Pharsight begins recognizing revenue when the license term with the end user begins, if other criteria in SOP 97-2 are met, since Pharsight has no risk of concessions. Revenue is recognized ratably over the one year initial license or renewal period. Pharsight defers the revenue on shipments to the international distributor if the international distributor does not have a purchase order from an end user that is immediately deliverable or other criteria in SOP 97-2 are not met.

    ARRANGEMENTS CONSISTING SOLELY OF SERVICES. Revenues are recognized as services are performed. Arrangements for services may be charged at daily rates for different levels of consultants and out of pocket expenses or may be for a fixed fee. Revenue under fixed fee arrangements is recognized at the daily rates for the different level of consultants involved plus out of pocket expenses. For fixed fee contracts with milestones or acceptance criteria, Pharsight recognizes revenue as such milestones are achieved or as such acceptance occurs (which approximates the level of services provided). For fixed fee arrangements at the end of each accounting period (i) the Company analyzes the appropriateness of the daily rates charged based upon total fees to be charged and total hours to be incurred, and (ii) Pharsight determines if losses should be recognized.

    ARRANGEMENTS CONSISTING OF LICENSE, RENEWAL FEES AND SCIENTIFIC CONSULTING SERVICES. The scientific consulting services meet the criteria of paragraph 65 of SOP 97-2 for separate accounting. As the only undelivered elements are services and PCS, and the PCS term (expressed or implied) and the period over which the services are expected to be performed are the same period, the Company recognizes revenue based on the lesser of actual services performed and licenses delivered or straight line over the period of the agreement. If the PCS term and the period over which the services are expected to be performed are not the same period, the Company recognizes revenue based on the lesser of actual services performed and licenses delivered or straight line over the longer of the PCS term and the period over which the services are expected to be performed. Vendor specific objective evidence of fair value of scientific services for purposes of revenue recognition in these multiple element arrangements is based on daily rates for different levels of consultants and out of pocket expenses.

    The Company's scientific and training services included in multiple element arrangements are not essential to the functionality of the other elements of an arrangement. To date the Company has not used and does not expect to use contract accounting for the entire software arrangement.

CAPITALIZED SOFTWARE

    Pharsight capitalizes eligible computer software costs as products achieve technological feasibility, subject to net realizable value considerations. Pharsight has defined technological feasibility as completion of a working model. As of March 31, 1999 and 2000, such internal capitalizable costs were insignificant. Accordingly, Pharsight has charged all such internal costs to research and development expenses in the accompanying statements of operations.

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of Pharsight's cash and cash equivalents, short-term investments, accounts receivable and payable, and accrued liabilities approximate their fair values due to their short-term nature. The fair values of the capital lease obligations and notes payable are estimated based on current interest rates available to Pharsight for debt instruments with similar terms, degrees of risk, and remaining maturities. The carrying values of these obligations approximate their respective fair values.

RESEARCH AND DEVELOPMENT COSTS

    Since January 1, 1999, Pharsight has accounted for internal use software costs, including website development costs, in accordance with Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). In accordance with SOP 98-1, Pharsight capitalizes costs to develop software for its website and other internal uses when preliminary development efforts are successfully completed and management has authorized and committed project funding and it is probable that the project will be completed and the software will be used as intended. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for upgrades and enhancements that are probable to result in additional functionality are capitalized. All capitalized costs are amortized to expense over their expected useful lives.

    Costs required to be capitalized under SOP 98-1 have been insignificant to date. Prior to the adoption of SOP 98-1, costs incurred by Pharsight to develop, enhance, manage, monitor and operate its website were expensed as incurred.

ADVERTISING

    Pharsight expenses the cost of advertising as incurred. These costs were insignificant in all periods presented.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are comprised of highly liquid financial instruments consisting primarily of investments in money market funds, commercial paper, and treasury instruments with insignificant interest rate risk and with original maturities of three months or less at the time of acquisition.

SHORT-TERM INVESTMENTS

    All investments are designated as available-for-sale and are carried at fair value, with unrealized gains and losses, net of tax, reported in stockholders' equity. The cost of securities sold is based on the specific identification method. Realized gains or losses and declines in value, if any, judged to be other-than-temporary, are reported in interest income and other, net. Short-term investments consist of securities available-for-sale that mature within 12 months of purchase.

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Short-term investments consisted of the following:

                                                                     GROSS        GROSS        FAIR
                                                                   UNREALIZED   UNREALIZED    MARKET
                                                          COST       GAINS        LOSSES      VALUE
                                                        --------   ----------   ----------   --------
MARCH 31, 1999
United States government and federal agency
  obligations.........................................  $ 1,999    $      --       $ --      $ 1,999
                                                        =======    =========       ====      =======
MARCH 31, 2000
United States government and federal agency
  obligations.........................................  $ 7,489    $      --       $ (6)     $ 7,483
Corporate notes.......................................    3,730           --        (17)       3,713
                                                        -------    ---------       ----      -------
                                                        $11,219    $      --       $(23)     $11,196
                                                        =======    =========       ====      =======

    Proceeds from sales and maturities of securities available-for-sale were $1,000 and $4,000 for the years ended March 31, 1999 and 2000, respectively. Gross realized sales and losses were insignificant for all periods presented.

PREPAID EXPENSES

    Prepaid expenses include minimum annual royalty payments for databases of information, which will be charged to cost of sales upon sale and delivery of the databases to customers.

PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of three to five years. Property under capital leases is amortized over the lesser of the useful lives of the assets or the lease term. Amortization expense related to these assets is included in depreciation expense.

INTANGIBLE ASSETS

    Intangible assets related to the purchase of SCI's business and the acquisition of certain assets of MGA which included core technology, assembled workforce, developed technology, goodwill, and covenants not to compete. The intangible assets are being amortized on a straight-line basis over periods ranging from two to three years. Intangibles consist of:

                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Developed technology........................................  $   387    $   387
Core technology.............................................    1,316      1,316
Assembled workforce.........................................      258        258
Goodwill....................................................      117        117
Covenants not to compete....................................      500        500
                                                              -------    -------
                                                                2,578      2,578
Accumulated amortization....................................   (1,047)    (1,988)
                                                              -------    -------
                                                              $ 1,531    $   590
                                                              =======    =======

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED REVENUE

    Deferred revenue is primarily comprised of license fees (initial and renewal), which are recognized over one year. In addition, deferred revenue includes deferred services and training revenue which will be recognized as services are performed.

STOCK-BASED COMPENSATION

    Pharsight accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

INCOME TAXES

    Pharsight accounts for income taxes under the liability method whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE

    Basic net loss per share is computed using the weighted-average number of vested outstanding shares of common stock. Diluted net loss per share is computed using the weighted-average number of shares of vested common stock outstanding and, when dilutive, unvested common stock outstanding, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the as-if-converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would be antidilutive.

    Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of Pharsight's proposed initial public offering ("IPO"), are included in the calculation of basic and diluted net loss per share as if they were outstanding for all periods presented. To date, Pharsight has not had any issuances or grants for nominal consideration.

    Basic and diluted pro forma net loss per share have been computed as described above and give effect to the automatic conversion of preferred stock into common stock effective upon the closing of Pharsight's IPO as if their conversion occurred at the original date of issuance.

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per share:

                                                                  YEARS ENDED MARCH 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Net loss....................................................  $(4,425)   $(10,047)  $ (9,987)
Accretion of preferred stock................................     (448)       (803)    (1,241)
Series C redeemable convertible preferred stock dividend....     (644)         --         --
                                                              -------    --------   --------
Net loss attributable to common stockholders................  $(5,517)   $(10,850)  $(11,228)
                                                              =======    ========   ========

Basic and diluted:
  Weighted average common shares outstanding................    2,313       3,399      3,791
  Less weighted average common shares subject to
    repurchase..............................................     (995)       (975)      (566)
                                                              -------    --------   --------
Shares used to compute basic and diluted net loss per
  share.....................................................    1,318       2,424      3,225
                                                              =======    ========   ========
Basic and diluted net loss per common share.................  $ (4.19)   $  (4.48)  $  (3.48)
                                                              =======    ========   ========
Pro forma basic and diluted:
Shares used above...........................................                           3,225
  Weighted average convertible preferred stock outstanding,
    as if converted.........................................                           9,487
                                                                                    --------
  Shares used to compute pro forma basic and diluted net
    loss per share..........................................                          12,712
                                                                                    ========
Pro forma basic and diluted net loss per share..............                        $  (0.88)
                                                                                    ========

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The number of unvested and potential common shares excluded from the calculation of diluted net loss per share at March 31, 1999 and 2000 is detailed in the following table:

                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Preferred stock.............................................    7,908     10,687
Shares subject to repurchase................................      673        366
Outstanding options.........................................    1,125      1,835
Warrants....................................................      303        297
                                                               ------     ------
                                                               10,009     13,185
                                                               ======     ======

    These instruments were excluded because their effect would be antidilutive.

UNAUDITED PRO FORMA INFORMATION

    If Pharsight's IPO as described in Note 17 is consummated, all of the preferred stock outstanding will be automatically converted into common stock. In addition, the Series C stockholders will be entitled to receive the original issue price of $2.37 per share. The unaudited pro forma convertible preferred stock and stockholders' equity at March 31, 2000 has been adjusted for the assumed conversion of preferred stock and the repayment of the Series C original issue price based on the shares of preferred stock outstanding at March 31, 2000.

OTHER COMPREHENSIVE INCOME

    Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), requires Pharsight to display comprehensive income (loss) and its components as part of the financial statements. Other comprehensive income (loss) includes certain changes in equity that are excluded from net income (loss). Pharsight's only component of other comprehensive income
(loss), is unrealized loss on short-term investments for the year ended
March 31, 2000. Comprehensive loss for this period was $23.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because Pharsight does not currently hold any derivative instruments and does not engage in hedging activities, the adoption of SFAS 133 is not expected to have a significant impact on its financial position, results of operations or cash flows. Pharsight will be required to implement SFAS 133, as amended, for the year ending March 31, 2002.

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). Pharsight does not believe its adoption will materially change Pharsight's financial position, results of operations, or cash flows.

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    In January, 2000, the Emerging Issues Task Force issued EITF 00-2, "Accounting for Web Site Development Costs". Pharsight does not believe its adoption will materially change Pharsight's financial position, results of operations, or cash flows.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25". FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Pharsight does not expect the application of FIN 44 to have a material impact on Pharsight's financial position or results of operations.

3.  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and consist of the following:

                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Furniture and fixtures......................................   $  274     $  365
Computers and equipment.....................................      863      1,469
Leasehold improvements......................................       27         72
                                                               ------     ------
                                                                1,164      1,906
Accumulated depreciation and amortization...................     (319)      (715)
                                                               ------     ------
                                                               $  845     $1,191
                                                               ======     ======

    Property and equipment include assets acquired under capital lease obligations with a cost of approximately $948 and $1,491 and accumulated amortization of $242 and $591 at March 31, 1999 and 2000, respectively.

4.  BUSINESS AND OTHER ACQUISITIONS

    In December 1997, Pharsight purchased all of the outstanding shares of SCI, a developer of scientific software products for the pharmaceutical industry, for an aggregate purchase price (including direct acquisition costs) of $1,300. Pharsight acquired SCI for cash, a note payable, and 400 shares of Pharsight's common stock valued at an aggregate of $100. Pharsight has accounted for the acquisition

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4. BUSINESS AND OTHER ACQUISITIONS (CONTINUED) using the purchase method, and the results of operations of SCI have been included in Pharsight's operations since acquisition. Assets acquired and liabilities assumed in the acquisition were as follows:

Current assets and other tangible assets....................   $  511
Liabilities assumed.........................................     (144)
Core technology.............................................      242
Acquired in-process research and development................      362
Developed technology........................................      223
Assembled workforce.........................................       82
Goodwill....................................................       24
                                                               ------
Total.......................................................   $1,300
                                                               ======

    To determine the value of the developed technology, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle state of the technology. The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. Management determined that approximately $362 of the purchase price represented acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use. To estimate the value of the in-process research and development ("IPR&D"), the expected cash flows attributed to the completed portion of the IPR&D were calculated. These cash flows considered the contribution of the core technology, the risks related to the development of the IPR&D and the percent complete as of the valuation date as well as the expected life cycle of the technology. Finally, the cash flows attributed to the completed portion of the IPR&D, net of the core technology contribution, were discounted to the present value to estimate the value of the IPR&D. This amount was expensed during the year ended March 31, 1998 on the date the acquisition was consummated. Goodwill is determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets. In December 1997, Pharsight began amortizing goodwill, developed technology and assembled workforce over an estimated useful life of two to three years.

    The pro forma unaudited results of operations for the years ended March 31, 1997 and 1998, assuming the purchase of SCI had been consummated as of April 1, 1996, follows:

                                                                1997       1998
                                                              --------   --------
Revenues....................................................   $  737     $2,259
Net loss applicable to common shareholders..................    1,799      5,020
Net loss per common share
  Basic.....................................................     2.39       3.81
  Diluted...................................................     2.39       3.81

    In May 1998, Pharsight purchased certain assets, mainly modeling and simulation technology, from MGA, a consulting and software development firm based in Concord, Massachusetts. MGA's software

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4. BUSINESS AND OTHER ACQUISITIONS (CONTINUED) allows scientists and engineers, principally in the aerospace and defense industries, to simulate product performance. Assets acquired were as follows:

Fixed assets................................................   $   86
Core technology.............................................    1,084
Acquired in-process research and development................    2,592
Developed technology........................................      164
Assembled workforce.........................................      177
Goodwill....................................................       93
Covenants not to compete....................................      500
                                                               ------
Total.......................................................   $4,696
                                                               ======

    Pharsight has only derived insignificant revenues ($82 since May 1998) related to the acquisition of certain assets from MGA. These revenues were related to license renewals from existing customers of MGA. Pharsight developed a new product that was released in February 2000 that used part of the modeling and simulation technology acquired from MGA. The development of the new product took approximately 21 months and Pharsight's research and development costs related to the project were approximately $2,200. Pharsight purchased these assets for cash of $2,000, promissory notes totaling $1,750 due in equal annual installments over the next two years, and 246 shares of Pharsight's common stock valued at an aggregate of $62. Pharsight also incurred $250 of expenses, $500 relating to non-compete agreements, and approximately $134 of acquisition costs.

    To determine the value of the developed technology, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of technology. The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. Management determined that approximately $2,600 of the purchase price represented acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use. This amount was expensed during the year ended March 31, 1999 as a non-recurring charge upon consummation of the acquisition. Goodwill is assigned to identifiable tangible and intangible assets. In
June 1998, Pharsight began amortizing goodwill, developed technology, core technology, covenants not to compete, and assembled workforce over an estimated useful life of two to three years.

5.  CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject Pharsight to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, and trade receivables. Pharsight generally invests its excess cash in money market funds, commercial paper, corporate notes and obligations issued by or fully collateralized by the U.S. government or federal agencies. Pharsight places its investments with high-credit quality counterparties and, by policy, limits the amount of credit exposure to any one counterparty.

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5.  CONCENTRATIONS OF CREDIT RISK (CONTINUED)
    Pharsight sells primarily to major pharmaceutical and biotechnology companies. Pharsight evaluates its customers' financial condition when necessary and routinely receives a deposit for services contracts at the time of sale. Pharsight generally requires no collateral from its customers. Pharsight analyzes the need for reserves for potential credit losses and records reserves when necessary. It maintains an allowance for doubtful accounts based on the expected collectibility of accounts receivable. To date, Pharsight has not experienced any significant losses with respect to these balances. For the year ended March 31, 1998, Pharsight added $27 to its allowance for doubtful accounts through charges to bad debt expense. There were no bad debt write-offs for the years ended March 31, 1998, 1999 and 2000.

    Four customers comprised 15%, 13%, 11% and 10% of accounts receivable at March 31, 1999, respectively. No customers comprised over 10% of accounts receivable at March 31, 2000.

    Three customers accounted for 19%, 17% and 16%, and 15%, 13% and 10% of revenues for the years ended March 31, 1998 and 1999, respectively. For the year ended March 31, 2000, one customer accounted for 26% of revenues, as well as 15% of revenues in 1999.

6.  COMMITMENTS

    Pharsight leases its office facilities and certain equipment under noncancelable operating leases expiring through 2004. Minimum annual rental commitments, net of subleases, at March 31, 2000, are as follows:

2001........................................................   $1,261
2002........................................................    1,569
2003........................................................    1,578
2004........................................................      780
                                                               ------
Total minimum payments......................................   $5,188
                                                               ======

    Sublease income and future sublease payments are insignificant.

    Rent expense was $221 for the year ended March 31, 1998, $676 for the year ended March 31, 1999, and $955 for the year ended March 31, 2000.

    Pharsight is required to pay royalties based on license revenue or license shipments for some products. As of March 31, 2000, required minimum payments under such royalty agreements are $110.

    Royalty expense totaled $144 for the year ended March 31, 1999 and $328 for the year ended March 31, 2000. Royalty expense for the year ended March 31, 1998 was insignificant. These amounts have been included in cost of revenues.

7.  DEBT

    Pharsight has entered into various noncancelable capital lease agreements for equipment and software through a series of sale-leaseback transactions. Capital lease obligations represent the present

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  DEBT (CONTINUED)
value of future rental payments under these leases. Future minimum lease payments under the capital leases at March 31, 2000 are as follows:

2001........................................................   $  482
2002........................................................      418
2003........................................................      334
2004........................................................       57
                                                               ------
Total minimum payments......................................    1,291
Less amounts representing interest..........................      211
                                                               ------
Present value of minimum lease payments.....................    1,080
Less current portion........................................      372
                                                               ------
                                                               $  708
                                                               ======

    In December 1997, in conjunction with the acquisition of SCI, Pharsight issued a note payable to a stockholder and subsequently an officer of Pharsight for $456. The payments were due in annual increments of $228, plus accrued interest at 8% per year. The initial amount due was paid in 1998 and the remaining payment was made in December 1999. There were no restrictive covenants or collateral associated with this note.

    In March 1998, Pharsight issued a note payable to a financier for $1,000. Principal and interest, at 7.68% per year, are due in monthly payments of $31 from April 1, 1998 through March 1, 2001. All assets of Pharsight have been pledged as collateral for this outstanding debt. Pharsight is required to maintain compliance with certain financial and non-financial covenants associated with the $1,000 note payable. The note limits the payment of dividends without the noteholder's consent.

    In May, 1998, in conjunction with the acquisition of certain MGA assets, Pharsight issued a note payable to a stockholder for $1,750 and two notes payable in the amount of $250 each relating to non-compete agreements. All of the aforementioned notes bear interest at a rate of 8% per year. Principal and accrued interest are due in two annual payments, with the remaining payment due in May 2000.

    Long-term debt obligations as of March 31, 2000, of $2,293, mature in fiscal year 2001.

LINE OF CREDIT

    In January 2000, Pharsight obtained a $1,500 accounts receivable line of credit. Under the facility Pharsight may borrow up to 80% of its eligible accounts receivable. Interest at the bank's prime rate plus 1% at March 31, 2000 is payable monthly with principal due January 2001 upon the line's expiration, if not extended. No amounts were outstanding as of March 31, 2000.

8.  REDEEMABLE CONVERTIBLE PREFERRED STOCK

    Each share of Series C and Series D redeemable convertible preferred stock (Series C stock and Series D stock, respectively) is convertible, at the holder's option, into one share of common stock subject to certain antidilution adjustments. At conversion, the holders are entitled to any and all

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED) declared and unpaid dividends. Each share of preferred stock automatically converts to common stock upon the closing of an underwritten public offering of Pharsight's common stock with aggregate proceeds to Pharsight of at least $20,000 and a per share offering price of at least $10.88. In addition, each share of Series C preferred stock shall be entitled to receive the original issue price of $2.37 upon conversion. The $644 included in the statement of operations for the year ended March 31, 1998 represents the fair market value of the common shares, relating to the conversion of the outstanding Series C preferred shares, on the date of issuance of the Series C preferred shares. The Series C stock and Series D stock are also convertible at the election of at least 51% of the outstanding shares of Series C stock and at least 66 2/3% of the outstanding shares of Series D stock, respectively.

    Each share of Series C stock and Series D stock may be voted as if converted to common stock. Each share of Series C stock and Series D stock entitles the holder to receive, in preference to holders of common shares, cash dividends at an annual rate of $0.213 per share and $0.327 per share, respectively. Such dividends shall be payable when and if declared by the Board of Directors and shall be noncumulative. As of March 31, 2000, no dividends have been declared.

    The Series C stock can be redeemed at any time after May 2002 (five years from issuance) upon the affirmative vote of at least 51% of the Series C stockholders. The Series D stock can be redeemed at any time after October 2003 (five years from issuance) upon the affirmative vote of at least 66 2/3% of the Series D stockholders. The Series C stock can be redeemed at a price of $2.37 per share plus any and all dividends accrued, declared, and unpaid and a payment amount equal to 8% of the original issue price of the Series C stock multiplied by the number of full years elapsed between the original issue date and the redemption date. The Series D stock can be redeemed at a price of $3.27 per share, plus any and all dividends accrued and unpaid and a payment amount equal to 8% of the original issue price of the Series D stock multiplied by the number of full years elapsed between the original issue date and the redemption date.

    For the Series C stock and the Series D stock, Pharsight is recording accretion of the excess redemption value ratably against earnings over the term of the redemption feature. The accretion resulted in a $448, $489, and $489 increase to the carrying value of the Series C stock for the years ended
March 31, 1998, 1999 and 2000, respectively. The accretion resulted in a $314 and $752 increase in the carrying value of the Series D stock for the years ended March 31, 1999 and 2000.

    See Note 9 for the rights and preferences of the Series C and Series D stockholders in the event of liquidation.

9.  CONVERTIBLE PREFERRED STOCK

    Each share of Series A, B and E convertible preferred stock (Series A stock, B stock and E stock, respectively) is convertible, at the stockholder's option, into one share of common stock, subject to certain adjustments. Each series of preferred stock automatically converts to common stock upon either the closing of an underwritten public offering of Pharsight's common stock with aggregate proceeds to Pharsight of at least $20,000 and a per share price of at least $10.88 or the election of the holders of at least 51% of the respective series of the outstanding preferred stock.

    Each share of Series A stock, B stock and E stock may be voted as if converted to common stock. Each share of Series A stock, B stock and E stock entitles the holder to receive, in preference to

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9.  CONVERTIBLE PREFERRED STOCK (CONTINUED)
holders of common shares, cash dividends at an annual rate of $0.098, $0.15 and $0.72 per share, respectively. Such dividends shall be payable when and if declared by the Board of Directors and shall be noncumulative. As of March 31, 2000, no dividends have been declared.

    Upon any liquidation event, including a liquidation, dissolution, or winding up of Pharsight, as well as certain mergers and acquisitions, the holders of the Series A, B, C, D and E stock shall be paid, in preference to the holders of common stock, an amount equal to $0.98, $1.50, $2.37, $3.27 and $7.20 per share, respectively, plus any and all accrued and unpaid dividends. In addition, the holders of the Series C stock shall be paid, in preference to the holders of common stock, a payment amount equal to 8% of the original issue price of the Series C stock multiplied by the number of full years elapsed between the original issue date and the liquidation date.

10.  COMMON STOCK

    Pharsight is authorized to issue up to 19,235 shares of common stock. At March 31, 2000, a total of 4,055 shares of common stock were issued and outstanding. At March 31, 2000, common stock was reserved for future issuance as follows:

Conversion of Series A preferred stock......................    1,935
Conversion of Series B preferred stock......................      540
Conversion of Series C preferred stock......................    2,582
Conversion of Series D preferred stock......................    2,930
Conversion of Series E preferred stock......................    2,778
Warrants outstanding........................................      297
Stock option plans..........................................    2,135
                                                               ------
                                                               13,197
                                                               ======

    Pharsight common stock sales have been made pursuant to restricted stock purchase agreements containing provisions established by the Board of Directors. Pharsight has a right to repurchase the shares at the original sale price, which generally expires at the rate of 25% after one year and 2.0833% per month thereafter.

    For the year ended March 31, 1999, Pharsight has sold 2,169 shares. For the year ended March 31, 2000, Pharsight has sold 2,981 restricted stock shares. At March 31, 2000, 366 shares were subject to repurchase.

    Pharsight loaned an officer $12 in July 1996 and $10 in June 1998 in connection with the purchase of common stock. Interest on each of these loans is 6.74% and 5.77% per year, respectively, and compounds annually. The principal and accrued interest on each loan is due in July 2001 and may be prepaid without penalty. The promissory notes will accelerate and become due and payable
30 days after the officer's employment is terminated for any reason. In addition, Pharsight loaned the officer $23 in July 1999 to purchase additional shares of common stock. The interest on this loan is 6% per year, with the principal and accrued interest due in May 2003. This promissory note may be prepaid without penalty and will accelerate and become immediately due and payable should the officer's

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10.  COMMON STOCK (CONTINUED)
employment with us be terminated for any reason. All notes are full recourse and the shares of common stock purchased have been pledged as repayment of the loans.

    In January 1998 Pharsight loaned an officer $75 in connection with the purchase of common stock. The interest on this loan is 5.93% per year and compounds annually. The principal and accrued interest is due in December 2002 and may be prepaid without penalty. This promissory note will accelerate and become due and payable 90 days after the officer's employment is terminated. The note is full recourse and the shares of common stock purchased have been pledged as repayment of the loans.

11.  WARRANTS

    In connection with equipment leases entered into in April, 1996, Pharsight issued warrants to purchase 21 shares of Series A convertible preferred stock at an exercise price of $0.98 per share. The warrants expire April 30, 2006. The fair value assigned to these warrants was immaterial.

    In connection with equipment leases entered into in November, 1998, Pharsight issued a warrant that entitles the holder to purchase 4 shares of Series C convertible redeemable preferred stock at an exercise price of $2.37 per share. The warrants expire November 7, 2004 or, if earlier, 3 years after an IPO of Pharsight's stock. The fair value assigned to these warrants was immaterial.

    In connection with various convertible promissory notes and loan agreements entered into throughout fiscal 1999, Pharsight issued warrants to purchase
272 shares of common stock at an exercise price ranging from $0.25 - $3.27 per share. The warrants expire on dates ranging from March 31, 2008 to February 26, 2009 or, if earlier, 5 years after an IPO of Pharsight's stock. The fair value assigned to these warrants was immaterial.

12.  STOCK-BASED BENEFIT PLANS

    In May 1995, Pharsight adopted the 1995 Stock Option Plan (the "1995 Plan"), which provides for the granting of incentive stock options and nonqualified stock options to employees, directors, and consultants. Under the 1995 Plan, the Board of Directors determines the term of each award and the award price. In the case of incentive stock options, the exercise price may be established at an amount not less than the fair market value at the date of grant, while nonstatutory options may have exercise prices not less than 85% of the market value as of the date of grant. Options generally vest ratably over a four-year period commencing with the grant date and expire no later than ten years from the date of grant.

    In February 1997, Pharsight adopted the 1997 Stock Option Plan (the "1997 Plan"), which provides for the granting of incentive stock options and nonqualified stock options to employees, directors, and consultants. When the 1997 Plan was adopted, the 1995 Plan was terminated. All shares that had been authorized but which had not been granted were returned to the pool of unreserved shares of common stock. Rights and obligations of options granted under the 1995 plan were not impaired by the termination of the plan. Under the 1997 Plan, the Board of Directors determines the term of each award and the award price. In the case of incentive stock options, the exercise price may be established at an amount not less than the fair market value at the date of grant, while nonstatutory

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12.  STOCK-BASED BENEFIT PLANS (CONTINUED)
options may have exercise prices not less than 85% of the market value as of the date of grant. Options generally vest ratably over a four-year period commencing with the grant date and expire no later than ten years from the date of grant.

    Pharsight applies APB Opinion No. 25 and related interpretations in accounting for its employee stock options. Under APB Opinion No. 25, because the exercise price of Pharsight's employee stock options is not less than the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

    A summary of Pharsight's stock option activity and related information for the years ended March 31, 1998, 1999 and 2000 is as follows:

                                                                       WEIGHTED
                                                       NUMBER OF       AVERAGE
                                                        OPTIONS     EXERCISE PRICE
                                                      OUTSTANDING     PER SHARE
                                                      -----------   --------------
Balance at March 31, 1997...........................        349          $0.14
Options granted.....................................        519           0.25
Options exercised...................................        (29)          0.12
Options canceled....................................        (24)          0.11
                                                        -------
Balance at March 31, 1998...........................        815           0.21
Options granted.....................................        575           0.27
Options exercised...................................       (183)          0.20
Options canceled....................................        (82)          0.22
                                                        -------
Balance at March 31, 1999...........................      1,125           0.24
Options granted.....................................      1,315           1.44
Options exercised...................................       (437)          0.34
Options canceled....................................       (168)          0.44
                                                        -------
Balance at March 31, 2000...........................      1,835          $1.06
                                                        =======

    At March 31, 1999 and March 31, 2000, 1,237 and 2,510 shares were authorized under the plans, respectively, and 113 and 299 options to purchase common stock were available for future option grants.

    In May 1999, an additional 855 shares were authorized under the 1997 plan. In September 1999, an additional 500 shares were authorized under the 1997 plan.

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12.  STOCK-BASED BENEFIT PLANS (CONTINUED)
    The following table summarizes information about stock options outstanding and exercisable at March 31, 2000:

                                                  OPTIONS OUTSTANDING
                                      -------------------------------------------       OPTIONS EXERCISABLE
                                                      WEIGHTED                      ----------------------------
                                                      AVERAGE         WEIGHTED                       WEIGHTED
                                                     REMAINING        AVERAGE                        AVERAGE
                                        NUMBER      CONTRACTUAL    EXERCISE PRICE     NUMBER      EXERCISE PRICE
RANGE OF EXERCISE PRICES PER SHARE    OUTSTANDING   LIFE (YEARS)     PER SHARE      EXERCISABLE     PER SHARE
-----------------------------------   -----------   ------------   --------------   -----------   --------------
$0.10 - $0.15......................        102         6.51             $0.13             73           $0.12
$0.25 - $0.35......................      1,071         7.97             $0.29          1,071           $0.29
$0.70 - $1.40......................        297         8.69             $1.39            297           $1.39
$2.15 - $2.90......................        202         9.18             $2.44            202           $2.44
$4.35 - $4.35......................        163         9.67             $4.35            163           $4.35
                                         -----                                         -----
$0.10 - $4.35......................      1,835         8.29             $1.06          1,806           $1.07
                                         =====                                         =====

    Pro forma information regarding net loss is required by SFAS 123, which also requires that the information be determined as if Pharsight had accounted for its employee stock options under the fair value method of SFAS 123. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period using an accelerated straight-line method. The weighted average grant date fair value of options and restricted stock granted was $.08 per share and $.05 per share during both 1998 and 1999, respectively. The weighted average grant date fair value of options and restricted stock granted was $.74 per share and $.19 per share during fiscal 2000. The fair value of these options was estimated at the date of grant using the Black-Scholes method and the following assumptions.

                                                                                           RESTRICTED STOCK GRANTS
                                        OPTIONS YEARS ENDED MARCH 31,                       YEARS ENDED MARCH 31,
                                   ----------------------------------------        ----------------------------------------
                                     1998            1999            2000            1998            1999            2000
                                   --------        --------        --------        --------        --------        --------
Expected life (years)......          6.00            6.00            4.00            4.00            4.00            4.00
Expected stock price
  volatility...............          0.00%           0.00%           0.50%           0.00%           0.00%           0.50%
Risk-free interest rate....          6.11%           5.00%           6.25%           5.25%           5.00%           6.25%
Dividend yield.............          0.00%           0.00%           0.00%           0.00%           0.00%           0.00%

                                                                  YEARS ENDED MARCH 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Net loss applicable to common stockholders:
  As reported...............................................  $(5,517)   $(10,850)  $(11,228)
  Pro forma.................................................   (5,531)    (10,888)   (11,402)

Basic and diluted net loss per share:
  As reported...............................................  $ (4.19)   $  (4.48)  $  (3.48)
  Pro forma.................................................    (4.20)      (4.49)     (3.54)

    The option valuation models were developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12.  STOCK-BASED BENEFIT PLANS (CONTINUED)
require the input of highly subjective assumptions, including the expected stock price volatility. Because Pharsight's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

DEFERRED COMPENSATION

    During the years ended March 31, 1999 and 2000, the Company recorded aggregate deferred compensation of $296 and $5,400, respectively, representing the difference between the exercise price of stock options granted and the then deemed fair value of the Company's common stock. The amortization of deferred compensation is charged to operations over the vesting period of the options using the graded method for employee options, and the straight line method for non-employee options. For the year ended March 31, 2000, Pharsight amortized $2,180 of deferred compensation of which $2,166 related to stock options issued to employees and $14 related to stock options issued to consultants. For fiscal 1999 Pharsight amortized $57 of deferred compensation related to stock options issued to employees. The amount of deferred compensation relating to stock options issued to employees and consultants to be amortized in future periods, ending March 31, is as follows:

2001........................................................  $2,049
2002........................................................     909
2003........................................................     393
2004........................................................      76
Thereafter..................................................      32

OPTIONS ISSUED TO CONSULTANTS AND SCIENTIFIC ADVISORY BOARD MEMBER

    As of March 31, 2000, the Company had granted options to purchase 32 shares of common stock to consultants and members of the Scientific Advisory Board at exercise prices ranging from $0.35 to $4.35 per share. The options were granted in exchange for consulting and advisory services to be rendered and vest over four to five years. The Company valued these options at $275, being their fair value estimated using a Black-Scholes valuation model assuming fair values of common stock ranging from $2.94 to $10.40 per share, risk-free interest rates of 6.25%, volatility factor of 50% and a life of 10 years. The value of these options will be amortized over the vesting period. The Company recorded a charge to operations of $14 for the year ended March 31, 2000 related to these options.

    The options issued have been and will be marked-to-market using the estimate of fair value at the end of each accounting period pursuant to the FASB's Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services."

13.  INCOME TAXES

    There was no provision for income taxes in any year presented due to the fact that Pharsight incurred net losses.

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13.  INCOME TAXES (CONTINUED)
    As of March 31, 2000, Pharsight has federal and state net operating loss carryforwards of approximately $19,000 and $9,000, respectively. The Company also has federal and California research and development tax credit carryforwards of approximately $500 and $200, respectively. The net operating losses will expire at various dates beginning in 2002 through 2020, if not utilized.

    Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

    Significant components of deferred income taxes are as follows:

                                                                 MARCH 31,
                                                            -------------------
                                                              1999       2000
                                                            --------   --------
Deferred tax assets:
  Net operating loss carryforwards........................  $ 4,600    $ 7,000
  Research and development tax credits....................      300        600
  Amortization of intangible assets.......................      200        300
  Other...................................................      100        600
                                                            -------    -------
  Total deferred tax assets...............................    5,200      8,500
  Valuation allowance.....................................   (5,200)    (8,500)
                                                            -------    -------
    Net deferred tax assets...............................  $    --    $    --
                                                            =======    =======

    The valuation allowance for deferred tax assets increased by approximately $2,700 and $3,300 in the years ended March 31, 1999 and 2000, respectively. There were no offsets or other deductions to the valuation allowances in any year.

14.  SEGMENT INFORMATION

    Effective April 1, 1998, Pharsight adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." Pharsight's revenue base is derived from the sale of licenses and services to pharmaceutical companies on a world wide basis. Pharsight operates solely in one operating segment, the sale of licenses and consulting services to pharmaceutical companies. Additionally, the chief operating decision maker evaluates resource allocation not on a product or geographic basis, but rather on an enterprise wide basis. Therefore, the Company has concluded that it contains only one reportable segment which is the design of clinical trials.

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14.  SEGMENT INFORMATION (CONTINUED)
    Revenues from sales to customers by major geographic area for the years ended March 31 were:

                                                           YEARS ENDED MARCH 31,
                                                       ------------------------------
                                                         1998       1999       2000
                                                       --------   --------   --------
United States........................................    $545      $2,918     $5,581
United Kingdom.......................................     112         194        423
Europe (other than the United Kingdom)...............      65         584      2,412
Other................................................      14         195        443
                                                         ----      ------     ------
                                                         $736      $3,891     $8,859
                                                         ====      ======     ======

    Other than the United Kingdom in the year ended March 31, 1998, no foreign country accounted for 10% or more of the Company's total revenues in the years ended March 31, 1998, 1999 and 2000. All of the Company's significant assets are located within the United States.

15.  401(K) PLAN

    Pharsight has a 401(k) plan which covers all employees. Pharsight's contributions to the plan are discretionary. Through March 31, 2000, Pharsight has made no contributions to the plan.

16.  RESTATEMENT

    The Company restated its financial statements for each of the three years in the period ended March 31, 2000 in order to comply with Generally Accepted Accounting Principles. The Company originally recognized revenue on the initial license fees on delivery after deferring PCS. The PCS was generally recognized over the one year PCS term. The Company did not have vendor specific objective evidence to allocate the fee to the separate elements as the Company does not sell PCS separately. The initial license fees were restated to recognize the initial fee ratably over the one year period during which PCS is expected to be provided as required by paragraph 12 of SOP 97-2. The effect of these adjustments on the year ended March 31, 1998 was to decrease revenue by $370, decrease cost of sales by $69, and increase net loss by $301 or $0.23 per share. The effect of these adjustments on the year ended March 31, 1999 was to decrease revenue by $194, decrease cost of sales by $40, and increase net loss by $154 or $0.06 per share. The effect of these adjustments on the year ended March 31, 2000 was to decrease revenue by $439, decrease cost of sales by $108, and increase net loss by $331 or $0.10 per share.

17.  SUBSEQUENT EVENTS

DEBT

    In March 2000, Pharsight committed to a $1,000 equipment lease line which expires on February 28, 2001. Principal and interest is due in 42 monthly installments with a final balloon payment equal to 10% of the original amount borrowed. A warrant for 4 shares of common stock with an exercise price per share of $7.20 has yet to be issued to the lender in connection with this financing. The warrant expires the earlier of ten years from the date of issuance or five years after an IPO. The fair value assigned to this warrant was immaterial.

                             PHARSIGHT CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17.  SUBSEQUENT EVENTS (CONTINUED)
REGISTRATION STATEMENT

    In April 2000, Pharsight's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with the proposed IPO. If the IPO is consummated under the terms presently anticipated, all of the currently outstanding shares of convertible preferred stock will be converted into shares of common stock upon the closing of the IPO. The effect of this conversion has been reflected in unaudited pro forma stockholders' equity in the accompanying balance sheet as of March 31, 2000.

OPTIONS GRANTED SUBSEQUENT TO MARCH 31, 2000.

    In April, May, and June of 2000, the Company granted 882, 657 and 6 options respectively at exercise prices ranging from $6.50 to $6.83. The Company has recorded additional deferred compensation related to these options of $9,865. The amount of additional amortization to be recorded in future periods is $5,827, $2,499, $1,205 and $364 in the years ended March 31, 2001, 2002, 2003 and 2004, respectively.

REINCORPORATION IN DELAWARE

    In April 2000, the Board of Directors approved the reincorporation of Pharsight in the State of Delaware. The reincorporation was effected on June 30, 2000. All common stock and convertible preferred stock amounts have been restated to reflect par value under the State of Delaware reincorporation.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

    Immediately upon the completion of the IPO, Pharsight will amend and restate its Certificate of Incorporation to provide for authorized capital stock of 120,000 shares of common stock, $0.001 par value per share, and 5,000 shares, $0.001 par value per share, of undesignated preferred stock. The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000 shares of preferred stock in one or more series. The Company's Board of Directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and number of shares constituting any series or the designation of any series.

STOCK-BASED BENEFIT PLANS

    In April 2000, Pharsight's Board of Directors adopted the 2000 Equity Incentive Plan ("Incentive Plan") and the 2000 Employee Stock Purchase Plan ("Stock Purchase Plan"), which was approved by the stockholders in May 2000. Pharsight has reserved 4,000 and 600 shares of common stock for issuance under the Incentive and Stock Purchase Plans, respectively.


PREFERRED STOCK



    The requisite number of holders of the preferred stock have consented to the conversion of all outstanding preferred stock into common stock upon the closing of the IPO at a minimum offering price of $10.00 per share instead of a minimum offering price of $10.88 per share.

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AUGUST 9, 2000


                                     [LOGO]


                        3,000,000 SHARES OF COMMON STOCK


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                              P R O S P E C T U S

                             ----------------------

                          DONALDSON, LUFKIN & JENRETTE

                                   CHASE H&Q

                                 WIT SOUNDVIEW

                                 DLJDIRECT INC.

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We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

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Until September 3, 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.


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